Exhibit 4.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of

April 25, 2018

among

PENTAIR plc
as Parent,
PENTAIR INVESTMENTS SWITZERLAND GMBH,
as Swiss Guarantor,
PENTAIR FINANCE S.À R.L.
as Company,
PENTAIR, INC.
as an Affiliate Borrower

The Other Affiliate Borrowers From Time to Time Party Hereto,
The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.
as Administrative Agent,
BANK OF AMERICA, N.A.
MUFG BANK, LTD.
CITIBANK, N.A. and
U.S. BANK NATIONAL ASSOCIATION
as Syndication Agents,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
HSBC BANK USA, NATIONAL ASSOCIATION
BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH
BANK OF MONTREAL, LONDON BRANCH and INTESA SANPAOLO S.P.A.
as Documentation Agents

JPMORGAN CHASE BANK, N.A.
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
MUFG BANK, LTD.
CITIGROUP GLOBAL MARKETS INC. and
U.S. BANK NATIONAL ASSOCIATION
as Joint Bookrunners and Joint Lead Arrangers

US-DOCS\99494741.8

SCHEDULES:

Schedule 2.01 -- Commitments
Schedule 2.05 -- Swingline Sublimits
Schedule 6.03 -- List of Existing Liens
Schedule 6.05 -- Existing Debt

EXHIBITS:
Exhibit A -- Form of Assignment and Assumption
Exhibit B-1 -- Form of Opinion of Foley & Lardner LLP
Exhibit B-2 -- Form of Opinion of Arthur Cox
Exhibit B-3 -- Form of Opinion of Allen & Overy
Exhibit B-4 -- Form of Opinion of Bär & Karrer Ltd.
Exhibit C-1 -- Form of Increasing Lender Supplement
Exhibit C-2 -- Form of Augmenting Lender Supplement
Exhibit D -- Form of Revolving Credit Note
Exhibit E -- List of Closing Documents
Exhibit F-1 -- Form of Affiliate Borrowing Agreement
Exhibit F-2 -- Form of Affiliate Borrowing Termination
Exhibit G-1 -- Form of Borrowing Request
Exhibit G-2 -- Form of Interest Election Request
Exhibits H-1-4 -- Form of U.S. Tax Compliance Certificates
Exhibit I -- Form of Irish Qualifying Lender Confirmation

CREDIT AGREEMENT (this “Agreement”) dated as of April 25, 2018 among PENTAIR plc, an Irish public limited company, PENTAIR FINANCE S.À R.L., a Luxembourg private limited liability company (Société à responsabilité limitée) having its registered office at 26, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 166305, PENTAIR INVESTMENTS SWITZERLAND GMBH, a Swiss limited liability company (Gesellschaft mit beschränkter Haftung), with company number CHE-188.406.956 and its registered address at Freier Platz 10, 8200 Schaffhausen, Switzerland, PENTAIR, INC., a Minnesota corporation, the other AFFILIATE BORROWERS from time to time party hereto, the LENDERS from time to time party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, BANK OF AMERICA, N.A., MUFG BANK, LTD., CITIBANK, N.A. and U.S. BANK NATIONAL ASSOCIATION, as Syndication Agents and WELLS FARGO BANK, NATIONAL ASSOCIATION, HSBC BANK USA, NATIONAL ASSOCIATION, BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, BANK OF MONTREAL, LONDON BRANCH and INTESA SANPAOLO S.P.A., as Documentation Agents.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
SECTION 1.01     Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acquisition” means any transaction or series of related transactions (excluding any transaction solely among the Parent and/or one or more persons that are already Subsidiaries) that result, directly or indirectly, in (a) the acquisition by the Parent or any Subsidiary of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person; provided that the Parent or a Subsidiary is the ultimate surviving entity.
“Additional Commitment Lender” has the meaning assigned to such term in Section 2.25(d).
“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMCB (including its branches and affiliates) in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent arising under Section 9.04.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise (but, for the avoidance of doubt, no individual shall be deemed to be an Affiliate of a Person solely because such individual is a director (or the equivalent thereof) or senior officer of such Person).

“Affiliate Borrower Sublimit” means $300,000,000.
“Affiliate Borrowers” means, collectively, the Initial Affiliate Borrower and any Eligible Subsidiary that becomes an Affiliate Borrower pursuant to Section 2.23 and, in each case, that has not ceased to be an Affiliate Borrower; and “Affiliate Borrower” means any of the Affiliate Borrowers.
“Affiliate Borrowing Agreement” means an Affiliate Borrowing Agreement substantially in the form of Exhibit F-1.
“Affiliate Borrowing Termination” means an Affiliate Borrowing Termination substantially in the form of Exhibit F-2.
“Agent Indemnitee” has the meaning assigned to it in Section 9.03(c).
“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Commitment is $800,000,000.
“Agreed Currencies” means with respect to (a) Revolving Loans, Agreed Loan Currencies and (b) Letters of Credit, Agreed LC Currencies.
“Agreed LC Currencies” means (a) the Agreed Loan Currencies and (b) any other currency that is (i) readily available and freely transferable and convertible into Dollars and (ii) agreed to by the Company, the Administrative Agent and the relevant Issuing Bank.
“Agreed Loan Currencies” means (i) Dollars, (ii) euro, (iii) Pounds Sterling and (iv) any other currency (A) that is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars, (B) for which a LIBOR Screen Rate is available in the Administrative Agent’s reasonable determination and (C) that is agreed to by the Administrative Agent and each of the Lenders.
“Agreement” means this Credit Agreement.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period in Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Rate (or if the LIBO Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Alternative Rate” has the meaning assigned to such term in Section 2.14(a).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent and its affiliated companies concerning or relating to bribery or corruption.
“Applicable LC Sublimit” means (i) with respect to JPMCB in its capacity as an Issuing Bank under this Agreement, $40,000,000, (ii) with respect to Bank of America, N.A. in its capacity as an Issuing Bank under this Agreement, $40,000,000, (iii) with respect to MUFG Bank, Ltd. in its capacity as an Issuing Bank under this Agreement, $40,000,000, (iv) with respect to Citibank, N.A. in its capacity as an Issuing Bank under this Agreement, $40,000,000, (v) with respect to U.S. Bank National Association in its capacity as an Issuing Bank under this Agreement, $40,000,000 and (vi) with respect to any other Person that becomes an Issuing Bank pursuant to the terms of this Agreement, such amount as agreed to in writing by the Company, the Administrative Agent and such Person at the time such Person becomes an Issuing Bank pursuant to the terms of the Agreement, as each of the foregoing amounts may be decreased or increased from time to time with the written consent of the Company, the Administrative Agent and the Issuing Banks (provided that any increase in the Applicable LC Sublimit with respect to any Issuing Bank shall only require the consent of the Company and such Issuing Bank).
“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment; provided that, in the case of Section 2.24 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Applicable Rate” means, for any day, with respect to any Eurocurrency Loan or any ABR Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread” or “ABR Spread” or “Facility Fee Rate”, as the case may be, based upon the Pricing Level applicable on such date.

Pricing Level	Facility Fee	Eurocurrency Spread	ABR Spread
Level I	0.10%	0.90%	0%
Level II	0.125%	1%	0%
Level III	0.15%	1.10%	0.10%
Level IV	0.175%	1.2%	0.20%
Level V	0.25%	1.50%	0.50%
For purposes hereof: (i) Pricing Level I, Leverage Level 1 and Ratings Level A are equivalent and correspond to each other, (ii) Pricing Level II, Leverage Level 2 and Ratings Level B are equivalent and correspond to each other, (iii) Pricing Level III, Leverage Level 3 and Ratings Level C are equivalent and correspond to each other, (iv) Pricing Level IV, Leverage Level 4 and Ratings Level D are equivalent and correspond to each other and (v) Pricing Level V, Leverage Level 5 and Ratings Level E are equivalent and correspond to each other.
At any time of determination, the Pricing Level shall be determined by reference to the Leverage Level or the Ratings Level, as the Company shall from time to time elect by written notice to the Administrative Agent, and any change in Pricing Level resulting from such election by the Company shall be effected as promptly as practicable by the Administrative Agent after receiving such written election from the Company. Notwithstanding anything to the contrary set forth in this definition, it is understood and agreed that Pricing Level IV shall be deemed to be applicable from the Effective Date until the Administrative Agent’s receipt of the financial statements and related compliance certificate for the Parent’s first full fiscal quarter ending after the Effective Date (it being understood and agreed that the Company shall not be permitted to elect pricing by reference to the Ratings Level until such receipt by the Administrative Agent of such financial statements and compliance certificate), and adjustments to the Pricing Level then in effect shall thereafter be effected in accordance with the terms of this definition.
Leverage Level Determination

Leverage Level	Net Leverage Ratio
Level 1	≤ 0.50 to 1.00
Level 2	> 0.50 to 1.00 but ≤ 1.00 to 1.00
Level 3	> 1.00 to 1.00 but ≤ 1.75 to 1.00
Level 4	>1.75 to 1.00 but ≤ 2.50 to 1.00
Level 5	> 2.50 to 1.00

If at any time the Parent fails to deliver the quarterly or annual financial statements or related compliance certificates required under Section 5.01 on or before the date such statements or certificates are due, Leverage Level 5 shall be deemed applicable for the period commencing three (3) Business Days after such required date of delivery and ending on the date which is three (3) Business Days after such statements or certificates are actually delivered, after which the Leverage Level shall be determined in accordance with this definition.
Except as otherwise provided in the paragraph below or in the immediately preceding paragraph, adjustments, if any, to the Leverage Level then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable financial statements and certificates (it being understood and agreed that each change in Leverage Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change).
Ratings Level Determination

Ratings Level	Public Debt Ratings (S&P / Moody’s / Fitch)
Level A	A- / A3 / A- or higher
Level B	BBB+ / Baa1 / BBB+
Level C	BBB / Baa2 / BBB
Level D	BBB- / Baa3 / BBB-
Level E	BB+ / Ba1 / BB+ or lower

For purposes of the foregoing, (a) if only one of S&P, Moody’s or Fitch shall have in effect a Public Debt Rating, the Ratings Level shall be determined by reference to the available rating; (b) if none of S&P, Moody’s or Fitch shall have in effect a Public Debt Rating, the Ratings Level will be set in accordance with Level E; (c) if all three of the rating agencies shall have a Public Debt Rating in effect and the ratings established by each of S&P, Moody’s and Fitch shall fall within three different Levels in the immediately foregoing table (such Level A, Level B, Level C, Level D and Level E, collectively, the “Levels” and each a “Level”), the Ratings Level shall be based upon the intermediate Level; (d) if all three of the rating agencies shall have a Public Debt Rating in effect and two out of the three ratings of S&P, Moody’s and Fitch are at the same Level, then the Ratings Level shall be based on such Level, (e) if only two Public Debt Ratings from S&P, Moody’s and Fitch are available and such ratings fall within different Levels, then the Ratings Level shall be based on the higher rating unless such ratings differ by two or more Levels, in which case the applicable Ratings Level will be deemed to be one Level above the lower of such Levels, (f) if any rating established by S&P, Moody’s or Fitch shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; (g) if S&P, Moody’s or Fitch shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be (and if there is no such equivalent rating, to the rating most recently in effect prior to such change); and (h) if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect the unavailability of ratings from such rating agency and, pending the effectiveness of such amendment, the Ratings Level shall be determined by reference to the rating (and the Level applicable thereto) most recently in effect prior to such cessation.
“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).
“Approved Fund” has the meaning assigned to such term in Section 9.04.
“Approved Jurisdictions” means Ireland, Switzerland, Luxembourg, the United States and England and Wales.
“Arrangers” means each of JPMCB, Merrill Lynch, Pierce, Fenner & Smith Incorporated, MUFG Bank, Ltd., Citigroup Global Markets Inc. and U.S. Bank National Association in its capacity as a joint bookrunner and joint lead arranger hereunder.
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Augmenting Lender” is defined in Section 2.20.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to the Parent or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards, (c) merchant processing services and (d) treasury management services (including, without limitation, controlled disbursement services, automated clearinghouse transactions, return items services, any direct debit scheme or arrangement, overdraft services and interstate depository network services).
“Banking Services Agreement” means any agreement entered into by the Parent or any Subsidiary in connection with Banking Services.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board” means the Board of Governors of the Federal Reserve System of the United States.
“Borrower” means the Company or any Affiliate Borrower.
“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
“Borrowing Request” means a request by any Borrower for a Revolving Borrowing in accordance with Section 2.03 in substantially the form attached hereto as Exhibit G-1 or such other form as the Administrative Agent may approve from time to time.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in euro).
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the applicable Issuing Bank and the Lenders, as collateral or support for the LC Exposure, cash or deposit account balances, or a standby letter of credit from a financial institution satisfactory to the Administrative Agent, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank (which documents are hereby consented to by the Lenders). Derivatives of such term shall have corresponding meanings.
“Change in Law” means the occurrence, after the Effective Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, except to the extent they are merely proposed and not in effect, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“Charges” has the meaning assigned to such term in Section 9.14.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.
“Code” means the Internal Revenue Code of 1986.
“Combination” has the meaning assigned to such term in Section 2.09(b).
“Combined Lender” has the meaning assigned to such term in Section 2.09(b).
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C) or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 8.03(c), including through an Approved Electronic Platform.
“Company” means Pentair Finance S.à r.l., a Luxembourg private limited liability company (Société à responsabilité limitée), having its registered office at 26, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B 166305.

“Computation Date” is defined in Section 2.04.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Subsidiary” means, as of any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the Parent in its consolidated financial statements as of such date prepared in accordance with GAAP.
“Consolidated Total Assets” means the total consolidated assets of the Parent and its Subsidiaries, in each case determined in accordance with GAAP.
“Country Risk Event” means:
(a)    any law, action or failure to act by any Governmental Authority in any Borrower’s or Letter of Credit beneficiary’s country which has the effect of:
(i)    changing the obligations of any Issuing Bank or the Lenders under the relevant Letter of Credit, the Agreement or any of the other Loan Documents as originally agreed or otherwise creating any additional liability, cost or expense to any Issuing Bank, the Lenders or the Administrative Agent from that which exists on the Effective Date,
(ii)    changing the ownership or control by such Borrower or Letter of Credit beneficiary of its business, or
(iii)    preventing or restricting the conversion into or transfer of the applicable Agreed Currency;
(b)    force majeure; or
(c)    any similar event,
which, in relation to (a), (b) and (c), directly or indirectly, prevents or restricts the payment or transfer of any amounts owing under the relevant Letter of Credit in the applicable Agreed Currency into an account designated by the Administrative Agent or such Issuing Bank and freely available to the Administrative Agent or such Issuing Bank.
“Credit Event” means a Borrowing, the issuance, renewal or extension of a Letter of Credit, the amendment of a Letter of Credit that increases the face amount thereof, an LC Disbursement or any of the foregoing.
“Credit Party” means the Administrative Agent, the Issuing Banks, the Swingline Lenders or any other Lender.
“Debt” means, with respect to any Person at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued liabilities (including employee compensation and benefit obligations) arising in the ordinary course of business, (iv) the outstanding principal obligations of such Person as lessee under capital leases, (v) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person (it being understood that if such Debt has not been assumed by such Person, the amount of such Debt shall be deemed to be the lesser of the fair market value at such date of such asset and the amount of such Debt), (vi) the aggregate outstanding investment or claim held by purchasers, assignees or transferees of (or of interests in) receivables of such Person in connection with any Securitization Transaction, (vii)

all non-contingent reimbursement obligations of such Person under letters of credit and bank guarantees, and (viii) all Debt (as defined above) of others Guaranteed by such Person. Notwithstanding the foregoing, Debt shall exclude (a) any “earnouts” or similar obligations accrued in respect of any Permitted Acquisition, (b) any obligations in respect of customer advances in the ordinary course of business consistent with past practices and (c) defeased and/or discharged indebtedness so long as (i) neither the Parent nor any Subsidiary has any liability (contingent or otherwise) with respect to such indebtedness and (ii) the cash, securities and/or other assets used to defease and/or discharge such indebtedness are not, directly or indirectly, an asset of the Parent or any Subsidiary. In the event any of the foregoing Debt is limited to recourse against a particular asset or assets of such Person, the amount of the corresponding Debt shall be equal to the lesser of the amount of such Debt and the fair market value of such asset or assets at the date for determination of the amount of such Debt. For the avoidance of doubt, the amount of Debt of any Person at any date will be calculated without duplication of any Guarantee in respect thereof.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within three (3) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Company or the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event and/or (B) a Bail-In Action.
“Designated Borrower” means, unless otherwise specified by the Administrative Agent to the Company and the Lenders, any Affiliate Borrower that is organized under the laws of Luxembourg or any other jurisdiction designated from time to time by the Administrative Agent due to operational limitations relating to the ability to fund ABR Loans to such Affiliate Borrower.
“Designated Loan” means a Designated Revolving Loan or a Designated Swingline Loan, as applicable.
“Designated Revolving Loan” means a Revolving Loan denominated in Dollars to a Designated Borrower.
“Designated Swingline Loan” means a Swingline Loan denominated in Dollars to a Designated Borrower.
“Designated Persons” means any Person listed on a Sanctions List.

“Disqualified Institutions” means Persons that are reasonably determined by the Company to be competitors of the Company or its Subsidiaries and which have been specifically identified by the Company to the Administrative Agent and the Lenders in writing prior to the Effective Date; provided that, the Company, by notice to the Administrative Agent and the Lenders after the Effective Date, shall be permitted to supplement from time to time in writing by name the list of Persons that are Disqualified Institutions to the extent that the Persons added by such supplements are competitors (or Affiliate thereof, to the extent such Affiliate (x) is clearly identifiable as an affiliate of such competitor solely by similarity of such Affiliate’s name and (y) is not a bona fide debt investment fund that is an Affiliate of such competitor) of the Company or its Subsidiaries, and each such supplement shall become effective three (3) Business Days after delivery thereof to the Administrative Agent and the Lenders (including through an Approved Electronic Platform) in accordance with Section 9.01, but which shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans (but solely with respect to such Loans). It is understood and agreed that (i) the Administrative Agent shall have no responsibility or liability to determine or monitor whether any Lender or potential Lender is a Disqualified Institution, (ii) the Company’s failure to deliver such list (or supplement thereto) in accordance with Section 9.01 shall render such list (or supplement) not received and not effective and (iii) “Disqualified Institution” shall exclude any Person that the Company has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time in accordance with Section 9.01.
“Disregarded Entity” means an entity that, pursuant to Treas. Reg. § 301.7701-2(c)(2), is disregarded for U.S. federal income Tax purposes as an entity separate from its owner.
“Documentation Agent” means each of Wells Fargo Bank, National Association, HSBC Bank USA, National Association, Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, Bank of Montreal, London Branch and Intesa Sanpaolo S.p.A. in its capacity as documentation agent for the credit facility evidenced by this Agreement.
“Dollar Amount” of any currency means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of the Dollars with such Foreign Currency in the London foreign exchange market at or about 11:00 a.m. London time (or New York time, as applicable) on a particular day as displayed by ICE Data Services  as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in Dollars as determined by the Administrative Agent, in consultation with the Company, using any reasonable method of determination it deems reasonably appropriate) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent, in consultation with the Company, using any reasonable method of determination it deems reasonably appropriate.
“Dollars” or “$” refers to lawful money of the United States.
“Domestic Subsidiary” means each Subsidiary of the Parent other than a Foreign Subsidiary.
“DQ List” has the meaning specified in Section 9.04(e)(iv) hereof.
“EBITDA” means, for any period, the sum of the consolidated net income of the Parent for such period excluding the effect of (a) any non-cash gains (including any non-cash gains arising from the adoption of mark-to-market accounting with respect to pension or other retirement benefit plans); (b) any non-cash losses, charges and expenses (including any non-cash loss, charge or expense arising from the adoption of mark-to-market accounting with respect to pension or other retirement benefit plans); (c) any earnings from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, such earnings shall be excluded in the calculation of EBITDA (i) only when and to the extent such operations are actually disposed of and (ii) if the sales revenue generated by the applicable entity or business unit in the twelve (12) months prior to such disposition was $25,000,000 or more); (d) fees, costs, expenses, premiums, make-whole or penalty payments and other similar items incurred after the Effective Date arising out of (i) Permitted Acquisitions, (ii) investments and dispositions not prohibited by this Agreement and (iii) any incurrence, issuance, repayment or refinancing of Debt permitted by this Agreement; (e) any losses, charges, costs and expenses from discontinued operations plus, to the extent deducted in determining such consolidated net income, but without duplication, Interest Expense, taxes on or measured by income, depreciation, amortization, non-cash stock-based compensation expenses; (f) any losses, charges, costs and expenses from restructurings and casualty events (not to exceed 10% of EBITDA for such period); (g) any unusual or non-recurring losses, charges, costs and expenses to the extent deducted in the calculation of consolidated net income (together with the amount added back pursuant to clause (h) below, not to exceed 10% of EBITDA); and (h) any cost-savings and cost synergies resulting from a Permitted Acquisition projected in good faith by the Parent to be realized within 18 months of such acquisition (together with the amounts in clause (g) above, not to exceed 10% of EBITDA).
“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Subsidiary” means any (i) Subsidiary incorporated or organized under the laws of an Approved Jurisdiction and (ii) Subsidiary that is approved from time to time by the Administrative Agent and each of the Lenders.
“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.
“Environmental Laws” means all federal, state and local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any judicial, regulating or other governmental authority, in each case relating to environmental and land use matters or health or safety matters affecting the environment or land use.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“EU” means the European Union.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“euro” and/or “EUR” means the single currency of the Participating Member States.
“Eurocurrency”, when used in reference to a currency means an Agreed Currency and when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate (other than when used with reference to any Eurocurrency Swingline Loan, in which case “Eurocurrency” means that such Loan bears interest at a rate determined by reference to the Eurocurrency Swingline Rate) except pursuant to clause (c) of the definition of “Alternate Base Rate”.
“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each of the Agreed Currencies which is a Foreign Currency and each Designated Loan, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency or Designated Loan, as applicable, as specified from time to time by the Administrative Agent to the Company and each Lender.
“Eurocurrency Swingline Loan” means a Swingline Loan bearing interest at the Eurocurrency Swingline Rate (including, for the avoidance of doubt, a Designated Swingline Loan).
“Eurocurrency Swingline Rate” means the sum of (i) the percentage rate per annum which is equal to the rate (rounded upwards to six decimal places) at which overnight deposits in the relevant currency in an amount approximately equal to the amount with respect to which such rate is being determined would be offered by the Swingline Lender as of 11:00 a.m. Local Time on the day of the proposed Eurocurrency Swingline Loan in the London interbank market for such currency to major banks in such market (provided that, if such rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement) plus (ii) the Applicable Rate for Eurocurrency Borrowings.
“Event of Default” has the meaning assigned to such term in Article VII; provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition has been satisfied.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the

Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Specified Swap Obligation or (b) in the case of a Specified Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Loan Party is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such related Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower or any guarantor under any Loan Document, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed by the jurisdiction under the laws of which such recipient is organized or in which it has a principal office or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Company or any other Borrower under Section 2.19(b)) or (ii) designates a new lending office, except in each case to the extent that such Lender (or its assignor, if any) was entitled, immediately before the designation of a new lending office (or an assignment), to receive additional amounts pursuant to Section 2.17(a), (c) Taxes attributable to such recipient’s failure to comply with Section 2.17(e), (d) any withholding tax that is imposed under FATCA and (e) any Luxembourg registration duties (droits d'enregistrement) payable in the case of a voluntary registration of any Loan Documents by the Lenders with the Administration de l'Enregistrement et des Domaines in Luxembourg, when such registration is not required to enforce their rights under the Loan Documents.
“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of October 3, 2014, by and among the Company, the Parent, the other subsidiaries of the Parent party thereto, the financial institutions party thereto as lenders and Bank of America, N.A. as administrative agent (including any amendment, restatement or replacement thereof prior to the Effective Date).
“Extended Maturity Date” has the meaning assigned to such term in Section 2.25(a).
“Extending Lender” has the meaning assigned to such term in Section 2.25(b).
“Extension Availability Period” means the period beginning on the Effective Date and ending on the five year anniversary thereof.
“Extension Date” has the meaning assigned to such term in Section 2.25(a).
“Facility Office” means the office or offices through which a Lender will perform its obligations under this Agreement.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FATCA Deduction” means a deduction or withholding from a payment under a Loan Document required by FATCA.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Financial Officer” means (i) with respect to the Company, a Manager of the Company; and (ii) with respect to the Parent, the Chief Financial Officer, the Chief Accounting Officer or the Treasurer of the Parent.
“Fitch” means Fitch Ratings, Inc.
“Foreign Currencies” means each Agreed Currency other than Dollars.
“Foreign Currency LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn, available and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.
“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.
“Foreign Currency Sublimit” means $300,000,000.
“Foreign Lender” means a Lender that is neither a U.S. Person nor a Disregarded Entity that is treated for U.S. federal income Tax purposes as having as its sole owner a Person that is a U.S. Person.
“Foreign Subsidiary” means, with respect to any Person, each Subsidiary of such Person that is incorporated or organized under the laws of a jurisdiction located outside of the United States or any state thereof.
“GAAP” means generally accepted accounting principles as from time to time in effect in the United States of America.
“Governmental Authority” means any federal, state, municipal, national or other governmental department, commission, board, bureau, court, agency, ministry or instrumentality or political subdivision thereof or any entity, officer, minister or other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Guarantee” means, with respect to any Person, any obligation of such Person, contingent or otherwise, directly or indirectly guaranteeing any Debt of any other Person or in any manner providing for the payment of any Debt of any other Person or otherwise protecting the holder of such Debt against loss (whether by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a correlative meaning.

“Guarantor” means each of the Parent and the Swiss Guarantor.
“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent or the Subsidiaries shall be a Hedging Agreement.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Increasing Lender” has the meaning assigned to such term in Section 2.20.
“Incremental Term Loan” has the meaning assigned to such term in Section 2.20.
“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.20.
“Indemnified Taxes” means (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).
“Information” has the meaning assigned to such term in Section 9.12.
“Initial Affiliate Borrower” means Pentair, Inc., a Minnesota corporation.
“Insolvency Regulation” shall mean the Regulation EU 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).
“Interest Coverage Ratio” means, for any period, the ratio of (i) EBITDA for such period to (ii) Interest Expense for such period.
“Interest Expense” means, for any period, the sum, without duplication, of consolidated interest expense of the Parent and its Subsidiaries for such period (including, in each case to the extent included in interest expense on the Parent’s consolidated income statement, the interest component of capital leases, the interest component of Synthetic Lease Obligations, facility, commitment and usage fees, and fees for standby letters of credit), plus consolidated yield or discount accrued, during such period on the aggregate outstanding investment or claim held by purchasers, assignees or other transferees of (or of interests in) receivables of the Parent and its Subsidiaries in connection with any Securitization Transaction (regardless of the accounting treatment of such Securitization Transaction), plus net payments (if any) pursuant to Hedging Agreements, minus the sum (without duplication) of (a) annual administrative agent fees, (b) costs associated with obtaining swap agreements and any interest expense attributable to the movement of the mark-to-market valuation of obligations under swap agreements or other derivative instruments and any one-time costs associated with breakage in respect of swap agreements for interest rates, (c) costs associated with the issuance or incurrence of debt, including amortization and write-off of deferred and other financing fees, debt issuance costs, commissions, fees and expenses and original issue discount, (d) PIK interest, (e) any non-cash expense in respect of any interest component relating to accretion or accrual of discounted liabilities and (f) net receipts (if any) pursuant to Hedging Agreements.
“Interest Election Request” means a request by the applicable Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08 in substantially the form attached hereto as Exhibit G-2 or such other form as the Administrative Agent may approve from time to time.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Eurocurrency Loan (including a Eurocurrency Swingline Loan), the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date, and (c) with respect to any Swingline Loan (other than a Eurocurrency Swingline Loan), the day that such Loan is required to be repaid and the Maturity Date
“Interest Period” means (a) with respect to any Eurocurrency Borrowing (other than a Eurocurrency Swingline Loan), the period commencing on the date of such Borrowing and ending on the day that is one week thereafter or the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or such other period of time as is acceptable to each of the Lenders), as the applicable Borrower (or the Company on behalf of the applicable Borrower) may elect and (b) with respect to any Eurocurrency Swingline Loan, the period commencing on the date of such Loan and ending on the date one week thereafter; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing (other than a Eurocurrency Swingline Loan) only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing (other than a Eurocurrency Swingline Loan) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period), other than a one-week Interest Period, shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Ireland” means Ireland, exclusive of Northern Ireland.
“Irish Borrower” means any Affiliate Borrower resident for tax purposes in Ireland.
“Irish Companies Act” means the Companies Act 2014 of Ireland.
“Irish Guarantor” means the Parent.

“Irish Loan Party” means any Irish Borrower or any Irish Guarantor or any Affiliate Borrower incorporated in Ireland.
“Irish Qualifying Lender” means a Lender which is beneficially entitled to interest payable to it in respect of an advance under this Agreement, and is:
(a)    a bank within the meaning of Section 246 of the Irish TCA which is carrying on a bona fide banking business in Ireland for the purposes of Section 246(3)(a) of the Irish TCA and whose Facility Office is located in Ireland; or
(b)
(i)    a company (within the meaning of Section 246 of the Irish TCA) which by virtue of the laws of a Relevant Territory is resident in that Relevant Territory for the purposes of tax and that Relevant Territory imposes a tax that generally applies to interest receivable in that Relevant Territory by companies from sources outside that Relevant Territory; or
(ii)    a company (within the meaning of Section 246 of the Irish TCA) in receipt of interest under this Agreement which:

(A)
is exempted from the charge to Irish income tax under an Irish Treaty between Ireland and the country in which the Lender is resident for tax purposes having the force of law under the procedures set out in section 826(1) of the Irish TCA; or

(B)
would be exempted from the charge to Irish income tax under an Irish Treaty between Ireland and the country in which the Lender is resident for tax purposes entered into on or before the payment date of that interest if that Irish Treaty had the force of law under the procedures set out in section 826(1) of the Irish TCA at that date; or

(iii)    a U.S. company that is incorporated in the U.S. and taxed in the U.S. on its worldwide income; or
(iv)    a U.S. limited liability company (“LLC”), provided the ultimate recipients of the interest would be Irish Qualifying Lenders within paragraph (i), (ii) or (iii) of this definition and the business conducted through the LLC is so structured for market reasons and not for tax avoidance purposes;
provided that, in the case of (i), (ii), (iii), and (iv), the company does not provide its commitment in connection with a trade or business which is carried on in Ireland through a branch or agency; or
(c)    a body corporate which:
(i)    advances money in the ordinary course of a trade which includes the lending of money and whose Facility Office is located in Ireland; and
(ii)    in whose hands any interest payable in respect of money so advanced is taken into account in computing the trading income of that company; and
(iii)    which has complied with the notification requirements set out in Section 246(5)(a) of the Irish TCA.

(d)    a qualifying company within the meaning of Section 110 of the Irish TCA; or
(e)    an investment undertaking within the meaning of Section 739B of the Irish TCA; or
(f)    an Irish Treaty Lender; or
(g)    an exempted approved scheme within the meaning of Section 774 of the Irish TCA.
“Irish TCA” means the Taxes Consolidation Act, 1997 of Ireland.
“Irish Treaty Lender” means a Lender which is on the date the relevant payment is made entitled under a double taxation agreement (an “Irish Treaty”) in force on that date between Ireland and another jurisdiction to that payment without any withholding for or on account of Irish Tax (subject to the completion of any procedural formalities) and which does not carry on a business in Ireland through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.
“Issuing Bank” means each of JPMCB, Bank of America, N.A., MUFG Bank, Ltd., Citibank, N.A., U.S. Bank National Association and each other Lender designated by the Company as an “Issuing Bank” hereunder that has agreed to such designation (and is reasonably acceptable to the Administrative Agent), each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch, as applicable, with respect to Letters of Credit issued by such Affiliate.
“JPMCB” means JPMorgan Chase Bank, N.A.
“Knowledge” means the actual knowledge of a Responsible Officer, without giving effect to imputed or constructive knowledge or giving rise to any duty to investigate.
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time which are then available plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Lender Notice Date” has the meaning assigned to such term in Section 2.25(b).
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders and the Issuing Banks.
“Letter of Credit” means any standby or commercial letter of credit issued pursuant to this Agreement.
“LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in any Agreed Currency and for any applicable Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such Agreed Currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, on the Quotation Day for such Agreed Currency and Interest Period; provided that, if the LIBOR Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the LIBO Rate for such Agreed Currency and such Interest Period shall be the Interpolated Rate; provided, that, if any Interpolated Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 2.14.
“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Lien” means any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, regulation, decree or contract, including (a) any lien or security interest arising from any mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or consignment or bailment for security purposes and (b) the interest of a person under a capital lease (but excluding the interest of a lessor under an operating lease).
“Liquidity” means, at any time, the amount of unrestricted an unencumbered cash and cash equivalent investments of the Parent and its Subsidiaries at such time that is not subject to any Lien other than Liens permitted under Section 6.03 that is in excess of $5,000,000 but in no event to exceed $250,000,000.
“Loan Documents” means this Agreement, each Affiliate Borrowing Agreement, each Affiliate Borrowing Termination, any promissory notes executed and delivered pursuant to Section 2.10(d), each Borrowing Request and any and all other instruments and documents executed and delivered in connection with any of the foregoing.
“Loan Party” means the Parent, the Company, the Swiss Guarantor and each Affiliate Borrower.
“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement, it being understood that conversions and continuations of Loans are not Loans hereunder.
“Local Time” means (i) Chicago time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars (other than Designated Loans) and (ii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency and Designated Loans (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).
“Luxembourg” means the Grand Duchy of Luxembourg.
“Luxembourg Debtor Relief Laws” means (i) bankruptcy (faillite) within the meaning of Articles 437 et seq. of the Luxembourg Commercial Code, (ii) controlled management (gestion contrôlée) within the meaning of the Luxembourg grand-ducal regulation of May 24, 1935 on controlled management, (iii) voluntary arrangement with creditors (concordat préventif de la faillite) within the meaning of the Luxembourg law of April 14, 1886 on arrangements to prevent insolvency amended, (iv) suspension of payments (sursis de paiement) within the meaning of Articles 593 et seq. of the Luxembourg Commercial Code, and (v) voluntary or compulsory liquidation pursuant to the Luxembourg law of August 10, 1915 on commercial companies.

“Luxembourg Person” means an entity that (i) is organized under the laws of the Grand-Duchy of Luxembourg, (ii) has its center of main interests, within the meaning of the Insolvency Regulation, in Luxembourg or (iii) has an establishment, within the meaning of the Insolvency Regulation, in Luxembourg.
“Luxembourg Relief” means bankruptcy (faillite), controlled management (gestion contrôlée), voluntary arrangement with creditors (concordat préventif de faillite), suspension of payments (sursis de paiement) and voluntary or compulsory liquidation, as such terms are understood within the Luxembourg Debtor Relief Laws, and also means any other proceedings affecting the rights of creditors generally or the appointment of an interim administrator (administrateur provisoire).
“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations or financial condition of the Parent and its Subsidiaries taken as a whole or (ii) the ability of any Loan Party to perform its obligations hereunder.
“Material Financial Obligations” means Debt or Synthetic Lease Obligations of the Parent or any Subsidiary (excluding amounts owed to the Parent or any Subsidiary that is wholly-owned (except for directors’ qualifying shares)) in an aggregate amount (for all applicable Debt and Synthetic Lease Obligations, but without duplication) equal to or greater than a Dollar Amount of $75,000,000.
“Material Subsidiary” means (a) each Borrower and (b) each other Subsidiary of the Parent that at the time of determination constitutes a “significant subsidiary” (as such term is defined in Regulation S-X of the SEC as in effect on the date of this Agreement).
“Maturity Date” means the five year anniversary of the Effective Date, as extended (in the case of each Lender consenting thereto) pursuant to Section 2.25.
“Moody’s” means Moody’s Investors Service, Inc.
“Net Leverage Ratio” means, as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) (i) the sum (without duplication) of the outstanding principal amount of all Debt (excluding, without duplication, Synthetic Lease Obligations) of the Parent and its Consolidated Subsidiaries determined on a consolidated basis as of such date, minus (ii) Liquidity as of such date, to (b) EBITDA for the period of four consecutive fiscal quarters then ended; provided that for purposes of calculating EBITDA pursuant to this clause (b), the consolidated net income of any Person or business unit acquired (or divested or liquidated, if the sales revenue generated by such Person or business unit in the 12 months prior to such divestiture or liquidation was $25,000,000 or more) by the Parent or any Subsidiary during such period (plus, to the extent deducted in determining such consolidated net income, Interest Expense, income tax expense, depreciation and amortization and non-cash compensation expenses of such Person or business unit) shall be included (or, in the case of a divestiture or liquidation, excluded) on a pro forma basis for such period (assuming the consummation of each such acquisition and the incurrence or assumption of any Debt in connection therewith (or the consummation of such divestiture or liquidation) occurred on the first day of such period) in accordance with Article 11 of Regulation S-X of the SEC.
“New Money Credit Event” means with respect to any Issuing Bank, any increase (directly or indirectly) in such Issuing Bank’s exposure (whether by way of additional credit or banking facilities or otherwise, including as part of a restructuring) to any Borrower occurring by reason of (i) any law, action or requirement of any Governmental Authority in such Borrower’s or such Letter of Credit beneficiary’s country, or (ii) any agreement in relation to clause (i), in each case to the extent calculated by reference to the aggregate Revolving Credit Exposures outstanding prior to such increase.
“Non-Extending Lender” has the meaning assigned to such term in Section 2.25(b).

“Note” means a note substantially in the form of Exhibit D hereto evidencing the Loans made by any Lender to each Borrower.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if both such rates are not so published for any day that is a Business Day, the term “NYFRB Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” means all indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, examinership, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Parent and its Subsidiaries to any of the Lenders, any of the Issuing Banks, any indemnified party and the Administrative Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.
“Organizational Documents” means, (a) with respect to any corporation or unlimited liability company, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender or any Issuing Bank, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).
“Other Taxes” means any and all present or future stamp, registration or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, but excluding Excluded Taxes.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three Business Days, then for such other relevant period of time) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.
“Parent” means Pentair plc, an Irish public limited company.
“Participant” has the meaning set forth in Section 9.04(c).
“Participant Register” has the meaning set forth in Section 9.04(c).
“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.
“Patriot Act” has the meaning assigned to it in Section 9.13.
“PBGC” means the Pension Benefit Guaranty Corporation and any successor thereto.
“Permitted Acquisition” means any Acquisition by the Parent or a Subsidiary which satisfies each of the following requirements: (i) no Event of Default or Default has occurred and is continuing at the time of, or will result upon giving effect to, such Acquisition; and (ii) in the case of the Acquisition of any Person, the board of directors (or equivalent governing body) of the Person being acquired (or all of the equity holders thereof) shall have approved such Acquisition.
“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.
“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by the Parent or any ERISA Affiliate for employees of the Parent or such ERISA Affiliate or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Parent or any ERISA Affiliate is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Pounds Sterling” means the lawful currency of the United Kingdom.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates)

as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined in good faith by the Administrative Agent) or any similar release by the Board (as determined in good faith by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Debt Rating” means the rating that has been most recently announced by S&P, Moody’s or Fitch, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Company (or if no such rating is then in effect with respect to such debt, then the corporate, issuer or similar rating with respect to the Parent, that has been most recently announced by S&P, Moody’s or Fitch, as the case may be), or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency.
“Public Filings” means any 10-K, 10-Q or 8-K, S-1 or S-4 filed by the Parent, in each case with the SEC after December 31, 2017 and on or before the Effective Date.
“Quotation Day” means, with respect to any Eurocurrency Borrowing for any Interest Period, (i) if the currency is Pounds Sterling, the first day of such Interest Period, (ii) if the currency is euro, the day that is two (2) TARGET2 Days before the first day of such Interest Period, and (iii) for any other currency, two (2) Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the LIBO Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).
“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to five decimal places) supplied to the Administrative Agent at its request by the Reference Banks (as the case may be) as of the applicable time on the Quotation Day for Loans in the applicable currency and the applicable Interest Period as the rate at which the relevant Reference Bank could borrow funds in the London (or other applicable) interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period.
“Reference Banks” means such banks as may be appointed by the Administrative Agent in consultation with the Company, in a manner consistent with that applied by the Administrative Agent generally to substantially similar credit facilities for which it acts as administrative agent. No Lender shall be obligated to be a Reference Bank without its consent.
“Register” has the meaning set forth in Section 9.04(b).
“Related Indemnified Person” has the meaning assigned to it in Section 9.03(b).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Territory” means:
(a)    a member state of the European Communities (other than Ireland); or

(b)    to the extent not a member state of the European Communities, a jurisdiction with which Ireland has entered into a double taxation treaty that either has the force of law by virtue of Section 826(1) of the Irish TCA or which will have the force of law on completion of the procedures set out in Section 826(1) of the Irish TCA.
“Replacement Lender” has the meaning assigned to such term in Section 2.09(b).
“Required Lenders” means, subject to Section 2.24, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, then, as to each Lender, clause (a) of the definition of Swingline Exposure shall only be applicable for purposes of determining its Revolving Credit Exposure to the extent such Lender shall have funded its participation in the outstanding Swingline Loans; provided further that for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent, any Lender that is a Borrower or any Affiliate of the Parent shall be disregarded.
“Responsible Officer” means (i) with respect to the Company, a Manager of the Company; (ii) with respect to the Parent, the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer or the Treasurer of the Parent; and (iii) with respect to any other Loan Party, a manager, a director, the chief executive officer, the chief operating officer, the president, any vice president (if appointed by the board of directors or similar governing body of such Loan Party), the chief financial officer, the treasurer or any assistant treasurer of such Loan Party, or any other officer having substantially the same authority and responsibility.
“Retired Commitments” has the meaning assigned to such term in Section 2.09(b).
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.
“Revolving Loan” means a Loan made pursuant to Section 2.01.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc.
“Sanctioned Country” means a country, region or territory which is at any relevant time subject to Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctions” means:
(a)    economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the US government and administered by OFAC; and
(b)    economic or financial sanctions imposed, administered or enforced from time to time by the US State Department, the US Department of Commerce, the US Department of the Treasury or other relevant sanctions authority.
“Sanctions List” means any of the lists of specifically designated nationals or designated persons or entities (or equivalent) held by the US government and administered by OFAC, the US State Department, the US Department of Commerce or the US Department of the Treasury or the United Nations Security Council or any similar list maintained by any other U.S. government entity or other relevant sanctions authority, in each case as the same may be amended, supplemented or substituted from time to time.

“SEC” means the Securities and Exchange Commission of the United States, or any Governmental Authority succeeding to any of its principal functions.
“Securitization Transaction” means any sale, assignment or other transfer by the Parent or any Subsidiary of accounts receivable, lease receivables, financial assets or other payment obligations owing to the Parent or such Subsidiary or any interest in any of the foregoing (other than sales of defaulted receivables, foreign receivables or similar items in the ordinary course of business consistent with past practice), together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of the Parent or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables, financial assets or other payment obligations.
“Senior Financial Officer” means the Chief Financial Officer, the Chief Accounting Officer or the Treasurer of the Parent.
“Service of Process Agent” means (i) so long as the Initial Affiliate Borrower is a Borrower hereunder, the Initial Affiliate Borrower and (ii) to the extent the Initial Affiliate Borrower ceases to be a Borrower hereunder in accordance with the terms of Section 2.23, CT Corporation Systems, with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011.
“Specified Ancillary Obligations” means all obligations and liabilities (including interest and fees accruing during the pendency of any bankruptcy, insolvency, examinership, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of any of the Subsidiaries, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, to the Lenders or any of their Affiliates under any Hedging Agreement or any Banking Services Agreement; provided that the definition of “Specified Ancillary Obligations” shall not create or include any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.
“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement, and the Administrative Agent shall notify the Company promptly of any such adjustment.
“Subsidiary” of a Person means a company, corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.
“Surviving Commitment” has the meaning assigned to such term in Section 2.09(b).
“Surviving Lender” has the meaning assigned to such term in Section 2.09(b).
“Swingline Exposure” means, at any time, the aggregate principal Dollar Amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time other than with respect to any Swingline Loans made by such Lender in its capacity as a Swingline Lender and (b) the aggregate principal Dollar Amount of all Swingline Loans made by such Lender as a Swingline Lender outstanding at such time (less the Dollar Amount of participations funded by the other Lenders in such Swingline Loans).
“Swingline Foreign Currency Sublimit” means $45,000,000.
“Swingline Lenders” means each of JPMCB, Bank of America, N.A., MUFG Bank, Ltd., Citibank, N.A., U.S. Bank National Association and each other Lender designated by the Company as a “Swingline Lender” hereunder that has agreed to such designation (and is reasonably acceptable to the Administrative Agent), each in its capacity as a lender of Swingline Loans hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.05.
“Swingline Sublimit” means as to any Lender (i) the amount set forth opposite such Lender’s name on Schedule 2.05 hereof or (ii) if such Lender has entered into an Assignment and Assumption, the amount set forth for such Lender as its Swingline Sublimit in the Register maintained by the Administrative Agent pursuant to Section 9.04(b)(iv) (provided that, in the case of each of the foregoing clauses (i) and (ii), any increase in the Swingline Sublimit with respect to any Lender shall only require the consent of the Company and such Lender).
“Swiss Borrower” means any Affiliate Borrower organized under the laws of Switzerland or, if different, is deemed resident in Switzerland for Swiss Withholding Tax purposes pursuant to Article 9 of the Swiss Withholding Tax Act.
“Swiss Guarantor” means Pentair Investments Switzerland GmbH, a Swiss limited liability company (Gesellschaft mit beschränkter Haftung), with company number CHE-188.406.956 and its registered address at Freier Platz 10, 8200 Schaffhausen, Switzerland.
“Swiss Guidelines” means, together, the guidelines S-02.122.1 in relation to bonds of April 1999 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.122.1 vom April 1999 betreffend “Obligationen”), S-02.123 in relation to inter bank transactions of 22 September 1986 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.123 vom 22 September 1986 betreffend Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)), S-02.128 in relation to syndicated credit facilities of January 2000 (Merkblatt S-02.128 vom Januar 2000 “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen”), S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt S-02.130.1 vom April 1999 “Geldmarktpapiere und Buchforderungen inländischer Schuldner”), the circular letter No. 15 (1-015-DVS-2007) of 7 February 2007 in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 3. Oktober 2017) and the circular letter No. 34 of

26 July 2011 (1-034-V-2011) in relation to customer credit balances (Kreisschreiben Nr. 34 “Kundenguthaben” vom 26. Juli 2011) as issued, and as amended or replaced from time to time by the Swiss Federal Tax Administration, or as applied in accordance with a tax ruling (if any) issued by the Swiss Federal Tax Administration, or as substituted or superseded and overruled by any law, statute, ordinance, regulation, court decision or the like as in force from time to time.
“Swiss Loan Party” means (a) any Loan Party that is organized under the laws of Switzerland, (b) any Loan Party that is treated as resident in Switzerland for Swiss Withholding Tax purposes and/or (c) any other Loan Party if, as a result of such Loan Party’s obtaining or maintaining Credit Events hereunder, there is a bona fide risk that any payment hereunder would become subject to taxation for Swiss Withholding Tax purposes.
“Swiss Qualifying Lender” means (i) any bank as defined in the Swiss Federal Code for Banks and Savings Banks dated 8 November 1934 (Bundesgesetz über die Banken und Sparkassen) as amended from time to time or (ii) a person or entity which effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case in accordance with the Swiss Guidelines.
“Swiss Non-Bank Rules” means together the Swiss Twenty Non-Bank Rule and the Swiss Ten-Non-Bank Rule.
“Swiss Non-Qualifying Lender” means any person which does not qualify as a Swiss Qualifying Lender.
“Swiss Ten Non-Bank Rule” means the rule that the aggregate number of Lenders (other than Swiss Qualifying Lenders) of any Swiss Loan Party under this Agreement must not at any time exceed ten (10); in each case in accordance with the meaning of the Swiss Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.
“Swiss Twenty Non-Bank Rule” means the rule that (without duplication) the aggregate number of creditors (including the Lenders), other than Swiss Qualifying Lenders, of the Swiss Borrower under all outstanding debts relevant for classification as debenture (Kassenobligation) (including debt arising under this Agreement and intra-group loans (if and to the extent intra-group loans are not exempt in accordance with the ordinance of the Swiss Federal Council of 18 June 2010 amending the Swiss Federal Ordinance on withholding tax and the Swiss Federal Ordinance on stamp duties with effect as of 1 August 2010)), loans, facilities and/or private placements (including under this Agreement) must not, at any time, exceed twenty (20); in each case in accordance with the meaning of the Swiss Guidelines.
“Swiss Withholding Tax” means any Taxes levied pursuant to the Swiss Withholding Tax Act.
“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965, SR 642.21), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.
“Switzerland” means the Swiss Confederation.
“Syndication Agent” means each of Bank of America, N.A., MUFG Bank, Ltd., Citibank, N.A. and U.S. Bank National Association in its capacity as syndication agent for the credit facility evidenced by this Agreement.
“Synthetic Lease Obligations” means obligations under operating leases (as determined pursuant to Statement of Financial Accounting Standards No. 13) of properties which are reported for United

States income tax purposes as owned by the Parent or a Consolidated Subsidiary. The amount of Synthetic Lease Obligations under any such lease shall be determined in accordance with GAAP as if such operating lease were a capital lease.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.
“TARGET2 Day” means a day that TARGET2 is open for the settlement of payments in euro.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, fees, value added taxes, or any other goods and services, use or sales taxes, assessments, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Total Revolving Credit Exposure” means, at any time, the sum of the outstanding principal amount of all Lenders’ Revolving Loans, their LC Exposure and their Swingline Exposure at such time; provided, that clause (a) of the definition of Swingline Exposure shall only be applicable to the extent Lenders shall have funded their respective participations in the outstanding Swingline Loans.
“Trade Date” has the meaning specified in Section 9.04(e)(i) hereof.
“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the current liability as defined in Section 412(l)(7) of the Code under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all as determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Parent or any ERISA Affiliate to the PBGC or such Plan under Title IV of ERISA.
“United States” and “U.S.” each mean the United States of America.
“U.S. Lender” means a Lender that is not a Foreign Lender.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“UK Bankruptcy Event” means:
(a)    a UK Relevant Entity is unable or admits inability to pay its debts (as defined in section 123(1)(a) of the Insolvency Act 1986) as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, or suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties; or

(b)    any corporate action, legal proceedings or other formal procedure or formal step for (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any UK Relevant Entity; (ii) a composition, compromise, assignment or arrangement with any creditor of any UK Relevant Entity; or (iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any UK Relevant Entity, or any of the assets of any UK Relevant Entity; save that this paragraph (b) shall not apply to any action, proceeding, procedure or formal step which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.
“UK Borrower” means any Affiliate Borrower resident for tax purposes in England and Wales.
“UK Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2, duly completed and filed by the relevant UK Borrower, which:
(a)    where it relates to a UK Treaty Lender that is a Lender on the day this Agreement is entered into (or any amendment hereto), contains the scheme reference number and jurisdiction of tax residence stated on its signature page to this Agreement (or any amendment hereto) or as otherwise notified to the Company by that UK Treaty Lender in writing, and:
(i)    where the UK Borrower is an Affiliate Borrower on the day this Agreement (or any amendment hereto) is entered into, is filed with HM Revenue & Customs within 30 days of the date of this Agreement (or any amendment hereto); or
(ii)    where the UK Borrower is not an Affiliate Borrower on the day this Agreement is entered into, is filed with HM Revenue & Customs within 30 days of the date on which that UK Borrower becomes an Affiliate Borrower; or
(b)    where it relates to a UK Treaty Lender that is not a party to this Agreement on the date on which this Agreement (or any amendment hereto) is entered into, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Assignment and Assumption, Increasing Lender Supplement or Augmenting Lender Supplement, as the case may be, or as otherwise notified to the Company in writing, and:
(i)    where the UK Borrower is an Affiliate Borrower as at the relevant assignment date or the date on which the increase to the Commitments and/or the Incremental Term Loans described in the relevant Increasing Lender Supplement or Augmenting Lender Supplement take effect (as applicable) is filed with HM Revenue & Customs within 30 days of that date; or
(ii)    where the UK Borrower is not an Affiliate Borrower as at the relevant assignment date or the date on which the increase to the Commitments and/or the Incremental Term Loans described in the relevant Increasing Lender Supplement or Augmenting Lender Supplement take effect (as applicable) is filed with HM Revenue & Customs within 30 days of the date on which that UK Borrower becomes a Borrower.
“UK Companies Act” means the Companies Act 2006 of the United Kingdom.
“UK CTA 2009” means the United Kingdom Corporation Tax Act 2009.
“UK ITA 2007” means the United Kingdom Income Tax Act 2007.
“UK Loan Party” means any UK Borrower.

“UK Qualifying Lender” means (a) a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is (i) a Lender (A) which is a bank (as defined for the purpose of section 879 of the UK ITA 2007) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the UK CTA 2009; or (B) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the UK ITA 2007) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or (ii) a Lender which is: (A) a company resident in the United Kingdom for United Kingdom tax purposes or (B) a partnership each member of which is (x) a company so resident in the United Kingdom or (y) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA 2009 or (C) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA 2009) of that company; or (iii) a UK Treaty Lender, or (b) a Lender which is a building society (as defined for the purposes of section 880 of the UK ITA 2007) making an advance under a Loan Document.
“UK Relevant Entity” means any Borrower or Material Subsidiary that is incorporated in England and Wales, or any other Borrower or Material Subsidiary capable of becoming subject of an order for winding-up or administration under the Insolvency Act 1986.
“UK Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either (a) a company resident in the United Kingdom for United Kingdom tax purposes or (b) a partnership each member of which is (i) a company so resident in the United Kingdom or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA 2009 or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA 2009) of that company.
“UK Tax Deduction” means a deduction or withholding for, or on account of, Tax imposed by the United Kingdom from a payment under a Loan Document, other than a FATCA Deduction.
“UK Treaty” has the meaning assigned to such term in the definition of “UK Treaty State”.
“UK Treaty Lender” means a Lender which is (i) treated as a resident of a UK Treaty State for the purposes of the relevant UK Treaty, (ii) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected, and (iii) subject to the completion of procedural formalities, fulfills any other conditions which must be fulfilled under the relevant UK Treaty to obtain exemption from Tax imposed by the United Kingdom on payments of interest.
“UK Treaty State” means a jurisdiction having a double taxation agreement with the United Kingdom (a “UK Treaty”) which makes provision for full exemption from Tax imposed by the United Kingdom on interest.
“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).
SECTION 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied without giving effect to such change until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein (including computations in respect of compliance with Sections 6.01 and 6.02) shall be made (a) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Parent, the Company or any Subsidiary at “fair value”, as defined therein and (b) without giving effect to any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof and (ii) except to the extent contemplated by clause (b) of the second sentence of the definition of “Synthetic Lease Obligations”, without giving effect to any change to, or modification of, or the phase-in of the effectiveness of any amendments to, GAAP which would require the capitalization of leases characterized as “operating leases” as of the Effective Date (it being understood and agreed, for the avoidance of doubt, financial statements delivered pursuant to Section 5.01(a) and 5.01(b) shall be prepared without giving effect to this sentence).
SECTION 1.05    Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto, or replacement rate therefor (other than, for the avoidance of doubt, with respect to its obligation to apply the definition of such rate in accordance with its terms).
SECTION 1.06    Luxembourg Terms. Notwithstanding any other provision of this Agreement to the contrary, in this Agreement where it relates to any Affiliate Borrower which is organized under the laws of Luxembourg, a reference to: (a) a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors, compulsory manager or other similar officer includes a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur; (b) liquidation, bankruptcy, insolvency, reorganization, moratorium or any similar proceeding shall include (i) insolvency/bankruptcy (faillite) within the meaning of Articles 437 ff. of the Luxembourg Commercial Code, (ii) controlled management (gestion contrôlée) within the meaning of the grand ducal regulation of 24 May 1935 on controlled management, (iii) voluntary arrangement with creditors (concordat préventif de la faillite) within the meaning of the law of 14 April 1886 on arrangements to prevent insolvency, as amended, (iv) suspension of payments (sursis de paiement) within the meaning of Articles 593 ff. of the Luxembourg Commercial Code or (v) voluntary or compulsory winding-up pursuant to the law of 10 August 1915 on commercial companies, as amended, (c) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security; (d) a person being unable to pay its debts includes that person being in a state of cessation of payments (cessation de paiements) or having lost or meeting the criteria to lose its commercial creditworthiness (ébranlement de crédit); (e) attachments or similar creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie arrêt); and (f) a “set-off” includes, for purposes of Luxembourg law, legal set-off.
SECTION 1.07    Certain Calculations. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Articles VI and VII under this Agreement being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the last day of the fiscal quarter of the Parent immediately preceding the fiscal quarter of the Parent in which such transaction requiring a determination occurs.
ARTICLE II.

THE CREDITS
SECTION 2.01    Commitments. Subject to the terms and conditions set forth herein, each Lender (severally and not jointly) agrees to make Revolving Loans to the Borrowers in Agreed Loan Currencies from time to time during the Availability Period in an aggregate principal amount that will not, subject to fluctuations in currency exchange rates and Section 2.11.2 and subject to any application of proceeds of such Borrowing to any Swingline Loans outstanding pursuant to Section 2.10(a), result in (a) subject to Section 2.04, the Dollar Amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (b) subject to Section 2.04, the Dollar Amount of the Total Revolving Credit Exposures exceeding the Aggregate Commitment, (c) subject to Section 2.04, the sum of the aggregate principal Dollar Amount of all Loans outstanding to Affiliate Borrowers exceeding the Affiliate Borrower Sublimit or (d) subject to Section 2.04, the Dollar Amount of the total outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, exceeding the Foreign Currency Sublimit.

Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.
SECTION 2.02    Loans and Borrowings. (a) Each Revolving Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.
(b)    Subject to Section 2.14, (i) each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the relevant Borrower may request in accordance herewith; provided that each ABR Loan shall only be made in Dollars and no ABR Loan shall be made to a Designated Borrower and (ii) each Swingline Loan shall be (x) an ABR Loan in the case of a Swingline Loan denominated in Dollars (other than a Designated Swingline Loan), (y) a Eurocurrency Swingline Loan in the case of a Swingline Loan denominated in any Foreign Currency or (z) a Eurocurrency Swingline Loan in the case of a Designated Swingline Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of any Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 1,000,000 units of such currency) and not less than $5,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 5,000,000 units of such currency). At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $25,000 (or, if such Swingline Loan is denominated in a Foreign Currency, 25,000 units of such currency) and not less than $100,000 (or, if such Swingline Loan is denominated in a Foreign Currency, 100,000 units of such currency). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Eurocurrency Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03    Requests for Revolving Borrowings. To request a Revolving Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent of such request (a) by irrevocable written notice (via a written Borrowing Request signed by the applicable Borrower, or the Company on behalf of the applicable Borrower, promptly followed by telephonic confirmation of such request) in the case of a Eurocurrency Borrowing, not later than 3:00 p.m., Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars) or by irrevocable written notice (via a written Borrowing Request signed by such Borrower, or the Company on its behalf) not later than three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency), in each case before the date of the proposed Borrowing or (b) by telephone in the case of an ABR Borrowing, not later than 12:00 noon, Chicago time, on the Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or e-mail in accordance with Section 9.01 to the Administrative Agent of a written Borrowing Request signed by the applicable

Borrower, or the Company on behalf of the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the name of the applicable Borrower;
(ii)    the aggregate principal amount of the requested Borrowing;
(iii)    the date of such Borrowing, which shall be a Business Day;
(iv)    whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;
(v)    in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(vi)    the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
If no election as to the Type of Revolving Borrowing is specified, then, in the case of a Borrowing denominated in Dollars (other than a Designated Loan), the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04    Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:
(a)    (i) each Eurocurrency Borrowing (other than a Eurocurrency Swingline Borrowing) as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Eurocurrency Borrowing and (ii) each Eurocurrency Swingline Loan on the date of the making of such Swingline Loan,
(b)    the LC Exposure as of the date of each request for the issuance, amendment to increase, renewal or extension of any Letter of Credit, and
(c)    all outstanding Credit Events on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.
Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day, and the Administrative Agent shall notify the Company of all such determinations and related computations on such Computation Date.

SECTION 2.05    Swingline Loans. (a) Subject to the terms and conditions set forth herein, each Swingline Lender may in its sole discretion make Swingline Loans in Agreed Loan Currencies to any Borrower from time to time during the Availability Period, in an aggregate principal Dollar Amount at any time outstanding that will not, subject to fluctuations in currency exchange rates and Section 2.11.2, result in (i) subject to Section 2.04, the Dollar Amount of the aggregate principal amount of outstanding Swingline Loans made by such Swingline Lender exceeding such Swingline Lender’s Swingline Sublimit, except to the extent otherwise agreed by such Swingline Lender and the Company with notice to the Administrative Agent, (ii) subject to Section 2.04, any Swingline Lender’s Revolving Credit Exposure exceeding its Commitment, (iii) subject to Section 2.04, the aggregate principal Dollar Amount of outstanding Swingline Loans exceeding $75,000,000, (iv) subject to Section 2.04, the Dollar Amount of the Total Revolving Credit Exposures exceeding the Aggregate Commitment or (v) subject to Section 2.04, the Dollar Amount of the aggregate principal amount of outstanding Swingline Loans denominated in a Foreign Currency exceeding the Swingline Foreign Currency Sublimit; provided that a Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, any Borrower may borrow, prepay and reborrow Swingline Loans.
(b)    To request a Swingline Loan, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent of such request by (i) telephone (confirmed by telecopy or e-mail in accordance with Section 9.01) or via a written request (in accordance with Section 9.01) promptly followed by telephonic confirmation of such request, not later than 1:00 p.m., Chicago time, on the day of a proposed Swingline Loan in Dollars (other than a Designated Swingline Loan) and (ii) irrevocable written notice (via a written Borrowing Request signed by the applicable Borrower, or the Company on behalf of the applicable Borrower, promptly followed by telephonic confirmation of such request), not later than 11:00 a.m., Local Time, on the day of a proposed Eurocurrency Swingline Loan in a Foreign Currency or a Designated Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), applicable Borrower requesting such Swingline Loan, applicable currency, Interest Period (in the case of a Eurocurrency Swingline Loan), Type and amount of the requested Swingline Loan and the Swingline Lender to make such Swingline Loan. The Administrative Agent will promptly advise such Swingline Lender of any such notice received from the Company or any other applicable Borrower. Unless otherwise directed by the Company or the applicable Borrower, each Swingline Lender shall (subject to such Swingline Lender’s discretion to make Swingline Loans as set forth in Section 2.05(a)) make each Swingline Loan to be made by it available to the applicable Borrower by means of a credit to an account of the Company or such other applicable Borrower with the Administrative Agent designated for such purpose (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the relevant Issuing Bank) by 3:00 p.m., Local Time, on the requested date of such Swingline Loan.
(c)    Any Swingline Lender may by written notice given to the Administrative Agent require the Lenders to acquire participations in all or a portion of its Swingline Loans outstanding in the applicable Agreed Currency of such Swingline Loan or Loans. Such notice shall specify the aggregate amount and Agreed Currency of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans and the applicable Agreed Currency of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon, Local Time, on a Business Day, no later than 5:00 p.m., Local Time, on such Business Day and if received after 12:00 noon, Local Time, on a Business Day, no later than 10:00 a.m., Local Time, on the immediately succeeding Business Day), to pay in the applicable Agreed Currency to the Administrative Agent, for the account of such Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Company promptly of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to such Swingline Lender. Any amounts received by a Swingline Lender from the applicable Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower of any default in the payment of any Swingline Loan made to such Borrower.
(d)    Any Swingline Lender may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of the relevant Swingline Lender. At the time any such replacement shall become effective, the Company shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13(a). From and after the effective date of any such replacement, (i) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (ii) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.
(e)    Subject to the appointment and acceptance of a successor Swingline Lender, any Swingline Lender may resign as a Swingline Lender at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Company and the Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.05(d) above.
SECTION 2.06    Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit (or the amendment, renewal or extension of any outstanding Letter of Credit) denominated in Agreed LC Currencies for its own account, as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent, the Company and the Issuing Bank issuing such Letter of Credit, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control; provided, however, if any Issuing Bank is requested to issue Letters of Credit with respect to a jurisdiction such Issuing Bank deems, in its reasonable judgment applied generally to substantially similar credit facilities for which it acts as an issuing bank, may at any time subject it to a New Money Credit Event or a Country Risk Event, the Issuing Bank shall promptly notify the Company of such determination prior to the issuance of any Letter of Credit, and the Company shall either withdraw its request to issue such Letter of Credit or, at the request of such Issuing Bank, guaranty and indemnify such Issuing Bank against any and all costs, liabilities and losses resulting from such New Money Credit Event or Country Risk Event, in each case in a form and substance reasonably satisfactory to such Issuing Bank. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Designated Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions, (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (iii) in any manner that would result in a violation of one or more policies of such Issuing Bank applicable to letters of credit generally. The Parent unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, the Parent will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Parent hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such a Subsidiary that is an account party in respect of any such Letter of Credit).
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to the applicable Issuing Bank (selected by the Company in its sole discretion) and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three (3) Business Days in advance thereof unless a shorter period is acceptable to the applicable Issuing Bank in its sole discretion) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed LC Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by any Issuing Bank, the Company also shall submit a letter of credit application in a form agreed to by the Company in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended to increase the amount, renewed or extended only if (and upon issuance, amendment to increase the amount, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, but allowing for fluctuations in currency exchange rates and subject to Section 2.11.2, (i) subject to Section 2.04, the Dollar Amount of the LC Exposure shall not exceed $200,000,000, (ii) subject to Section 2.04, the Dollar Amount of the aggregate face amount of all Letters of Credit issued and then outstanding by any Issuing Bank shall not exceed such Issuing Bank’s Applicable LC Sublimit, (iii) subject to Section 2.04, the sum of the Dollar Amount of the Total Revolving Credit Exposures shall not exceed the Aggregate Commitment, (iv) subject to Section 2.04, the Dollar Amount of each Lender’s Revolving Credit Exposure shall not exceed such Lender’s Revolving Commitment and (v) subject to Section 2.04, the Dollar Amount of the total outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, shall not exceed the Foreign Currency Sublimit.
(c)    Expiration Date. Each Letter of Credit shall expire (or, if set forth in such Letter of Credit, be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date two years after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, two years after such renewal or extension), unless the Required Lenders and the applicable Issuing Bank, in their discretion, have approved a later expiry date in writing and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided that, upon the Company’s request and subject to the approval, in its discretion, by the Administrative Agent and the applicable Issuing Bank that has issued such Letter of Credit, any such Letter of Credit may have a later expiry date (but in any event not later than one (1) year after the Maturity Date) if Cash Collateralized in compliance with Section 2.06(j) below.

(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, each Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the Dollar Amount equal to such LC Disbursement, calculated as of the date such Issuing Bank made such LC Disbursement (or if such Issuing Bank shall so elect in its sole discretion by notice to the Company, in such other Agreed LC Currency which was paid by such Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, Local Time, on (i) the Business Day that the Company receives such notice, if such notice is received prior to 10:00 a.m., Local Time, on the day of receipt, or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, subject to the conditions to borrowing set forth herein, (i) to the extent such LC Disbursement was made in Dollars, such payment shall, automatically and without notice, be financed with (x) if the LC Disbursement is equal to or greater than $1,000,000, an ABR Revolving Borrowing in Dollars or, at the Company’s election, a Swingline Loan, or (y) if the LC Disbursement is equal to or greater than $100,000 but less than $1,000,000, a Swingline Loan, in each case in an amount equal to such LC Disbursement or (ii) to the extent such LC Disbursement was made in a Foreign Currency, the Company may request in accordance with Section 2.03 that such payment be financed with (i) an ABR Revolving Borrowing or Eurocurrency Revolving Borrowing in Dollars in the Dollar Amount of such LC Disbursement or (ii) to the extent that such LC Disbursement was made in a Foreign Currency, a Eurocurrency Revolving Borrowing in such Foreign Currency (in the event such Foreign Currency is an Agreed Loan Currency) in an amount equal to such LC Disbursement, and, in each case, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing, Swingline Loan or Eurocurrency Revolving Borrowing, as applicable. If the Company fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Company, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders, provided that, with respect to any such payment in respect of a Letter of Credit denominated in an Agreed LC Currency that is not an Agreed Loan Currency, any Lender may make such payment in Dollars in the Dollar Amount of such LC Disbursement), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans, Eurocurrency Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement. If the Company’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, any Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Administrative Agent shall promptly notify the Company prior to payment by the Company, and the Company shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant Issuing Bank or the relevant Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Dollar Amount, calculated on the date such LC Disbursement is made, of such LC Disbursement.
(f)    Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the relevant Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. Each Issuing Bank shall, within the time period stipulated by the terms and conditions of the applicable Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. After such examination, such Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy or e-mail in accordance with Section 9.01) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement in accordance with Section 2.06(e).

(h)    Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed LC Currency plus the then effective Applicable Rate with respect to Eurocurrency Revolving Loans); provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(b) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse any Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    Replacement of Issuing Bank. (A) Each Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(B)    Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.06(i)(A) above.
(j)    Cover. If (x) any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph or (y) the Company requests the issuance of a Letter of Credit with an expiry date that is later than the expiry date prescribed in clause (c) of this Section 2.06 (an “Extended Letter of Credit”), the Company shall either (A) cover by arranging for the issuance of one or more standby letters of credit issued by an issuer, and otherwise on terms and conditions, satisfactory to the Administrative Agent or (B) deposit cash in an account with the Administrative Agent, in each case in the name of the Administrative Agent and for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and in an amount equal to (1) with respect to a Letter of Credit denominated in Dollars, 100% and (2) with respect to a Foreign Currency Letter of Credit, 105%, in each case of the Dollar Amount of the LC Exposure in respect of such Extended Letter of Credit (in the case of the foregoing clause (y)) or in the aggregate (in the case of the foregoing clause (x)) as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the Company is not late in reimbursing shall be covered or deposited in the applicable Foreign Currencies in an amount equal to 105% of the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to provide such letter(s) of credit cover or deposit such cash collateral shall become effective immediately, and such cover or deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (f), (g) or (h) of Article VII. For the purposes of this paragraph, the Foreign Currency LC Exposure shall be calculated using the Dollar Amount thereof on the date notice demanding letter of credit cover or cash collateralization is delivered to the Company. The Company also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11.2. Any such deposits shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Such deposits shall bear interest, and such deposits shall be invested by the Administrative Agent in direct short term obligations of, or in other short term obligations which are unconditionally guaranteed with respect to all principal thereof and interest thereon by, the United States, in each case maturing no later than the expiry date of the Letter of Credit giving rise to LC Exposure. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations; provided that at any time that the money remaining in such account exceeds the LC Exposure by $100,000 or more, the Administrative Agent will, promptly after request therefor by the Company at any time that no Default shall exist, deliver such excess to the Company. If the Company is required to provide an amount of cash collateral or letter of credit cover hereunder as a result of the occurrence of an Event of Default, such amount or letter of credit (to the extent not applied as aforesaid) shall be returned to the Company or the issuer of such letter of credit (as applicable) within three (3) Business Days after all Events of Default have been cured or waived.
(h)    Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Article VII, all amounts (i) that the Company is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Foreign Currency Letter of Credit (other than amounts in respect of which the Company has provided letter of credit cover, or deposited cash collateral, pursuant to paragraph (j) above, if such letter of credit was issued, or cash collateral was deposited, in the applicable Foreign Currency to the extent so deposited or applied), (ii) that the Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to any Issuing Bank pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Foreign Currency Letter of Credit and (iii) of each Lender’s participation in any Foreign Currency Letter of Credit under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the Dollar Amount thereof, calculated on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, any Issuing Bank or any Lender in respect of the obligations described in this paragraph shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.
(l)    Issuing Bank Agreements. Each Issuing Bank agrees that, unless otherwise requested by the Administrative Agent, such Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which any Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.
SECTION 2.07    Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date specified in accordance with the terms hereof in the Borrowing Request solely by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars (other than a Designated Loan), by 1:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in a Foreign Currency and Designated Loans, by 1:00 p.m., Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency and at such Eurocurrency Payment Office for such currency; provided that Swingline Loans shall be made as provided in Section 2.05. Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting funds so received in the aforesaid account of the Administrative Agent to (x) an account of the Company maintained with the Administrative Agent in New York City or Chicago and designated by the relevant Borrower in the applicable Borrowing Request, in the case of Loans denominated in Dollars and (y) an account of such Borrower maintained in the relevant jurisdiction and designated by such Borrower in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency; provided that Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or in the case of an ABR Borrowing, prior to 1:00 p.m., Chicago time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.08    Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request (or, if not so specified, as provided in Section 2.03) and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request (or, if not so specified, as provided in Section 2.03). Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)    To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Administrative Agent of such election (by telephone or irrevocable written notice in the case of a Borrowing denominated in Dollars (other than Designated Loans) or by irrevocable written notice (via an Interest Election Request signed by such Borrower, or the Company on its behalf) in the case of a Borrowing denominated in a Foreign Currency or a Designated Loan) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or e-mail in accordance with Section 9.01 to the Administrative Agent of a written Interest Election Request signed by the relevant Borrower, or the Company on its behalf. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and
(iv)    if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars (other than Designated Loans), such Borrowing shall be converted to an ABR Borrowing; provided that if the Company shall have delivered to the Administrative Agent its customary standard documentation pre-authorizing automatic continuations, such Borrowing shall automatically continue as a Eurocurrency Borrowing in Dollars with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11 and (ii) in the case of a Borrowing denominated in a Foreign Currency or a Designated Loan in respect of which the applicable Borrower shall have failed to deliver an Interest Election Request prior to the third (3rd) Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing denominated in Dollars (other than

Designated Loans) may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Revolving Borrowing denominated in Dollars (other than Designated Loans) shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Revolving Borrowing denominated in a Foreign Currency and each Designated Loan shall automatically be continued as a Eurocurrency Borrowing with an Interest Period of one month.
SECTION 2.09    Termination and Reduction of Commitments.
(a)    Unless previously terminated, the Commitments shall terminate on the Maturity Date (subject to Section 2.25).
(b)    The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Dollar Amount of the sum of the Total Revolving Credit Exposures would exceed the Aggregate Commitment.
(c)    Notwithstanding the foregoing, upon the acquisition of one Lender by another Lender, or the merger, consolidation or other combination of any two or more Lenders (any such acquisition, merger, consolidation or other combination being referred to hereinafter as a “Combination” and each Lender which is a party to such Combination being hereinafter referred to as a “Combined Lender”), the Company may notify the Administrative Agent that it desires to reduce the Commitment of the Lender surviving such Combination (the “Surviving Lender”) to an amount equal to the Commitment of that Combined Lender which had the largest Commitment of each of the Combined Lenders party to such Combination (such largest Commitment being the “Surviving Commitment” and the Commitments of the other Combined Lenders being hereinafter referred to, collectively, as the “Retired Commitments”). If the Required Lenders (determined as set forth below) and the Administrative Agent agree to such reduction in the Surviving Lender’s Commitment, then (i) the aggregate amount of the Commitments shall be reduced by the Retired Commitments effective upon the effective date of the Combination, provided, that, on or before such date the Borrowers have paid in full the outstanding principal amount of the Loans of each of the Combined Lenders other than the Combined Lender whose Commitment is the Surviving Commitment, (ii) from and after the effective date of such reduction, the Surviving Lender shall have no obligation with respect to the Retired Commitments, and (iii) the Company shall notify the Administrative Agent whether they wish such reduction to be a permanent reduction or a temporary reduction. If such reduction is to be a temporary reduction, then the Company shall be responsible for finding one or more financial institutions (each, a “Replacement Lender”), acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld or delayed), willing to assume the obligations of a Lender hereunder with aggregate Commitments up to the amount of the Retired Commitments. The Administrative Agent may require the Replacement Lenders to execute such documents, instruments or agreements as the Administrative Agent deems necessary or desirable to evidence such Replacement Lenders’ agreement to become parties hereunder. For purposes of this Section 2.09(c), Required Lenders shall be determined as if the reduction in the aggregate amount of the Commitments requested by the Company had occurred (i.e., the Combined Lenders shall be deemed to have a single Commitment equal to the Surviving Commitment and the aggregate amount of the Commitments shall be deemed to have been reduced by the Retired Commitments).

(d)    The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
SECTION 2.10    Repayment of Loans; Evidence of Indebtedness.
(a)    Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date in the currency of such Loan and (ii) to the relevant Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Borrower by such Swingline Lender on the earlier of the Maturity Date and the 14th Business Day after the date such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Company shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form attached hereto as Exhibit D. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

SECTION 2.11    Prepayment of Loans.
SECTION 2.11.1. Voluntary Prepayments.
(a)    Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that (i) each prepayment of a Eurocurrency Borrowing (other than in connection with a prepayment of all outstanding Eurocurrency Borrowings and/or a prepayment of a Eurocurrency Borrowing made to refinance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e)) shall be in an amount that is an integral multiple of $1,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 1,000,000 units of such currency) and not less than $5,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 5,000,000 units of such currency) and (ii) each prepayment of an ABR Borrowing (other than in connection with a prepayment of all outstanding ABR Borrowings and/or a prepayment of an ABR Borrowing made to refinance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e)) shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000.
(b)    The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent by telephone (confirmed by telecopy or e-mail in accordance with Section 9.01) of any prepayment hereunder (other than a prepayment of a Swingline Loan) (i) in the case of prepayment of a Eurocurrency Revolving Borrowing and any Designated Loan, not later than 3:00 p.m., Local Time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 1:00 p.m., Chicago time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., Local Time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.
SECTION 2.11.2. Mandatory Prepayments. If at any time, (i) other than as a result of fluctuations in currency exchange rates, (w) the aggregate principal Dollar Amount of the Total Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) exceeds the Aggregate Commitment, (x) the aggregate principal Dollar Amount of all Loans (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) outstanding denominated in Foreign Currencies exceeds the Foreign Currency Sublimit, (y) the aggregate principal Dollar Amount of all Loans (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) outstanding to the Affiliate Borrowers exceeds the Affiliate Borrower Sublimit or (z) the aggregate principal Dollar Amount of all Swingline Loans (calculated, with respect to those Swingline Loans denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Swingline Loan) outstanding denominated in Foreign Currencies exceeds the Swingline Foreign Currency Sublimit or (ii) solely as a result of fluctuations in currency exchange rates, (w) the aggregate principal Dollar Amount of the Total Revolving Credit Exposures (as so calculated) exceeds 105% of the Aggregate Commitment, (x) the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (as so calculated) denominated in Foreign Currencies exceeds 105% of the Foreign Currency Sublimit, (y) the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (as so calculated) to the Affiliate Borrowers exceeds 105% of the Affiliate Borrower Sublimit or (z) the aggregate principal Dollar Amount of all Swingline Loans (as so calculated) denominated in Foreign Currencies exceeds 105% of the Swingline Foreign Currency Sublimit, the Borrowers shall, promptly after receipt of written notice from the Administrative Agent, repay Borrowings and, if no Borrowings are then outstanding, Cash Collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), in an aggregate principal amount sufficient to eliminate any such excess.
SECTION 2.12    Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the average daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the fifteenth Business Day following the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable LC Fee Rate (as defined below) on the average daily Dollar Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank for its own account a fronting fee, which shall accrue at a rate per annum separately agreed upon between the Company and such Issuing Bank on the average daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the relevant Issuing Bank during the period from and including the Effective Date to but excluding the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable promptly after demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after demand accompanied by an invoice in reasonable detail. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Participation fees and fronting fees in respect of Letters of Credit denominated in Dollars shall be paid in Dollars, and participation fees and fronting fees in respect of Letters of Credit denominated in a Foreign Currency shall be paid in such Foreign Currency. As used above, “Applicable LC Fee Rate” means at any time (x) in the case of standby Letters of Credit (other than those described in the following clause (y)), the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans at such time and (y) in the case of commercial Letters of Credit and standby Letters of Credit issued to ensure the performance of services and/or delivery of goods, in each case at a per annum rate equal to 50% of the Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans at such time.

(c)    The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.
(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds in Dollars (except as expressly provided in this Section), to the Administrative Agent (or to the relevant Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.13    Interest.
(a)    The Loans comprising each ABR Borrowing (other than any Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate. Each Swingline Loan shall bear interest at a rate per annum agreed upon between the Company and the relevant Swingline Lender (or, if such a rate per annum is not agreed upon between the Company and the relevant Swingline Lender in respect of a Swingline Loan, such Swingline Loan shall bear interest at (i) in the case of a Swingline Loan denominated in Dollars other than a Designated Swingline Loan, the Alternate Base Rate plus the Applicable Rate or (ii) in the case of a Swingline Loan denominated in a Foreign Currency or a Designated Swingline Loan, the Eurocurrency Swingline Rate plus the Applicable Rate). The Loans comprising each Eurocurrency Borrowing (other than any Eurocurrency Swingline Borrowing) shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(b)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any interest or fee, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(c)    Accrued interest on each Revolving Loan shall be payable in arrears on each Interest Payment Date for such Revolving Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(d)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent demonstrable error.
(e)    By entering into this Agreement, the parties have assumed in bona fide that the interest payable hereunder is not and will not become subject to any deduction or withholding of Taxes for Swiss Withholding Tax. Nevertheless, if a deduction or withholding of Taxes for Swiss Withholding Tax is required by Swiss law to be made by the Swiss Borrower in respect of any interest payable by it under a Loan Document then:

(i)    the applicable interest rate in relation to that interest payment shall be
(A)    the interest rate which would have applied to that interest payment (as provided for in this Section 2.13) in the absence of this paragraph (e), divided by
(B)    one (1) minus the rate at which the relevant deduction or withholding of Taxes for Swiss Withholding Tax is required to be made (where the rate at which the relevant deduction or withholding of Taxes for Swiss Withholding Tax is required to be made is for this purpose expressed as a fraction of (1) rather than as percentage);
(ii)    the Swiss Borrower shall: (i) pay the relevant interest at the adjusted rate in accordance with paragraph (a) above and (ii) make the deduction or withholding of Taxes for Swiss Withholding Tax on the interest so recalculated; and
(iii)    all references to a rate of interest with respect to any Loan shall be construed accordingly.
To the extent that interest payable by a Swiss Borrower under this Agreement becomes subject to Swiss Withholding Tax, each relevant Lender and each Swiss Borrower shall promptly cooperate by completing any procedural formalities (including submitting forms and documents required by the appropriate Tax authority) to the extent possible and necessary for that Swiss Borrower to obtain authorization to make interest payments without them being subject to Swiss Withholding Tax or to being subject to Swiss Withholding Tax at a rate reduced under applicable double taxation treaties.
In the event Swiss Withholding Tax is refunded to a Lender by the Swiss Federal Tax Administration, the relevant Lender shall forward, after deduction of any due payment to be made at the time of such refund by the relevant Swiss Borrower under this Agreement and costs, such amount to the relevant Swiss Borrower.
(f)    The Swiss Borrower is not required to make an increased payment to a Lender under paragraph (e) above by reason of a deduction or withholding of Taxes for Swiss Withholding Tax due to a breach of the Swiss Non-Bank Rules (i) if such lender has made an incorrect declaration of its status as to whether or not it is a Swiss Qualifying Lender, (ii) has breached the assignment, transfer or exposure transfer restrictions pursuant to Section 9.04(b)(ii)(G) (Successors and Assigns), or (iii) has ceased to be a Swiss Qualifying Lender other than as a result of any change after the date it became a Lender under this agreement in (or in the interpretation, administration or application of) any law or double taxation treaty, or any published practice or published concession of any relevant taxing authority.
SECTION 2.14    Alternate Rate of Interest.
(a)    If at the time that the Administrative Agent shall seek to determine the LIBOR Screen Rate on the Quotation Day for any Interest Period for a Eurocurrency Borrowing the LIBOR Screen Rate shall not be available for such Interest Period and/or for the applicable currency with respect to such Eurocurrency Borrowing for any reason, and the Administrative Agent shall reasonably determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent demonstrable error), then the Reference Bank Rate shall be the LIBO Rate for such Interest Period for such Eurocurrency Borrowing; provided that if the Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, however, that if less than two Reference Banks shall supply a rate to the Administrative Agent for purposes of determining the LIBO Rate for such Eurocurrency Borrowing, (i) if such Borrowing shall be requested in Dollars (other than Designated Loans), then such Borrowing shall be made as an ABR Borrowing at the Alternate Base Rate (disregarding clause (c) of the definition thereof) and (ii) if such Borrowing shall be requested in any Foreign Currency or if such Borrowing is a Designated Loan, the LIBO Rate shall be equal to the rate determined by the Administrative Agent in its sole reasonable discretion and consented to in writing by the Company and the Required Lenders (the “Alternative Rate”), provided, however, that until such time as the Alternative Rate shall be determined and so consented to by the Company and the Required Lenders, Borrowings shall not be available in such Foreign Currency or as a Designated Loan, as the case may be. It is hereby understood and agreed that, notwithstanding anything to the foregoing set forth in this Section 2.14(a), if at any time the conditions set forth in Section 2.14(c)(i) or (ii) are in effect, the provisions of this Section 2.14(a) shall no longer be applicable for any purpose of determining any alternative rate of interest under this Agreement and Section 2.14(c) shall instead be applicable for all purposes of determining any alternative rate of interest under this Agreement.
(b)    If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
(i)    the Administrative Agent determines (which determination shall be conclusive and binding absent demonstrable error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis), for a Loan in the applicable currency or for the applicable Interest Period; or
(ii)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable currency and such Interest Period;
then the Administrative Agent shall give notice (in reasonable detail) thereof to the applicable Borrower and the Lenders prior to the commencement of such Interest Period by telephone, telecopy or e-mail in accordance with Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which notice the Administrative Agent hereby agrees to provide promptly after its determination of such circumstances ceasing to exist), (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing in the applicable currency or for the applicable Interest Period, as the case may be, shall be ineffective, (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing in Dollars (other than a Designated Loan), such Borrowing shall be made as an ABR Borrowing, and (iii) if any Borrowing Request requests a Eurocurrency Borrowing in a Foreign Currency or a Designated Loan, then the LIBO Rate for such Eurocurrency Borrowing shall be the Alternative Rate; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
(c)    Notwithstanding the foregoing, if at any time the Administrative Agent determines (which determination shall be conclusive absent demonstrable error) that (i) the circumstances set forth in Section 2.14(b)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.14(b)(i) have not arisen but the supervisor for the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Notwithstanding anything to the contrary in this Agreement, until an alternate rate of interest shall be determined in accordance with this Section 2.14(c) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.14(c), only to the extent the LIBOR Screen Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (x) any Interest

Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing in the applicable currency or for the applicable Interest Period, as the case may be, shall be ineffective, (y) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing and (z) if any Borrowing Request requests a Eurocurrency Borrowing in a Foreign Currency, then such request shall be ineffective.
SECTION 2.15    Increased Costs. (a) If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;
(ii)    impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject the Administrative Agent, any Lender or any Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations of the type that such Lender has hereunder, or its deposits, reserves, other liabilities or capital attributable thereto and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or such Lender of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to the Administrative Agent, such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Administrative Agent, such Lender or Issuing Bank hereunder, whether of principal, interest or otherwise, then the applicable Borrower will pay to the Administrative Agent, such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate the Administrative Agent, such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by such Lender or such Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender or the applicable Issuing Bank under agreements having provisions similar to this Section 2.15 after consideration of such factors as such Lender or such Issuing Bank then reasonably determines to be relevant).
(b)    If any Lender or Issuing Bank reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered as reasonably determined by such Lender or such Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender or the applicable Issuing Bank under agreements having provisions similar to this Section 2.15 after consideration of such factors as such Lender or such Issuing Bank then reasonably determines to be relevant).

(c)    A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the computation of the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company contemporaneously with any demand for payment hereunder and shall be conclusive absent clearly demonstrable error. The Company shall pay, or cause the other Borrowers to pay, such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.
(d)    Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions if such Lender or such Issuing Bank fails to notify the Company within 90 days after it obtains actual knowledge (or, in the exercise of ordinary due diligence, should have obtained actual knowledge) and such Lender and such Issuing Bank shall only be entitled to receive such compensation for any losses incurred by it or amounts to which it would otherwise be entitled from and after the date 90 days prior to the date such Lender or such Issuing Bank provided notice thereof to the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s claim for compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16    Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19 or 9.02(e), then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth the computation in reasonable detail of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower contemporaneously with the demand for payment and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.17    Taxes.
(a)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable law. If any applicable law (as determined in the reasonable good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then, subject to Section 2.17(m) and without duplication, (i) the sum payable by the relevant Loan Party shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) the Administrative Agent, Lender, or any other recipient of such payments (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Loan Party shall make such deductions or withholdings and (iii) such Loan Party shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law; provided, however, in no event will a payment be increased under this paragraph (a) by reason of a deduction on account of Taxes imposed by Luxembourg, if on the date on which the payment falls due a deduction is required in respect of the Luxembourg law of 23 December 2005, as amended, introducing in Luxembourg a 20% withholding tax as regards Luxembourg resident individuals.
(b)    In addition, each Borrower shall pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes related to such Borrower.
(c)    The Loan Parties shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability together with a supporting document shall be delivered to the Company by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender contemporaneously with any demand for payment, and shall be conclusive absent manifest error. This paragraph (c) shall not apply to the extent such Taxes would have been compensated for by an increased payment under Section 2.17(m)(i) but were not so compensated solely because one of the exclusions set forth in Section 2.17(m)(iii) applied.
(d)    As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a copy of a receipt issued, if available, by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    (i) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by any Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(ii)(A) and (ii)(B) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. For the avoidance of doubt, this Section 2.17(e)(i) shall not apply to UK Treaty Lenders (to which the provisions of Section 2.17(m)(vi) shall apply).
(i)    Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person:
(A)    any U.S. Lender shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
(5)    for purposes of furnishing the U.S. Tax Compliance Certificate as described in the foregoing clauses (3) and (4), if a Foreign Lender (or a foreign Participant) is a Disregarded Entity, the Foreign Lender will submit such certificate based on the status of the Person that is treated for U.S. federal income tax purposes as being the sole owner of such Lender or Participant; and
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(f)    If the Administrative Agent or a Lender determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Borrower (but only to the extent of the indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of such Lender or the Administrative Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Borrower, upon the request of such Lender or the Administrative Agent, shall repay to such Lender or the Administrative Agent, as applicable, the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will a Lender or the Administrative Agent be required to pay any amount to a Borrower pursuant to this paragraph (f) the payment of which would place such Lender or the Administrative Agent, as applicable, in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.
(g)    Each Lender shall severally indemnify (i) the Administrative Agent, within 30 days after demand therefor, for (A) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so) and (B) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (ii) the Administrative Agent, within 30 days after demand therefor, for any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.17(g).

(h)    If a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(i)    For purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date, the Loan Parties and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement and the Loans as not qualifying as “grandfathered obligations” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i) or 1.1471-2T(b)(2)(i).
(j)    Each Lender, on or prior to the date it becomes a party hereto, shall inform the Parent whether it is an Irish Qualifying Lender by completing and providing to the Parent a certificate substantially in the form of Exhibit I hereto (such certificate, an “Irish Qualifying Lender Confirmation”). Each Lender shall, upon reasonable written request from the Company or the Administrative Agent provide an updated Irish Qualifying Lender Confirmation. No Irish Borrower is required to make an increased payment in respect of any withholding tax for or on account of Irish Taxes pursuant to Section 2.17(a), if on the date on which the payment falls due: (i) the payment could have been made to the relevant Lender without a deduction for Irish Taxes if that Lender was an Irish Qualifying Lender, but on that date the Lender is not or has ceased to be an Irish Qualifying Lender other than as a result of any Change in Law after the date it became a Lender under this Agreement; or (ii) the relevant Lender is an Irish Treaty Lender and the Irish Borrower is able to demonstrate that the payment could have been made to the Lender without withholding had that Lender co-operated in completing any procedural formalities necessary for the Irish Borrower to obtain authorisation to make the payment without withholding.
(k)    The indemnity contained in Section 2.17(c) shall not apply to any loss, liability or cost in respect of Irish Taxes to the extent that it:
(i)    is compensated for by an increased payment under Section 2.17(a); or
(ii)    would have been compensated for by an increased payment under Section 2.17(a) but was not so compensated solely because the exclusion in Section 2.17(j) applied.
(l)    Any Lender to which interest may be paid by the Irish Borrower free of withholding tax because such Lender falls within section 246(3)(h) of the Irish TCA shall, following a reasonable request in writing from the Irish Borrower (a) confirm its name, address and country of tax residence to the Irish Borrower for the purposes of complying with a reporting obligation under section 891A of the Irish TCA, and (b) provide the Irish Borrower with any information that is required for the Irish Borrower to comply with its obligations under Section 891E, 891F and 891G of the Irish TCA and any regulations made pursuant to those sections. Nothing in this Section 2.17(l) shall oblige a Lender to disclose any confidential information or computations in respect of Taxes or do anything, which would or might in its reasonable opinion constitute a breach of any law or regulation, any fiduciary duty or any duty of confidentiality.

(m)    United Kingdom Withholding Matters.
(i)    If a UK Tax Deduction is required by law to be made by any Loan Party, the amount of the payment due from that Loan Party shall be increased to an amount which (after making any UK Tax Deduction) leaves an amount equal to the payment which would have been due if no UK Tax Deduction had been required.
(ii)    The Company shall promptly upon becoming aware that a Loan Party must make a UK Tax Deduction (or that there is any change in the rate or the basis of a UK Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Lender or Issuing Bank shall promptly notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender or Issuing Bank. If the Administrative Agent receives such notification from a Lender or Issuing Bank it shall promptly notify the Company. For the avoidance of doubt, any failure by a Lender or Issuing Bank to comply with this Section 2.17(m)(ii) shall not limit or otherwise affect any of such Lender’s or Issuing Bank’s rights under any Loan Document or any obligation of a Loan Party under any Loan Document.
(iii)    In the case of a Lender advancing a Loan to a UK Borrower, a payment by a UK Borrower shall not be increased pursuant to Section 2.17(a) or Section 2.17(m)(i) by reason of a UK Tax Deduction on interest if on the date on which the payment falls due (A) the payment could have been made to the relevant Lender without a UK Tax Deduction if the Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or UK Treaty, or any published practice or published concession of any relevant taxing authority or (B) the relevant Lender is a UK Treaty Lender and the UK Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the UK Tax Deduction had that Lender complied with its obligations under Section 2.17(m)(vi) or Section 2.17(m)(vii), as applicable, or (C) the relevant Lender is a UK Qualifying Lender solely by virtue of clause (a)(ii) of the definition of “UK Qualifying Lender” and (x) an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the UK ITA 2007 which relates to the payment and that Lender has received from the Borrower making the payment a certified copy of that Direction and (y) the payment could have been made to the Lender without any UK Tax Deduction if that Direction had not been made, or (D) the relevant Lender is a UK Qualifying Lender solely by virtue of clause (a)(ii) of the definition of “UK Qualifying Lender” and (x) the relevant Lender has not given a UK Tax Confirmation to the relevant UK Borrower or the Company and (y) the payment could have been made to the relevant Lender without any UK Tax Deduction if the Lender had given a UK Tax Confirmation to the relevant UK Borrower or the Company, on the basis that the UK Tax Confirmation would have enabled the UK Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the UK ITA 2007.
(iv)    Within thirty days of making either a UK Tax Deduction or any payment required in connection with that UK Tax Deduction the Loan Party making that UK Tax Deduction shall deliver to the Administrative Agent for the Recipient entitled to the payment a statement under section 975 of the UK ITA 2007 or other evidence reasonably satisfactory to such Recipient that the UK Tax Deduction has been made or (as applicable) any appropriate payment paid to HM Revenue & Customs.
(v)    If a Loan Party is required to make a UK Tax Deduction, that Loan Party shall make that UK Tax Deduction and any payment required in connection with that UK Tax Deduction within the time allowed and the minimum amount required by law.
(vi)    In the case of a Lender advancing a Loan to a UK Borrower:

(A)    Subject to (B) below, each UK Treaty Lender and each Loan Party which makes a payment to which that UK Treaty Lender is entitled shall cooperate in completing any procedural formalities necessary for such Loan Party to obtain authorization to make such payment without a UK Tax Deduction.
(B)    (1) A UK Treaty Lender which becomes a party to this Agreement (a “Party”) on the day on which this Agreement (or any amendment hereto) is entered into that (x) holds a passport under the HM Revenue & Customs DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence on its signature page to this Agreement (or any amendment hereto) or otherwise in writing to the Company; and
(1)    a Lender which becomes a Lender hereunder after the day on which this Agreement (or any amendment hereto) is entered into that (x) holds a passport under the HM Revenue & Customs DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence in the Assignment and Assumption, Increasing Lender Supplement or Augmenting Lender Supplement, as the case may be, or otherwise in writing to the Company;
and having done so, that Lender shall not be under any obligation pursuant to paragraph (A) above.
(C)    Upon satisfying either paragraph (A), (B)(1) or (B)(2) above, such Lender shall have satisfied its obligations under Section 2.17(e)(i) (in respect of a UK Tax Deduction).
(vii)    If a UK Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section 2.17(m)(vi)(B) above, the UK Borrower(s) making payments to that UK Treaty Lender shall make a UK Borrower DTTP filing with respect to such Lender, and shall promptly provide such Lender with a copy of such filing; provided that, if a UK Borrower making a payment to that UK Treaty Lender has made a UK Borrower DTTP Filing in respect of that UK Treaty Lender but:
(A)    such UK Borrower DTTP Filing has been rejected by HM Revenue & Customs; or
(B)    HM Revenue & Customs has not given such UK Borrower authority to make payments to such Lender without a UK Tax Deduction within 60 days of the date of such UK Borrower DTTP Filing;
and in each case, such UK Borrower has notified that UK Treaty Lender in writing of either (A) or (B) above, then such UK Treaty Lender and such UK Borrower shall co-operate in completing any additional procedural formalities necessary for such UK Borrower to obtain authorization to make that payment without a UK Tax Deduction.
(viii)    If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with Section 2.17(m)(vi)(B) above, no Loan Party shall make a UK Borrower DTTP Filing or file any other form relating to the HM Revenue & Customs DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.
(ix)    Each Lender which becomes a Party after the date of this Agreement (a “New Lender”) shall indicate in the relevant Assignment and Assumption, Increasing Lender Supplement or Augmenting Lender Supplement (as applicable) which it executes on becoming a Party, and for the benefit of the Administrative Agent and without liability to any Loan Party, which of the following categories it falls in: (i) not a UK Qualifying Lender; (ii) a UK Qualifying Lender (other than a UK

Treaty Lender); or (iii) a UK Treaty Lender, and if the New Lender fails to indicate its status in accordance with this Section 2.17(m)(ix) then such New Lender shall be treated for the purposes of this Agreement (including by each Loan Party) as if it is not a UK Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the relevant UK Borrower). For the avoidance of doubt, an Assignment and Assumption, Increasing Lender Supplement or Augmenting Lender Supplement shall not be invalidated by any failure of a Lender to comply with this Section 2.17(m)(ix).
(x)    Each UK Borrower shall pay and, within three (3) Business Days of demand, indemnify each Recipient against any cost, loss or liability that Recipient incurs in relation to all United Kingdom stamp duty, registration and other similar Taxes payable in respect of any Loan Document.
(n)    VAT.
(i)    All amounts set out or expressed in a Loan Document to be payable by any Party to any Recipient which (in whole or in part) constitute the consideration for any supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to Section 2.17(n)(ii) below, if VAT is or becomes chargeable on any supply made by any Recipient to any Party under a Loan Document and such Recipient is required to account to the relevant tax authority for the VAT, that Party shall pay to such Recipient, as applicable, (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Recipient, as applicable, shall promptly provide an appropriate VAT invoice to such Party).
(ii)    If VAT is or becomes chargeable on any supply made by any Recipient (the “Supplier”) to any other Recipient (the “VAT Recipient”) under a Loan Document, and any Party other than the VAT Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the VAT Recipient in respect of that consideration):
(A)    where the Supplier is the person required to account to the relevant tax authority for the VAT, the Subject Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The VAT Recipient will, where this Section 2.17(n)(ii)(A) applies, promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the VAT Recipient from the relevant tax authority which the VAT Recipient reasonably determines relates to the VAT chargeable on that supply; and
(B)    where the VAT Recipient is the person required to account to the relevant tax authority for the VAT, the Subject Party shall promptly, following demand from the VAT Recipient, pay to the VAT Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the VAT Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(iii)    Where a Loan Document requires any Party to reimburse or indemnify a Recipient for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Recipient for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Recipient reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)    Any reference in this Section 2.17(n) to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).
(o)    In relation to any supply made by a Recipient to any Party under a Loan Document, if reasonably requested by such Recipient, that Party must promptly provide details of its VAT registration and such other information as is reasonably requested in connection with such Recipient’s VAT reporting requirements in relation to such supply.
(p)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(q)    Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
SECTION 2.18    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars (other than in respect of Designated Loans), 1:00 p.m., Chicago time and (ii) in the case of payments denominated in a Foreign Currency or in respect of Designated Loans, 1:00 p.m., Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency or Designated Loan, as applicable, in each case on the date when due, in immediately available funds, without set-off, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and (ii) to the Administrative Agent at its offices at 10 South Dearborn Street, Chicago, Illinois 60603 or, in the case of a Credit Event denominated in a Foreign Currency or a Designated Loan, the Administrative Agent’s Eurocurrency Payment Office for such currency or Designated Loan, as applicable, except payments to be made directly to an Issuing Bank or a Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lenders or the Issuing Banks to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion; it being understood that the Administrative Agent shall, to the extent permitted by law, apply any cash collateral to such obligations when due.

SECTION 2.19    Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13(e) or Section 2.17 (other than amounts in respect of Other Taxes or VAT), then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13(e), 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If (i) any Lender (or any of its Participants) requests compensation under Section 2.15, (ii) any Borrower is required to pay any Indemnified Taxes or additional amount to any Lender (or any of its Participants) or any Governmental Authority for the account of any Lender (or any of its Participants) pursuant to Section 2.13(e) or Section 2.17, (iii) any Lender (w) has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur), (x) is or becomes a Defaulting Lender, a Disqualified Institution or a Swiss Non-Qualifying Lender (but only if such cessation will otherwise cause a breach of the Swiss Ten Non-Bank Rule or the Swiss Twenty Non-Bank Rule) or (y) rejects the designation of an Agreed Currency or of a Foreign Subsidiary as an Eligible Subsidiary if, in each case, such Agreed Currency or designation of a Foreign Subsidiary as an Eligible Subsidiary has otherwise been approved by the Required Lenders, (iv) any Lender shall determine that any law, regulation or treaty or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for such Lender to make or maintain any Eurocurrency Loans as contemplated by this Agreement or (v) any Lender shall enter into, or purport to enter into, any assignment or participation with a Disqualified Institution in violation of this Agreement, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender is reasonably acceptable to the Administrative Agent and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts). Each party hereto agrees that (1) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (2) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.20    Expansion Option. The Company may from time to time elect to increase the Commitments or enter into one or more tranches of term loans (each an “Incremental Term Loan”), in each case in a minimum amount of $25,000,000 and minimum increments of $1,000,000 in excess thereof, so long as, after giving effect thereto, the aggregate amount of such increases and all such Incremental Term Loans does not exceed $300,000,000. The Company may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”; provided that no Ineligible Institution may be an Augmenting Lender), which agree to increase their existing Commitments, or to participate in such Incremental Term Loans, or provide new Commitments, as the case may be; provided that (i) each Augmenting Lender shall be subject to the approval of the Company, the Administrative Agent, and in the case of an increase in the Commitments, each Issuing Bank and Swingline Lender (each such consent, not to be unreasonably withheld, conditioned or delayed) and (ii) (x) in the case of an Increasing Lender, the Company and such Increasing Lender execute an agreement substantially in the form of Exhibit C-1 hereto, and (y) in the case of an Augmenting Lender, the Company and such Augmenting Lender execute an agreement substantially in the form of Exhibit C-2 hereto. No consent of any Lender (other than the Lenders participating in the increase or any Incremental Term Loan) shall be required for any increase in Commitments or Incremental Term Loan pursuant to this Section 2.20. Increases and new Commitments and Incremental Term Loans created pursuant to this Section 2.20 shall become effective on the date agreed by the Company, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase or Incremental Term Loans, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company and (B) the Company shall be in compliance (on a pro forma basis) with the covenants contained in Sections 6.01 and 6.02 and (ii) the Administrative Agent shall have received documents and opinions consistent with those delivered on the Effective Date as to the organizational power and authority of the Borrowers to borrow hereunder after giving effect to such increase or Incremental Term Loans, as the case may be. On the effective date of any increase in the Commitments or any Incremental Term Loans being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the applicable Borrower, or the Company on behalf of the applicable Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. The Incremental Term Loans (a) shall rank pari passu in right of payment with the Revolving Loans, (b) shall not mature earlier than the Maturity Date (but may have amortization prior to such date) and (c) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Maturity Date and (ii) the Incremental Term Loans may be priced differently than the Revolving Loans. Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.20. Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder, or provide Incremental Term Loans, at any time.
SECTION 2.21    Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Credit Event to be effected in any Foreign Currency, if (i) there shall occur on or prior to the date of such Credit Event any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent, the relevant Issuing Bank (if such Credit Event is a Letter of Credit) or the Required Lenders make it impracticable for the Eurocurrency Borrowings or Letters of Credit comprising such Credit Event to be denominated in the Agreed Currency specified by the applicable Borrower or (ii) a Dollar Amount of such currency is not readily calculable, then the Administrative Agent shall forthwith give notice thereof to such Borrower, the Lenders and, if such Credit Event is a Letter of Credit, the relevant Issuing Bank, and such Credit Events shall not be denominated in such Agreed Currency but shall, except as otherwise set forth in Section 2.07, be made on the date of such Credit Event in Dollars, (a) if such Credit Event is a Borrowing, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related request for a Credit Event or Interest Election Request, as the case may be, as ABR Loans, unless such Borrower notifies the Administrative Agent prior to the occurrence of such Credit Event that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the reasonable opinion of the Administrative Agent and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related request for a Credit Event or Interest Election Request, as the case may be or (b) if such Credit Event is a Letter of Credit, in a face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Letter of Credit, unless such Borrower notifies the Administrative Agent prior to the occurrence of such Credit Event that (i) it elects not to request the issuance of such Letter of Credit on such date or (ii) it elects to have such Letter of Credit issued on such date in a different Agreed Currency, as the case may be, in which the denomination of such Letter of Credit would in the reasonable opinion of the Issuing Bank which has issued such Letter of Credit, the Administrative Agent and the Required Lenders be practicable and in face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Letter of Credit, as the case may be.
SECTION 2.22    Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non‑appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.
SECTION 2.23    Designation of Affiliate Borrowers. On the Effective Date, and subject to the satisfaction of the applicable conditions in Article IV hereto, the Initial Affiliate Borrower shall be an Affiliate Borrower hereunder until the Company shall have executed and delivered to the Administrative Agent an Affiliate Borrowing Termination with respect to the Initial Affiliate Borrower and complied with the terms and conditions of Section 5.10, whereupon the Initial Affiliate Borrower shall cease to be an Affiliate Borrower hereunder. After the Effective Date, the Company may at any time and from time to time designate any Eligible Subsidiary as an Affiliate Borrower by delivery to the Administrative Agent of an Affiliate Borrowing Agreement executed by such Subsidiary and the Company and the satisfaction of the other conditions precedent set forth in Section 4.03, and upon such delivery and satisfaction such Subsidiary shall for all purposes of this Agreement be an Affiliate Borrower and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent an Affiliate Borrowing Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be an Affiliate Borrower and a party to this Agreement. Notwithstanding the preceding sentence, no Affiliate Borrowing Termination will become effective as to any Affiliate Borrower at a time when any principal of or interest on any Loan to such Borrower shall be outstanding hereunder, provided that such Affiliate Borrowing Termination shall be effective to terminate the right of such Affiliate Borrower to make further Borrowings under this Agreement. As soon as practicable upon receipt of an Affiliate Borrowing Agreement, the Administrative Agent shall furnish a copy thereof to each Lender.
SECTION 2.24    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.12(a);
(b)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be reasonably determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent (but as promptly as commercially practicable) hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;
(c)    the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that, except as otherwise provided in Section 9.02, this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;
(d)    if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)    all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, Cash Collateralize for the benefit of the Issuing Banks only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
(iii)    if the Company Cash Collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized;
(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks until and to the extent that such LC Exposure is reallocated and/or Cash Collateralized; and

(e)    so long as such Lender is a Defaulting Lender, the Swingline Lenders shall not be required to fund any Swingline Loan and the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.24(d), and participating interests in any such newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.24(d)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Swingline Lenders or the Issuing Banks, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to each Swingline Lender or the Issuing Banks, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Company, each Swingline Lender and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
SECTION 2.25    Extension of Maturity Date.
(a)    Requests for Extension. The Company may, by notice to the Administrative Agent (who shall promptly notify the Lenders) during the Extension Availability Period, request that each Lender extend such Lender’s Maturity Date to a date (the “Extended Maturity Date”) that does not cause the tenor of any Lender’s Commitment to exceed five (5) years from the date upon which the conditions precedent to the effectiveness of such extension of the Maturity Date set forth in clause (f) below have been satisfied (an “Extension Date”).
(b)    Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent (which shall be irrevocable unless the Company otherwise consents in writing in its sole discretion) given not later than the date that is 15 days after the date on which the Administrative Agent received the Company’s extension request (the “Lender Notice Date”), advise the Administrative Agent whether or not such Lender agrees to such extension (each Lender that determines to so extend its Maturity Date, an “Extending Lender”). Each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Lender Notice Date), and any Lender that does not so advise the Administrative Agent on or before the Lender Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree, and it is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Company for extension of the Maturity Date.

(c)    Notification by Administrative Agent. The Administrative Agent shall notify the Company of each Lender’s determination under this Section promptly after the Administrative Agent’s receipt thereof and, in any event, no later than the date that is 15 days prior to the applicable Extension Date (or, if such date is not a Business Day, on the next preceding Business Day).
(d)    Additional Commitment Lenders. The Company shall have the right, but shall not be obligated, on or before the applicable Maturity Date for any Non-Extending Lender to replace such Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more financial institutions that are not Ineligible Institutions (each, an “Additional Commitment Lender”) approved by the Issuing Banks, the Swingline Lenders and Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) in accordance with the procedures provided in Section 2.19(b), each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption (in accordance with and subject to the restrictions contained in Section 9.04, with the Company or replacement Lender obligated to pay any applicable processing or recordation fee) with such Non-Extending Lender, pursuant to which such Additional Commitment Lenders shall, effective on or before the applicable Maturity Date for such Non-Extending Lender, assume a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date). Prior to any Non-Extending Lender being replaced by one or more Additional Commitment Lenders pursuant hereto, such Non-Extending Lender may elect, in its sole discretion, by giving irrevocable notice thereof to the Administrative Agent and the Company (which notice shall set forth such Lender’s new Maturity Date), to become an Extending Lender, provided that the Company consents thereto in writing in its sole discretion. The Administrative Agent may effect such amendments to this Agreement as are reasonably necessary to provide for any such extensions with the consent of the Company but without the consent of any other Lenders.
(e)    Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed to extend their Maturity Date and the new or increased Commitments of any Additional Commitment Lenders is more than 50% of the aggregate amount of the Commitments in effect immediately prior to the applicable Extension Date, then, effective as of the applicable Extension Date, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the Extended Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement and shall be bound by the provisions of this Agreement as a Lender hereunder and shall have the obligations of a Lender hereunder.
(f)    Conditions to Effectiveness of Extension. Notwithstanding the foregoing, (x) no more than two (2) extensions of the Maturity Date shall be permitted hereunder and (y) any extension of any Maturity Date pursuant to this Section 2.25 shall not be effective with respect to any Extending Lender unless:
(i)    no Default or Event of Default shall have occurred and be continuing on the applicable Extension Date and immediately after giving effect thereto;
(ii)    the representations and warranties of the Borrowers set forth in this Agreement (other than the representations contained in Sections 3.04(c) and 3.05) shall be true and correct in all material respects (provided that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on and as of the applicable Extension Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(iii)    the Administrative Agent shall have received a certificate from the Company signed by a Financial Officer of the Company (A) certifying the accuracy of the foregoing clauses (i) and (ii) and (B) certifying and attaching the resolutions adopted by each Borrower approving or consenting to such extension.
(g)    Maturity Date for Non-Extending Lenders. On the Maturity Date of each Non-Extending Lender, (i) the Commitment of each Non-Extending Lender shall automatically terminate and (ii) the Company shall repay such Non-Extending Lender in accordance with Section 2.10 (and shall pay to such Non-Extending Lender all of the other Obligations due and owing to it under this Agreement) and after giving effect thereto shall prepay any Revolving Loans outstanding on such date (and pay any additional amounts required pursuant to Section 2.16) to the extent necessary to keep outstanding Revolving Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date, and the Administrative Agent shall administer any necessary reallocation of the Revolving Credit Exposures (without regard to any minimum borrowing, pro rata borrowing and/or pro rata payment requirements contained elsewhere in this Agreement).
(h)    Conflicting Provisions. This Section shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.
ARTICLE III.

REPRESENTATIONS AND WARRANTIES
Each Loan Party, as applicable, represents and warrants to the Lenders and the Administrative Agent, on the Effective Date and to the extent contemplated by Section 4.02, that:
SECTION 3.01    Corporate Existence and Power. Subject to transactions permitted under Section 6.04, such Loan Party is validly existing and, to the extent such concept is relevant in the applicable jurisdiction, in good standing under the laws of its jurisdiction of organization and, except to the extent that the failure to have the same could not reasonably be expected to have a Material Adverse Effect, such Loan Party has all organizational powers and all material Governmental Authority licenses, authorizations, consents and approvals required to carry on its business as now conducted.
SECTION 3.02    Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by the Loan Parties of this Agreement are within their respective corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, require no action by or in respect of, or filing with, any Governmental Authority (other than informational filings with the SEC or any similar Governmental Authority) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Organizational Documents of any Loan Party or of any material agreement, judgment, injunction, order, decree or other material instrument binding upon any Loan Party or result in the creation or imposition of any Lien (other than under the Loan Documents) on any asset of the Parent or any of its Subsidiaries (including any Borrower).
SECTION 3.03    Binding Effect. This Agreement constitutes a valid and binding agreement of each Loan Party enforceable against the applicable Loan Parties in accordance with its terms, except to the extent that the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter affecting creditors’ rights generally, any mandatory applicable provisions of Luxembourg law of general application and general principles of equity.

SECTION 3.04    Financial Information.
(a)    The audited combined balance sheet of the Parent and its Consolidated Subsidiaries at December 31, 2017 and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by Deloitte & Touche LLP and as filed with the SEC on Form 10-K, a copy of which has been made available to each Lender, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the Parent and its Consolidated Subsidiaries at such date and their consolidated results of operations and cash flows for such fiscal year.
(b)    The unaudited consolidated balance sheet of the Parent and its Consolidated Subsidiaries at March 31, 2018 and the related unaudited consolidated statements of income and cash flows for the three months then ended, a copy of which has been made available to each Lender, fairly present in all material respects, in conformity with GAAP applied on a basis consistent with the financial statements referred to in clause (a) above (except as otherwise expressly noted therein), the consolidated financial position of the Parent and its Consolidated Subsidiaries at such date and their consolidated results of operations and cash flows for such three-month period (subject to normal year-end adjustments and the absence of footnotes).
(c)    Except as disclosed in the Public Filings, no change, occurrence or development has occurred since December 31, 2017 that has had or could reasonably be expected to have a material adverse effect on the business, assets, operations or financial condition of the Parent and its Subsidiaries, taken as a whole.
SECTION 3.05    Litigation, etc. There is no action, suit or proceeding pending or, to the knowledge of any Loan Party, threatened in writing against the Parent or any Subsidiary before any Governmental Authority or arbitrator (a) in which there is a reasonable possibility of an adverse decision that could reasonably be expected to materially adversely affect the business, consolidated financial position or consolidated results of operations of the Parent and its Subsidiaries, taken as a whole, except as disclosed in Public Filings; or (b) that in any manner questions the validity of this Agreement or the financing contemplated hereby.
SECTION 3.06    ERISA Compliance. Each of the Parent and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each applicable Plan and is in compliance with the presently applicable provisions of ERISA and the Code, and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA (other than premiums which have been timely paid or for which an extension of the time for payment has been granted), other than failures to fund or comply or the incurrence of liabilities to the PBGC or any Plan that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 3.07    Taxes. The Parent and each of its Subsidiaries have filed all United States federal income tax returns, and all other material federal, foreign, state and local income, excise and other material tax returns, which are required to be filed by them and have paid or made provision for the payment of all United States federal and material foreign, state and other taxes which have become due pursuant to such returns or pursuant to any assessment in respect thereof received by the Parent or any of its Subsidiaries, except (a) for the payment of taxes that are being contested in good faith and for which adequate reserves have been provided or (b) where the failure to so file or pay could not reasonably be expected to have a Material Adverse Effect. Under the laws of Luxembourg it is not necessary that the Loan Documents be filed, recorded or enrolled with any court or other authority in any jurisdiction or that any stamp, registration or similar Taxes be paid on or in relation to the Loan Documents or the transactions contemplated by the Loan Documents, except (i) where the Loan Documents are physically attached (annexé(s)) to a public deed or to any other document subject to mandatory registration, in which case either a nominal registration duty or an ad valorem duty (of, for instance, 0.24 per cent. of the amount of the payment obligation mentioned in the document so registered) will be payable depending on the nature of the document to be registered, and (ii) in the case of voluntary registration of the Loan Documents.

SECTION 3.08    Not an Investment Company. Neither the Parent nor any Subsidiary thereof is an “investment company” within the meaning of the Investment Company Act of 1940.
SECTION 3.09    Environmental Matters. The Parent conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on the business, operations and properties of the Parent and its Subsidiaries, and as a result thereof the Parent has reasonably concluded that such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Parent and its Subsidiaries taken as a whole.
SECTION 3.10    Use of Proceeds. The Borrowers will use the proceeds of the Credit Events solely for the purposes described in Section 5.02.
SECTION 3.11    Disclosure. No written report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading when taken as a whole; provided that, with respect to projected financial information, such Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood and agreed that projected financial information is simply an estimate, and there is no guarantee that projected results will in fact be achieved).
SECTION 3.12    Anti-Corruption Laws and Sanctions.
(a)    Each of the Parent and its Subsidiaries and, to its Knowledge, its controlled affiliated companies and their respective directors, officers, employees, and agents are conducting their business in compliance in all material respects with Anti-Corruption Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws in all material respects.
(b)    None of the Parent or its Subsidiaries or, to its Knowledge, their respective directors, officers, employees or agents acting in any capacity in connection with, or directly benefiting from, the Credit Events:
(i)    is a Designated Person;
(ii)    is a Person that is owned or controlled by a Designated Person or by a Sanctioned Country;
(iii)    is incorporated, organized or resident in a Sanctioned Country, in violation of Sanctions; or
(iv)    is (or, except as disclosed in writing to the Administrative Agent prior to the Effective Date, has, to the Parent’s Knowledge, within the year preceding the Effective Date) directly or, to the Parent’s Knowledge, indirectly engaged in, any dealings or transactions, in each case in violation of any Sanctions, (1) with any Designated Person or (2) in any Sanctioned Country to the extent that after giving effect to such dealings or transactions the Parent and its Subsidiaries have more than 5% of their consolidated assets in Sanctioned Countries or derive more than 5% of their consolidated revenues from investments in, or transactions with, Sanctioned Countries.

SECTION 3.13    Domiciliation; Centre of Main Interests. In the case of a Loan Party organized under the laws of Luxembourg, the head office (administration centrale) and the place of effective management (siège de direction effective) are located at the place of its registered office (siège statutaire) in Luxembourg and, for the purposes of the Insolvency Regulation, the centre of main interests (centre des intérêts principaux) is located at the place of its registered office (siège statutaire) in Luxembourg. Each UK Loan Party incorporated or organized in an EU jurisdiction represents and warrants to the Lenders that its centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) is in its jurisdiction of incorporation and it has no establishment (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction. Each UK Loan Party incorporated in England and Wales and the Irish Guarantor represents and warrants to the Lenders that its centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) is in England and Wales and it has no establishment (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction. Each Irish Borrower represents and warrants to the Lenders that its centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) is in Ireland and it has no establishment (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction.
SECTION 3.14    Swiss Non-Bank Rules. Each Swiss Loan Party is in compliance with the Swiss Non-Bank Rules. For the purposes of this Section 3.14, (a) each Swiss Loan Party shall assume that the aggregate number of Lenders under this Agreement which are Swiss Non-Qualifying Lenders is five (5), and (b) no Default or Event of Default with respect to this Section 3.14 shall be deemed to exist due to any inaccuracy of the representation and warranty contained herein that arises from (i) an inaccurate representation and warranty by a Lender pursuant to Section 9.17, (ii) any assignment or participation by a Lender to a Person that is a Swiss Non-Qualifying Lender without the consent of the Company or (iii) any Lender ceasing to be a Swiss Qualifying Lender so long as commencing promptly after the Company obtains Knowledge of such event, the Company and each Swiss Loan Party take all reasonable steps to cause each Swiss Loan Party to be in compliance with the Swiss Non-Bank Rules.
SECTION 3.15    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
SECTION 3.16    Irish Loan Party. The entry into by any Irish Loan Party of this Agreement and the performance by any Irish Loan Party of the transactions contemplated hereby and the obligations incurred hereunder does not constitute the provision of financial assistance within the meaning of Section 82 of the Irish Companies Act. The prohibition contained in Section 239 of the Irish Companies Act does not apply to this Agreement or the transactions contemplated thereby by reason of the fact that each Irish Loan Party and each other company whose liabilities are hereby guaranteed are members of a group of companies consisting of a holding company and its subsidiaries for the purposes of Section 243 of the Irish Companies Act.
SECTION 3.17    Tax Residence. Each Loan Party (other than the Parent) represents that it is resident for Tax purposes only in its jurisdiction of incorporation. The Parent represents that it is resident for Tax purposes only in the United Kingdom.
ARTICLE IV.

CONDITIONS
SECTION 4.01    Effective Date. This Agreement and the other Loan Documents shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)    The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)    The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Foley & Lardner LLP, special counsel for the Loan Parties, (ii) Arthur Cox, special Irish counsel for the Loan Parties, (iii) Allen & Overy, Société en Commandite Simple, inscrite au barreau de Luxembourg, special Luxembourg counsel for the Loan Parties and (iv) Bär & Karrer Ltd., special Swiss counsel for the Loan Parties, substantially in the form of Exhibits B-1, B-2, B-3 and B-4, respectively, and covering such other matters relating to the Parent, the Company, the Initial Affiliate Borrower, the Swiss Guarantor, this Agreement or the Transactions as the Administrative Agent shall reasonably request. The Company hereby requests each such counsels to deliver such opinions.
(c)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties (which shall include, in the case of the Irish Loan Party, evidence that such Loan Party has complied with Section 82 of the Companies Act 2014 of Ireland), the authorization of the Transactions and any other legal matters relating to the Parent, the Company, the Initial Affiliate Borrower, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E.
(d)    The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Manager of the Company, certifying (i) compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 and (ii) that since December 31, 2017, there has been no material adverse change in the financial condition, operations, business or assets of the Parent, the Company and its Subsidiaries on a consolidated basis (except as disclosed in the Public Filings).
(e)    The Administrative Agent shall have received evidence satisfactory to it that the credit facility evidenced by the Existing Credit Agreement has been, or substantially concurrently with the Effective Date will be, terminated and cancelled and any and all indebtedness thereunder shall have been fully repaid and any and all liens thereunder (if any) have been terminated and released.
(f)    The Administrative Agent shall have received evidence satisfactory to it that all conditions to funding under the credit facility of nVent Finance S.à r.l., an indirect subsidiary of the Parent to be spun off as part of the Parent’s spinoff of its electrical business, have been, or substantially concurrently with the Effective Date will be, satisfied.
(g)    The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced (in reasonable detail) at least one (1) Business Day prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.
The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02    Each Credit Event. The obligation of each Lender to make a Loan, and of the Issuing Banks to issue, increase, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    the representations and warranties of the Borrowers set forth in this Agreement (other than the representations contained in Sections 3.04(c) and 3.05) shall be true and correct in all material respects (provided that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on and as of such Loan (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) or the date of issuance, amendment to increase, renewal or extension of such Letter of Credit, as applicable.
(b)    At the time of and immediately after giving effect to such Loan or the issuance, amendment to increase, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
Each Loan and each issuance, amendment to increase, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
SECTION 4.03    Designation of an Affiliate Borrower. The designation of an Affiliate Borrower pursuant to Section 2.23 is subject to the conditions precedent that:
(a)    The Company or such proposed Affiliate Borrower shall have furnished or caused to be furnished to the Administrative Agent:
(i)    subject to clauses (d) and (e) below, copies, certified by the Secretary or Assistant Secretary (or other appropriate officer, manager or director) of such Subsidiary, of its board of directors’ (or other applicable governing body’s) resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Administrative Agent) approving the Affiliate Borrowing Agreement and any other Loan Documents to which such Subsidiary is becoming a party and such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Subsidiary;
(ii)    an incumbency certificate, executed by the Secretary or Assistant Secretary (or other appropriate officer, manager or director) of such Subsidiary, which shall identify by name and title and bear the signature of the officers or other representatives of such Subsidiary authorized to request Borrowings hereunder and sign the Affiliate Borrowing Agreement and the other Loan Documents to which such Subsidiary is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Subsidiary;
(iii)    opinions of counsel to such Subsidiary (which may include inside counsel to such Subsidiary for certain matters), in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Lenders;
(iv)    any promissory notes requested by any Lender, and any other instruments and documents reasonably requested by the Administrative Agent or any Lender (including in connection with the Patriot Act); and

(v)    any documentation and other information related to such Subsidiary reasonably requested by the Administrative Agent or any Lender under applicable “know your customer” or similar rules and regulations, including the Patriot Act;
(b)    The Administrative Agent shall have received evidence satisfactory to it that all of such Affiliate Borrower’s then existing credit facilities shall have been cancelled and terminated and all indebtedness thereunder shall have been fully repaid (except to the extent being so repaid with the initial Revolving Loans to such Borrower or otherwise permitted to be outstanding pursuant to this Agreement);
(c)    In the event an Affiliate Borrower is organized under the laws of Luxembourg, (i) an excerpt (extrait) issued by the Luxembourg Trade and Companies Register dated as of the date of its designation and (ii) a non-registration certificate (certificate de non-inscription d’une décision judiciaire) issued by the Luxembourg Trade and Companies Register regarding the absence of judicial proceedings dated as of the date of its designation;
(d)    In the event an Affiliate Borrower is organized under the laws of Switzerland, (i) a copy of the constitutional documents of such Affiliate Borrower, being a certified excerpt of the competent commercial register, a certified copy of the articles of association (containing a financial assistance clause allowing for up- and cross-stream security) and (if applicable and relevant), a copy of the duly signed and approved organizational regulations; (ii) a copy of a resolution of the board of directors of such Affiliate Borrower authorizing the execution, delivery and performance of each Loan Document to which it is a party; (iii) a copy of a resolution of its shareholders’ meeting, approving the terms of, and the transactions contemplated by, the Loan Documents to which such Affiliate Borrower is a party and (iv) a certificate of the board of directors of such Affiliate Borrower certifying (a) that there have been no changes in the constitutional documents of such Affiliate Borrower as set out in Section 4.03(a)(i) above, as attached thereto and as certified as of a recent date by the commercial register, if applicable, since the date of the certification thereof by such commercial register, (b) resolutions of the Board of Directors or other governing body of such Affiliate Borrower authorizing the execution, delivery and performance of each Loan Document to which it is a party, and (c) the names and true signatures of the authorized signatories of such Affiliate Borrower authorized to sign the Loan Documents to which it is a party, and authorized to request Borrowings and/or LC Disbursements under the Credit Agreement; and
(e)    In the event an Affiliate Borrower is incorporated under the laws of Ireland, evidence that entry into and performance of the Loan Documents by such Affiliate Borrower will not constitute a breach of Section 239 of the Companies Act, 2014 of Ireland or a breach of Section 82 of the Companies Act, 2014 of Ireland.
ARTICLE V.

AFFIRMATIVE COVENANTSThe Loan Parties agree that so long as any Lender has any Commitment hereunder or any amount payable by any Borrower hereunder remains unpaid (other than contingent indemnification and similar obligations not yet due and obligations that are Cash Collateralized):
SECTION 5.01    Information. The Parent will deliver to the Administrative Agent (and, upon receipt, the Administrative Agent will promptly deliver to each of the Lenders):
(a)    Annual Financial Statements. Within five Business Days after the date on which the Parent files such documents with the SEC, but in no event later than 120 days after the end of each fiscal year, a consolidated balance sheet of the Parent and its Consolidated Subsidiaries at the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in accordance with the rules and regulations of the SEC and audited by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing.
(b)    Quarterly Financial Statements. Within five Business Days after the date on which the Parent files such documents with the SEC, but in no event later than 60 days after the end of each of the first three quarters of each fiscal year, a consolidated balance sheet of the Parent and its Consolidated Subsidiaries at the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous fiscal year, all certified by a Senior Financial Officer as fairly presenting in all material respects in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) the financial position and results of operations of the Parent and the Consolidated Subsidiaries.
(c)    Compliance Certificates. Simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of a Senior Financial Officer (i) setting forth in reasonable detail the calculations required to establish whether the Parent was in compliance with the requirements of Sections 6.01 and 6.02 on the date of such financial statements and (ii) stating whether there exists on the date of such certificate any Event of Default or Default and, if any such event then exists, setting forth the details thereof and the action which the Parent is taking or proposes to take with respect thereto.
(d)    Notice of Default. Forthwith upon the occurrence of any Responsible Officer obtaining knowledge of any Event of Default or Default, a certificate of a Senior Financial Officer setting forth the details thereof and the action which the Parent is taking or proposes to take with respect thereto.
(e)    Shareholder Information. Promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed.
(f)    SEC Filings. Promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K and 10-Q which the Parent shall have filed with the SEC.
(g)    ERISA Notices. If and when the Parent or ERISA Affiliate or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which could reasonably be expected to constitute grounds for a distress or PBGC-initiated termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC.
(h)    Notice of Other Material Events. Promptly upon obtaining knowledge thereof, notice of the commencement of any litigation or Governmental Authority proceeding affecting the Parent or any Subsidiary (including pursuant to any applicable Environmental Law) in which there is a reasonable possibility of an adverse decision which could reasonably be expected to have a Material Adverse Effect.
(i)    Ratings. Promptly upon the public announcement thereof, notice of any downgrade in any credit rating (including the Public Debt Rating) with respect to the Company or the Parent by Moody’s, S&P or Fitch.

(j)    Other Information. From time to time such additional information regarding the financial position or business of the Loan Parties (including in connection with the Patriot Act) as the Administrative Agent, at the request of any Lender, may reasonably request.
Documents required to be delivered pursuant to Sections 3.04 or 5.01 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date such documents are posted on the Parent’s behalf on SyndTrak/IntraLinks/IntraAgency, on EDGAR (the Electronic Data Gathering, Analysis and Retrieval system of the SEC) or any successor thereto, or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that, except in the case of any filing on EDGAR or any successor thereto, the Parent shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
If any financial materials and related certificates required to be delivered pursuant to Sections 5.01(a), (b) and/or (c) shall be required to be delivered pursuant to the terms of such Section(s) on a day that is not a Business Day, the required date for such delivery shall be extended to the next succeeding Business Day.
SECTION 5.02    Use of Proceeds. The Parent shall, and shall cause each Subsidiary to, use the proceeds of the Loans solely for working capital needs and for general corporate purposes (including Permitted Acquisitions, permitted share repurchases, capital expenditures and repayment of Debt) of the Parent, each Borrower and the Subsidiaries. Without limiting the foregoing, the Parent shall not, and shall not permit any Subsidiary to, use the proceeds of any Credit Events, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any “margin stock” in violation of Regulation U of the Board. In no event shall the proceeds of the Loans be utilized for any purpose that would constitute unlawful financial assistance within the meaning of sections 678 or 679 of the UK Companies Act 2006 or section 82 of the Irish Companies Act.
Each Loan Party shall (and the Company shall ensure that each Subsidiary will) ensure that no proceeds of the Loans will be used in a manner which would constitute a “use of proceeds in Switzerland” as interpreted by Swiss tax authorities for purposes of Swiss Withholding Tax, unless a written confirmation or countersigned tax ruling application from the Swiss Federal Tax Administration has been obtained (in form and substance satisfactory to the Administrative Agent) confirming that such use does not result in the Loan qualifying as a Swiss financing for Swiss Withholding Tax purposes.
SECTION 5.03    Compliance with Contractual Obligations and Laws. The Parent shall, and shall cause each Subsidiary to, comply with all applicable laws and regulations of any Governmental Authority having jurisdiction over it or its business the non-compliance with which would reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, each Borrower will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions in all material respects.
SECTION 5.04    Insurance. The Parent shall, and shall cause each Subsidiary to, maintain, with financially sound and reputable insurers (as determined at the time the relevant coverage is placed or renewed in the good faith judgment of the Parent or relevant Subsidiary) and/or pursuant to a self-insurance program, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar businesses and covering similar properties in the same or similar localities, of such types, with such deductibles, covering such risks and in such amounts as are customarily carried under similar circumstances by such other Persons, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.05    Ownership of Borrowers. The Parent shall at all times own and control, directly or indirectly, all of the equity interests (other than directors’ qualifying shares and other than as may be required by law) of each Borrower (unless, in the case of any Borrower other than the Company, such Borrower and has ceased to be a party hereto pursuant to Section 2.23).
SECTION 5.06    Payment of Taxes. The Parent shall, and shall cause each Subsidiary to, pay or make provision for the payment of all United States federal and material foreign, state and other taxes which have become due pursuant to such returns or pursuant to any assessment in respect thereof received by the Parent or any Subsidiary, except (a) taxes that are being contested in good faith and for which adequate reserves have been provided and/or (b) where the failure to so pay could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.07    Swiss Non-Bank Rules. Each Swiss Loan Party shall at all times comply with the Swiss Twenty Non-Bank Rule, to the extent applicable; provided that a Swiss Loan Party shall not be in breach of this Section 5.07 if non-compliance arises solely as a consequence of (a) an inaccurate representation and warranty by a Lender pursuant to Section 9.17; (b) any assignment or participation by a Lender to a Person that is not a Swiss Qualifying Lender without the consent of the Company; or (c) any Lender ceasing to be a Swiss Qualifying Lender so long as commencing promptly after the Company obtains knowledge of such event, the Company and such Swiss Loan Party take all reasonable steps to cause the number of creditors of such Swiss Loan Party relevant under the Swiss Twenty Non-Bank Rule to be not more than 20.
SECTION 5.08    Loan Party Location. The Parent will cause (i) each Borrower and each Material Subsidiary incorporated or organized in an EU jurisdiction to cause its centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) to be situated solely in its jurisdiction of incorporation and not to have an establishment (as that term is used in Article 2(10) of the Insolvency Regulation) situated outside its jurisdiction of incorporation or organization, as applicable and (ii) each Borrower and each Material Subsidiary incorporated in England and Wales to cause its centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) to be situated solely in England and Wales and not to have an establishment (as that term is used in Article 2(10) of the Insolvency Regulation) situated outside its jurisdiction of incorporation. The Parent will cause its centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) to be situated solely in its jurisdiction of incorporation and not to have an establishment (as that term is used in Article 2(10) of the Insolvency Regulation) situated outside its jurisdiction of incorporation.
SECTION 5.09    Tax Residence. No Loan Party may change its residence for Tax purposes.
SECTION 5.10    Service of Process Agent. To the extent that the Company wishes to terminate the Initial Affiliate Borrower as a Borrower hereunder, the Company will provide to the Administrative Agent prior to, or substantially contemporaneously with, such termination a letter from the Service of Process Agent described in clause (ii) of the definition of “Service of Process Agent” (or any other Service of Process Agent acceptable to the Administrative Agent), and such letter will confirm such Service of Process Agent’s consent to its appointment by the Parent, the Company and each Affiliate Borrower as their agent to receive service of process as specified in this Agreement.

ARTICLE VI.

NEGATIVE COVENANTS
The Loan Parties agree that so long as any Lender has any Commitment hereunder or any amount payable by any Borrower hereunder remains unpaid (other than contingent indemnification and similar obligations not yet due and obligations that are Cash Collateralized):
SECTION 6.01    Maximum Net Leverage Ratio. The Parent shall not permit the Net Leverage Ratio on the last day of any period of four consecutive fiscal quarters of the Parent to exceed 3.75 to 1.00; provided, that (i) the Company may, by written notice to the Administrative Agent for distribution to the Lenders and not more than two times during any five consecutive year term of this Agreement, elect to increase the maximum Net Leverage Ratio permitted under this Section 6.01 to 4.25 to 1.00 as of the end of each of the first four (4) periods of four consecutive fiscal quarters ending on or after the date of a Permitted Acquisition, if the aggregate consideration paid or to be paid in respect of such Permitted Acquisition is equal to or greater than $250,000,000 (any such four consecutive periods of four consecutive fiscal quarters following such a Permitted Acquisition, an “Adjusted Covenant Period”) and (ii) in connection with any such election, the Company shall have delivered to the Administrative Agent, at least five business days prior to consummating such Acquisition, notice of such Acquisition and pro forma calculations (in form and detail reasonably satisfactory to the Administrative Agent) demonstrating compliance with the maximum Net Leverage Ratio required by the foregoing clause (i) (it being understood and agreed that (A) the Company may not elect an Adjusted Covenant Period for at least two (2) fiscal quarters following the end of an Adjusted Covenant Period before a new Adjusted Covenant Period is available again pursuant to the foregoing clause (i) and (B) at the end of an Adjusted Covenant Period, the maximum Net Leverage Ratio permitted under this Section 6.01 shall revert to 3.75 to 1.00 as of the end of each subsequent fiscal quarter unless and until another Adjusted Covenant Period is elected pursuant to the terms and conditions described above).
SECTION 6.02    Minimum Interest Coverage Ratio. The Parent shall not permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Parent ending on the last day of a fiscal quarter of the Parent to be less than 3.00 to 1.00.
SECTION 6.03    Negative Pledge. Neither the Parent nor any Material Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by any of them, except:
(a)    any Lien existing on the date of this Agreement and set forth in Schedule 6.03;
(b)    Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims which are not overdue for a period of more than 60 days, or to the extent that such Lien is being contested in good faith by appropriate actions and adequate reserves in accordance with GAAP are being maintained therefor, provided that no notice of Lien has been filed or recorded under the Code;
(c)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business, provided that (i) the obligation secured by the applicable Lien has not been delinquent for more than 90 days or remains payable without penalty and, in each case, the property subject to such Lien is not subject to forfeiture as a result of such Lien or (ii) the applicable Lien is being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(d)    Liens (other than any Lien imposed under ERISA) consisting of pledges or deposits in the ordinary course of business (i) required in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers to secure obligations with respect to casualty or liability insurance maintained by the Parent or any of its Subsidiaries;

(e)    Liens on property of the Parent or any Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (ii) surety bonds (excluding appeal bonds and other bonds posted in connection with court proceedings or judgments) and (iii) other non-delinquent obligations of a like nature (including those to secure health, safety and environmental obligations) in each case incurred in the ordinary course of business;
(f)    Liens consisting of judgment or judicial attachment liens and Liens securing contingent obligations on appeal bonds and other bonds posted in connection with court proceedings or judgments, to the extent that such Liens do not constitute an Event of Default under clause (j) of Article VII;
(g)    easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances on real property which in the aggregate do not materially detract from the value of such property or materially interfere with the ordinary conduct of the businesses of the Parent and its Subsidiaries;
(h)    Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such leases are otherwise permitted hereunder;
(i)    Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies (or, with respect to accounts located in Luxembourg, contractual provisions) as to deposit accounts or other funds maintained with a creditor depository institution and/or Liens arising in the ordinary course of business with respect to deposit accounts relating to intercompany cash pooling, interest set-off and/or sweeping arrangements; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Parent or the applicable Subsidiary in excess of those set forth by regulations promulgated by the Board and (ii) such deposit account is not intended by the Parent or any Subsidiary to provide collateral to the depository institution;
(j)    Liens arising in connection with Securitization Transactions;
(k)    Liens on property of any Foreign Subsidiary securing Debt of such Foreign Subsidiary and/or any other Foreign Subsidiary that is permitted under Section 6.05;
(l)    any Lien existing on property (and the proceeds thereof) existing at the time of its acquisition (by merger or otherwise) or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the date hereof (other than any Lien on the equity interests of any Person that becomes a Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary; and (ii) the Debt or other obligation secured thereby is not prohibited by Section 6.05;
(m)    Liens arising out of the conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Parent or any of its Subsidiaries in the ordinary course of business;
(n)    Liens solely on cash earnest money deposits made by the Parent or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(o)    Liens securing reimbursement obligations incurred in the ordinary course of business for trade letters of credit or banker’s acceptances, which Liens encumber only goods, or documents of title covering goods, that are purchased in transactions for which such letters of credit or banker’s acceptances are issued;
(p)    Liens incurred in the ordinary course of business in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(q)    leases, subleases, licenses or sublicenses (including, in the case of licenses and sublicenses, of intellectual property) granted to others in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of the Parent or any Subsidiary and do not secure any Debt;
(r)    Liens of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the ordinary course of collection;
(s)    options, put and call arrangements, rights of first refusal and similar rights relating to investments in joint ventures, partnerships and other similar investments not prohibited by this Agreement;
(t)    rights of first refusal, put, call and similar rights arising in connection with repurchase agreements that are not prohibited by this Agreement;
(u)    any Lien arising under any Loan Document;
(v)    any Lien on an asset arising out of an agreement to dispose of such asset, to the extent such disposition is not prohibited by this Agreement and such Lien does not secure any other obligation;
(w)    any extension, renewal or substitution of or for any Lien described in clause (a) or (l) above, in each case (A) to the extent that the amount of the Debt or other obligation secured by the applicable Lien shall not exceed the amount of the Debt or other obligation existing immediately prior to such extension, renewal or substitution and (B) so long as the scope of the property subject to such Lien is not increased;
(x)    Liens relating to purchase orders and other agreements entered into with customers of the Parent or any Subsidiary in the ordinary course of business;
(y)    receipt of progress payments and advances from customers in the ordinary course of business to the extent the same create Liens on the related inventory and proceeds thereof;
(z)    Liens on assets pledged in respect of defeased or discharged indebtedness; and
(aa)    in addition to Liens permitted by clauses (a) through (z) above, any other Lien, to the extent that the outstanding principal amount of the obligations secured thereby, expressed as a Dollar Amount, at the time of creation thereof, in the aggregate with the outstanding principal amount of all other Debt and other obligations then secured pursuant to this clause (aa), does not exceed the greater of (i) $300,000,000 and (ii) 8.5% of the Parent’s Consolidated Total Assets as shown on the then most recent consolidated financial statements of the Parent delivered to the Administrative Agent pursuant to Section 5.01 (or, prior to such initial delivery pursuant to Section 5.01, Section 3.04).
Any lien permitted above under this Section 6.03 on any property may extend to identifiable proceeds of such property.

SECTION 6.04    Consolidations, Mergers and Sales of Assets; Acquisitions. No Loan Party will merge or consolidate with any other non-affiliated Person or sell, lease, transfer or otherwise dispose of all or substantially all of its assets as an entirety to any other non-affiliated Person unless:
(i)    in the case of a merger or consolidation, the Person surviving such transaction is the applicable Loan Party; and
(ii)    immediately after giving effect to any such action, no Event of Default or Default shall have occurred and be continuing.
(b)    The Parent will not, and will not permit any Subsidiary to, make any Acquisition other than Permitted Acquisitions.
SECTION 6.05    Subsidiary Debt. The Parent will not permit any Material Subsidiary (other than the Company) to create, incur, assume or suffer to exist any Debt except:
(a)    Debt arising under Securitization Transactions in an aggregate amount outstanding not exceeding $250,000,000 at any time;
(b)    Debt existing on the Effective Date and identified on Schedule 6.05 and any refinancing, extension or renewal thereof or of any Debt under this clause (b), in each case, to the extent the principal amount thereof is not increased (including extensions, renewals or replacements of guarantees in respect of such Debt as so refinanced, extended or renewed);
(c)    (i) Debt of a Subsidiary owed to the Parent or another Subsidiary; and (ii) Guarantees by a Subsidiary of Debt of the Parent or another Subsidiary to the extent this Agreement does not prohibit the Parent’s or such other Subsidiary’s incurrence of such Debt;
(d)    Debt incurred as an account party in respect of any trade letter of credit;
(e)    deferred compensation owed to employees incurred in the ordinary course of business;
(f)    to the extent constituting Debt, obligations with respect to deferred compensation, retiree healthcare medical benefits or other similar employment arrangements incurred in connection with acquisitions or dispositions permitted under this Agreement;
(g)    to the extent constituting Debt, obligations incurred in respect of cash management services, netting services, overdraft protection and similar arrangements and hedging transactions with a term not exceeding two years, in each case in the ordinary course of business;
(h)    Debt constituting reimbursement obligations with respect to letters of credit issued in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations relating to regarding workers’ compensation claims incurred in the ordinary course of business;
(i)    obligations in respect of performance and surety, stay, customs, appeal and performance bonds, performance and completion guarantees and similar instruments or obligations in respect of letters of credit in respect thereof, in each case in the ordinary course of business;
(j)    Debt that has maturities and other terms, and is subordinated to the Obligations in a manner, satisfactory to the Required Lenders;
(k)    Debt arising under capital leases in an aggregate principal amount not to exceed $50,000,000 outstanding at any time;

(l)    Debt of Affiliate Borrowers arising under the Loan Documents; and
(m)    other Debt in an aggregate principal amount not to exceed the greater of (i) $425,000,000 and (ii) 11.5% of the Parent’s Consolidated Total Assets as shown on the then most recent consolidated financial statements of the Parent delivered to the Administrative Agent pursuant to Section 5.01 (or, prior to such initial delivery pursuant to Section 5.01, Section 3.04), outstanding at any time.
SECTION 6.06    OFAC and Anti-Corruption Laws.
(a)    The Parent shall not, and shall ensure that none of the Borrowers or its other controlled affiliated companies will, directly or, to the Parent’s Knowledge, indirectly use the proceeds of Credit Events hereunder:
(i)    in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws;
(ii)    to fund or finance any activities, business or transaction of or with any Designated Person or in any Sanctioned Country, in either case, to the extent such activities, business or transaction would violate Sanctions (assuming, for purposes of this covenant only, that each Affiliate Borrower were a Domestic Subsidiary for purposes of determining its compliance with Sanctions); or
(iii)    in any other manner that will result in liability to the Administrative Agent or any Lender under any applicable Sanctions or a breach by the Administrative Agent or any Lenders of any Sanctions.
(b)    The Parent shall not, and shall ensure that none of the Borrowers or its other controlled affiliated companies will, use funds or assets obtained directly or, to the Parent’s Knowledge, indirectly from transactions with or from (i) Designated Persons or (ii) any Sanctioned Country, in either case, in violation of Sanctions (assuming, for purposes of this covenant only, that each Affiliate Borrower were a Domestic Subsidiary for purposes of determining its compliance with Sanctions), to pay or repay any amount owing to the Administrative Agent or any Lender under any Loan Document.
(c)    The Parent shall, and shall ensure that each Borrower and each of its other controlled affiliated companies will:
(i)    conduct its business in compliance with Anti-Corruption Laws in all material respects;
(ii)    maintain policies and procedures designed to promote and achieve compliance in all material respects with Anti-Corruption Laws; and
(iii)    have reasonable controls and safeguards in place designed to prevent any proceeds of any Credit Event hereunder from being used contrary to the representations and undertakings set forth herein.
ARTICLE VII.

EVENTS OF DEFAULT
If one or more of the following events (each, an “Event of Default”) shall have occurred and be continuing:

(a)    any Borrower shall fail to pay within two (2) Business Days of the date due any principal of any Loan; or any Borrower shall fail to pay within five days of the date due any interest on any Loan, any fee or any other amount payable hereunder;
(b)    any Loan Party shall fail to observe or perform any applicable covenant contained in Section 5.02, Section 5.05 or any of Sections 6.01 to 6.06, inclusive;
(c)    any Loan Party shall fail to observe or perform any other covenant or agreement contained in this Agreement for 30 days after the earlier of (i) the date on which written notice thereof has been given to the Parent by the Administrative Agent at the request of any Lender or (ii) if the Parent fails to promptly notify the Administrative Agent and the Lenders of such failure as required by Section 5.01(d), the date on which a Senior Financial Officer had actual knowledge of such failure;
(d)    any representation, warranty, certification or statement made by any of the Loan Parties in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made;
(e)    the Parent or any Subsidiary (i) fails to make any payment of Material Financial Obligations when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, but after giving effect to any applicable grace or cure period); or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under one or more agreements or instruments relating to Material Financial Obligations, if the effect of such failure, event or condition is to cause (or require), or to permit the holder or holders of such Material Financial Obligations (or the beneficiary or beneficiaries of such Material Financial Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries)) to cause (or require), such Material Financial Obligations to become due and payable (or to be purchased, repurchased, defeased or Cash Collateralized) prior to the stated maturity thereof; provided that any such failure relating to a Material Financial Obligation that was the Debt of a Person acquired by the Parent or any of its Subsidiaries and which was assumed by the Parent or such Subsidiary as part of such acquisition shall not constitute an Event of Default or Default pursuant to this clause (e) so long as such Material Financial Obligation is repaid in full or such failure is cured within 30 days of such acquisition. Notwithstanding the foregoing, none of the following events shall constitute an Event of Default under this clause (e) of Article VII unless such event results in the acceleration of Material Financial Obligations: (i) any secured Debt becoming due as a result of the voluntary sale or transfer of the property or assets securing such Debt, (ii) any change of control offer made within 60 days after an acquisition with respect to, and effectuated pursuant to, Debt of an acquired business, (iii) any default under Debt of an acquired business if such default is cured, or such Indebtedness is repaid, within 60 days after the acquisition of such business so long as no other creditor accelerates or commences any kind of enforcement action in respect of such Debt or (iv) mandatory prepayment requirements arising from the receipt of net cash proceeds from debt, dispositions (including casualty losses, governmental takings and other involuntary dispositions), equity issues or excess cash flow;
(f)    the Parent or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, examinership, reorganization or other relief (including, in the case of any Luxembourg Person, any Luxembourg Relief) with respect to itself, its assets or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, administrator, custodian, examiner or other similar official of it or any substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall commence or consent to a proceeding for approval of a plan of arrangement with respect to its debts or shall fail generally to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing; or any of the shareholders of a Material Subsidiary shall take any action to initiate any of the foregoing with respect to such Material Subsidiary;

(g)    an involuntary case or other proceeding shall be commenced against the Parent or any Material Subsidiary seeking liquidation, examinership, reorganization or other relief (including, in the case of any Luxembourg Person, any Luxembourg Relief) with respect to it, its assets or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, administrator, custodian, examiner or other similar official of it or any substantial part of its property, or any of the Parent’s shareholders shall take any action to initiate a proceeding of the type described in clause (f) above with respect to the Parent, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Parent or any Material Subsidiary under the federal bankruptcy laws or similar bankruptcy or insolvency laws of any other applicable jurisdiction as now or hereafter in effect; or a UK Bankruptcy Event occurs with respect to any UK Relevant Entity;
(h)    without prejudice to any other provisions of this Article VII, (i) any of the following occurs in respect of a Swiss Loan Party: the occurrence of any event or procedure in relation to a Swiss Borrower which is analogous to those listed in the clauses (a), (f) and (g) of this Article VII above including, inter alia, “hälftiger Kapitalverlust” or “Überschuldung” within the meaning of art. 725 and art. 820 para. 1 of the Swiss Federal Code of Obligations (CO) (half of the share capital and the legal reserves not covered; over-indebtedness, i.e. liabilities not covered by the assets), duty of filing of the balance sheet with the judge due to over-indebtedness or insolvency pursuant to art. 725a and art. 820 para. 1 CO, “Konkurseröffnung und Konkurs” (declaration of bankruptcy and bankruptcy), “Nachlassverfahren” (composition with creditors) including in particular “Nachlassstundung” (moratorium) and proceedings regarding “Nachlassvertrag” (composition agreements) and “Notstundung” (emergency moratorium), proceedings regarding “Fälligkeitsaufschub” (postponement of maturity), “Konkursaufschub / Gesellschaftsrechtliches Moratorium” (postponement of the opening of bankruptcy; moratorium proceedings) pursuant to art. 725a or art. 820 para. 2 CO, notification of the judge of a capital loss or over-indebtedness under these provisions and “Auflösung / Liquidation” (dissolution/liquidation);
(i)    the Parent or any ERISA Affiliate shall fail to pay when due an amount which could reasonably be expected to have a Material Adverse Effect, which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or the Parent or an ERISA Affiliate shall file a distress termination notice with the PBGC and the amount of the Unfunded Vested Liabilities under that filing could reasonably be expected to have a Material Adverse Effect; or the PBGC shall institute judicial proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans which have Unfunded Vested Liabilities which could reasonably be expected to have a Material Adverse Effect; or a judicial proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 of ERISA, the aggregate amount of delinquent contributions claimed to be owed pursuant to such Section 515 in such proceeding which could reasonably be expected to have a Material Adverse Effect, and such proceeding shall not have been dismissed within 30 days;
(j)    a judgment or order for the payment of money in excess of a Dollar Amount of $100,000,000 shall be rendered against any Borrower or any of its Subsidiaries (net of insurance proceeds in the event a solvent insurer with an investment grade long term bond rating has acknowledged in writing its obligation to satisfy such judgment) and such judgment or order is not within 60 days of the entry thereof bonded, discharged or stayed;
(k)    any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Parent;
(l)    a majority of the members of the board of directors of the Parent ceases to be individuals who (i) were members of such board of directors as of the Effective Date or (ii) were nominated or appointed to be members of such board by a majority of the members of such board who, at the time of such nomination or appointment, were individuals described in the foregoing clause (i) or this clause (ii). Notwithstanding the foregoing, if a majority of the members of the board of directors of the Parent cease to be individuals described in clauses (i) and (ii) above, it shall not constitute an Event of Default under this clause (l) of Article VII if a majority of the Parent’s board of directors (comprised of the individuals described in clauses (i) and (ii)) approves such changes; or
(m)    except as otherwise expressly permitted under the Loan Documents (i) this Agreement, the Notes or any other document executed in connection herewith, at any time after its execution and delivery, ceases to be in full force and effect against any applicable Loan Party; (ii) any Loan Party or any other Person acting on behalf of any Loan Party contests in any manner the validity or enforceability of any such document against any applicable Loan Party; or (iii) any Loan Party or any other Person acting on behalf of any Loan Party denies that it has any or further liability or obligation under any such document, or purports to revoke, terminate or rescind any such document;
then, and in every such event (other than an event with respect to the Parent or any Borrower described in clause (f), (g) or (h) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties, and (iii) require cash collateral for the LC Exposure in accordance with Section 2.06(j); and in case of any event with respect to the Parent or any Borrower described in clause (f), (g) or (h) of this Article VII , the Commitments shall automatically terminate and the principal of the Loans then outstanding and cash collateral for the LC Exposure, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.
ARTICLE VIII.

THE ADMINISTRATIVE AGENT
SECTION 8.01    Authorization and Action.
(a)    Each Lender and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
(b)    As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent reasonably and in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan

Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency, examinership or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency, examinership or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)    In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:
(i)    the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or holder of any other Obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby;
(ii)    to the extent that English law is applicable to the duties of the Administrative Agent under any of the Loan Documents, Section 1 of the Trustee Act 2000 of the United Kingdom shall not apply to the duties of the Administrative Agent in relation to the trusts constituted by that Loan Document; where there are inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 of the United Kingdom and the provisions of this Agreement or such Loan Document, the provisions of this Agreement shall, to the extent permitted by applicable law, prevail and, in the case of any inconsistency with the Trustee Act 2000 of the United Kingdom, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act; and
(iii)    nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d)    The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
(e)    None of any Syndication Agent, any Documentation Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.
(f)    In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, examinership, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, examiner, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.
(g)    The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Company’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Company or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each party that is a holder of Obligations, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

SECTION 8.02    Administrative Agent’s Reliance, Indemnification, Etc.
(a)    Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall reasonably believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.
(b)    The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Company, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.
(c)    Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Company), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.03    Posting of Communications.
(a)    The Company agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other similar electronic platform chosen by the Administrative Agent reasonably and in good faith to be its electronic transmission system and used by it for such purpose with respect to its credit facilities generally (the “Approved Electronic Platform”).
(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Company acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Company hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution, other than risks arising from the gross negligence, bad faith or willful misconduct of any of the foregoing parties (as determined by a court of competent jurisdiction by a final and nonappealable judgment).
(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM, OTHER THAN DIRECT ACTUAL DAMAGES ARISING FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF ANY APPLICABLE PARTY (AS DETERMINED BY A COURT OF COMPETENT JURISDICTION BY A FINAL AND NONAPPEALABLE JUDGMENT).
(d)    Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)    Each of the Lenders, each of the Issuing Banks and the Company agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)    Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 8.04    The Administrative Agent Individually. With respect to its Commitment, Loans and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Parent, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.
SECTION 8.05    Successor Administrative Agent.
(a)    The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Company, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right, in consultation with (and, so long as no Default shall then exist, the consent of, such consent not to be unreasonably withheld) the Company, to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In both cases, such appointment shall be subject to the prior written approval of the Company (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.
(b)    Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
SECTION 8.06    Acknowledgement of Lenders and Issuing Banks.
(a)    Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Parent and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)    Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
SECTION 8.07    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith;

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that:
(i)    none of the Administrative Agent, or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto);
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);
(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations);
(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and
(v)    no fee or other compensation is being paid directly to the Administrative Agent, or any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.
(c)    The Administrative Agent, and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments

by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
ARTICLE IX.

MISCELLANEOUS
SECTION 9.01    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone or other means permitted hereunder (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)    if to any Loan Party, to Pentair Finance S.à r.l. (in care of Pentair, Inc.), 5500 Wayzata Boulevard, Suite 800, Golden Valley, MN 55416-1261, Attention: Mark Borin (Telecopy No. (763) 656-5403; Email Mark.Borin@Pentair.com; Telephone No. (763) 545-1730), with a copy to, in the case of any notice of Default or Event of Default, Pentair Finance S.à r.l. (in care of Pentair, Inc.), 5500 Wayzata Boulevard, Suite 800, Golden Valley, MN 55416-1261, Attention: Karla Robertson (Telecopy No. (763) 656-5403; Email Karla.Robertson@Pentair.com; Telephone No. (763) 545-1730);
(ii)    if to the Administrative Agent, (A) in the case of Borrowings denominated in Dollars (other than Designated Loans), to JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor L2, Chicago, Illinois 60603, Attention of Loan and Agency (Telecopy No. 888-303-9732; Email jpm.agency.servicing.cri@jpmchase.com), (B) in the case of Borrowings denominated in Foreign Currencies and Designated Loans, to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, Attention of The Manager, Loan & Agency Services (Telecopy No. 44 207 777 2360; Email loan_and_agency_london@jpmorgan.com), and in each case with a copy to JPMorgan Chase Bank, N.A., 10 South Dearborn, 9th Floor, Chicago, Illinois 60603, Attention of Suzanne Ergastolo (Telecopy No. (312) 794-7682; Email suzanne.ergastolo@jpmorgan.com) and (C) in the case of a notification of the DQ List, to JPMDQ_Contact@jpmorgan.com;
(iii)    if to an Issuing Bank, to it at (a) JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor L2, Chicago, Illinois 60603, Attention of Letter of Credit Team (Telecopy No. 214-307-6874; Email Chicago.LC.Agency.Activity.Team@JPMChase.com) or (b) in the case of any other Issuing Bank, to it at the address and telecopy number specified from time to time by such Issuing Bank to the Company and the Administrative Agent;
(iv)    if to JPMorgan in its capacity as a Swingline Lender, (A) in the case of Swingline Loans denominated in Dollars (other than Designated Swingline Loans), to it at JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor L2, Chicago, Illinois 60603, Attention of Loan and Agency (Telecopy No. 888-303-9732; Email jpm.agency.servicing.cri@jpmchase.com) and (B) in the case of Swingline Loans denominated in Foreign Currencies and Designated Swingline Loans, to it at J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, Attention of The Manager, Loan & Agency Services (Telecopy No. 44 207 777 2360; Email loan_and_agency_london@jpmorgan.com) or (b) in the case of any other Swingline Lender, to it at the address and telecopy number specified from time to time by such Swingline Lender to the Company and the Administrative Agent; and

(v)    if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.
SECTION 9.02    Waivers; Amendments.
(a)    No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)    Except as provided in Section 2.25 with respect to the extension of the Maturity Date, or as provided in Section 2.20 with respect to an Incremental Term Loan Amendment or as provided in Section 2.14(c), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than waivers or amendments with respect to the application of a default rate of interest pursuant to Section 2.13(b)), or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (except that neither (A) any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) or (B) any amendment entered into pursuant to the terms of Section 2.14(c) shall constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby (other than any reduction of the amount of, or any extension of the payment date for, the mandatory prepayments required under Section 2.11, in each case which shall only require the approval of the Required Lenders), (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby (it being understood that, solely with the consent of the parties prescribed by Section 2.20 to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments and the Revolving Loans are included on the Effective Date) or (vi) release the Parent or the Swiss Guarantor from its obligations under Article X (other than with respect to any Borrower ceasing to be a Borrower in accordance with this Agreement) without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or any Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or such Swingline Lender, as the case may be (it being understood that any change to Section 2.24 shall require the consent of the Administrative Agent, the Issuing Banks and the Swingline Lenders). Notwithstanding the foregoing, (A) no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification, and (B) as to any amendment, amendment and restatement or other modification otherwise approved in accordance with this Section, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitment or outstanding Loans, so long as such Lender receives payment in full of the principal of and interest on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective.
(c)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) each Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each party hereto agrees that (1) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (2) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.
(d)    Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to an Incremental Term Loan Amendment) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, Incremental Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.
(e)    If the Administrative Agent and the Company acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Company shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.
SECTION 9.03    Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable, documented and invoiced out-of-pocket expenses incurred by the Administrative Agent and JPMCB in its capacity as an Arranger, including the reasonable, documented and invoiced fees, disbursements and other charges of one primary counsel (and one additional local counsel in each applicable jurisdiction) for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that, in advance of contacting outside counsel of the Administrative Agent regarding matters concerning the administration of this Agreement in respect of which the Administrative Agent will expect to be reimbursed by the Company, the Administrative Agent will notify the Company of its intent to contact such outside counsel, (ii) all reasonable, documented and invoiced out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable, documented and invoiced out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, disbursements and other charges of one primary counsel (and one local counsel in each applicable jurisdiction) for the Administrative Agent, one additional counsel for all the Lenders other than the Administrative Agent and additional counsel as any Lender reasonably determines are necessary to avoid actual or potential conflicts of interest or the availability of different claims or defenses, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document at any time during a Default, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations during an Event of Default in respect of such Loans or Letters of Credit.
(b)    The Company shall indemnify the Administrative Agent, each Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related costs and expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, as and when incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, or the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of its Subsidiaries and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (a) the gross negligence or willful misconduct of such Indemnitee or any of its Related Indemnified Persons, (b) a dispute among the Indemnitees not arising from an act or omission of the Company or any of its Affiliates (other than a dispute involving a claim against an Indemnitee for its acts or omissions in its capacity as an arranger, bookrunner, agent or similar role in respect of the credit facility evidenced by this Agreement, except, with respect to this clause (b), to the extent such acts or omissions are determined by a court of competent jurisdiction by final and non-appealable judgment to have constituted the gross negligence or willful misconduct of such Indemnitee in such capacity) or (c) such Indemnitee’s or any of its Related Indemnified Persons’ material breach of the Loan Documents (as determined pursuant to a claim asserted by the Company, whether as a claim, counterclaim or otherwise). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim. For purposes of this Section 9.03(b), a “Related Indemnified Person” of an Indemnitee means (1) any controlled Affiliate of such Indemnitee, (2) the respective directors, managers, officers and employees of such Indemnitee and of its controlled Affiliates and (3) the respective agents of such Indemnitee and its controlled Affiliates, in the case of this clause (3), acting at the express instructions of such Indemnitee or such controlled Affiliate; provided that each reference to a controlled affiliate, director, manager, officer or employee in this sentence pertains to a controlled affiliate, director, manager, officer or employee involved in the structuring, arrangement, negotiation or syndication of the credit facilities evidenced by this Agreement and/or the consummation of the transactions contemplated by the Loan Documents.
(c)    Each Lender severally agrees to pay any amount required to be paid by the Company under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent, each Issuing Bank and each Swingline Lender, and each Related Party of any of the foregoing Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to their respective Applicable Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(d)    To the extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), other than for direct or actual damages determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan, any Letter of Credit or the use of the proceeds thereof.
(e)    All amounts due under this Section shall be payable not later than 30 days after written demand therefor accompanied by a reasonably detailed calculation of the amount demanded.
SECTION 9.04    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i)    Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, it being understood that in the case of any assignment that requires the Company’s consent, without limiting any other factors that may be reasonable, it shall be reasonable for the Company to consider a proposed assignee’s right to require reimbursement for increased costs when determining whether to consent to such an assignment) of:
(A)    the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof), provided that no consent of the Company shall be required (but notice to the Company, either prior to or promptly after such assignment, shall be required) for an assignment to (1) a Lender, an Affiliate of a Lender or an Approved Fund or (2) if an Event of Default has occurred and is continuing, any other assignee; and
(B)    the Administrative Agent;

(C)    the Issuing Banks; and
(D)    the Swingline Lenders.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders;
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;
(E)    without the prior written consent of the Administrative Agent, no assignment shall be made to a prospective assignee that bears a relationship to the Company described in Section 108(e)(4) of the Code;
(F)    the assignee shall not be the Company or any Subsidiary or Affiliate of the Company; and
(G)    Notwithstanding anything to the contrary in this Section 9.04 or elsewhere in this Agreement, the consent of each Swiss Borrower shall, so long as no

Event of Default has occurred and is continuing, be required (such consent not to be unreasonably withheld or delayed) for an assignment or participation to an assignee or Participant that is a Swiss Non-Qualifying Lender; provided, however, that such a consent shall not be required by any Swiss Borrower, if, taking into consideration the contemplated assignment or participation, the number of Lenders or Participants, as applicable, that are Swiss Non-Qualifying Lenders, does not exceed ten (10).
For the purposes of this Section 9.04(b), the term “Approved Fund” and “Ineligible Institution” have the following meanings:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) the Parent, any of its Subsidiaries or any of its Affiliates, (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (e) a Disqualified Institution.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    (i) Any Lender may, without the consent of, or notice to, the Company, the Administrative Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement (D) without the prior written consent of the Administrative Agent, no participation shall be sold to a prospective participant that bears a relationship to the Company described in Section 108(e)(4) of the Code and (E) each Participant shall be a Swiss Qualifying Lender or, if not, the prior written consent of each Swiss Borrower has been obtained (such consent not to be unreasonably withheld or delayed; provided that no Swiss Borrower shall consent to a participation that would be in violation of the Swiss Non-Bank Rules; provided, further, that no consent of any Swiss Borrower shall be required if an Event of Default has occurred and is continuing). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) or in clause (i) of Section 9.04(a) that affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(j)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c) and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(i)    A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.17(e) and (h) as though it were a Lender.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)    Disqualified Institutions.
(i)    No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Company of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.
(ii)    If any assignment or participation is made to any Disqualified Institution without the Company’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Company may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Persons (other than an Ineligible Institution) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Company, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders (or any of them) and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter.
(iv)    The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Company and any updates thereto from time to time (collectively, the “DQ List”) on a Platform, including that portion of such Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender or potential Lender requesting the same.

(v)    The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.
SECTION 9.05    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect in accordance with their terms as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
SECTION 9.06    Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 9.07    Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding deposits held in a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party) at any time held, and other obligations at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 9.09    Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)    Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to only the jurisdiction of (i) the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan and (ii) any U.S. federal or Illinois state court sitting in Chicago, Illinois, and in each case any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(c)    Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. The Parent, the Company and each Affiliate Borrower irrevocably designates and appoints the Service of Process Agent, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City. The Initial Affiliate Borrower hereby represents, warrants and confirms that the Initial Affiliate Borrower has agreed to accept such appointment. Subject to the terms and conditions of Section 5.10, said designation and appointment shall be irrevocable by the Parent, the Company, and such designation shall also be irrevocable by each such Affiliate Borrower until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by such Affiliate Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof and such Affiliate Borrower shall have been terminated as a Borrower hereunder pursuant to Section 2.23. The Parent, the Company and each Affiliate Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City by service of process upon the Service of Process Agent as provided in this Section 9.09(d); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Service of Process Agent, and to the Parent, the Company and each such Affiliate Borrower at its address set forth in the Affiliate Borrowing Agreement to which it is a party or to any other address of which the Company or such Affiliate Borrower, as applicable, shall have given written notice to the Administrative Agent (with a copy thereof to the Service of Process Agent). The Parent, the Company and each Affiliate Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon the Parent, the Company or such Affiliate Borrower, as applicable, in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to the Parent, the Company or such Affiliate Borrower, as applicable. To the extent the Parent, the Company or any Affiliate Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), the Parent, the Company and each Affiliate Borrower hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12    Confidentiality. Each of the Administrative Agent, the Swingline Lenders, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential to the same extent as if they were parties hereto), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required (i) by applicable laws or regulations or (ii) by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on and subject to the terms of this clause (f)(i)) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) on a confidential basis to (A) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided for herein or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the written consent of the Company or (i) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company or any of its Subsidiaries that the Administrative Agent, such Issuing Bank or such Lender, as applicable, reasonably believes is not prohibited from disclosing such information to such party in violation of a duty of confidentiality to the Company or any of its Subsidiaries. In the event of disclosure pursuant to clause (c)(ii) above, the applicable disclosing Person shall, (x) to the extent not prohibited by applicable law, rule or regulation, as promptly as practicable notify the Company in writing of such required disclosure, (y) so furnish only that portion of the Information which such disclosing Person reasonably determines (which may be in reliance on the advice of legal counsel) it is legally required to disclose and (z) use commercially reasonable efforts to ensure that any such Information so disclosed is accorded confidential treatment. For the purposes of this Section, “Information” means all information which is received from or on behalf of the Company relating to the Company, its Subsidiaries or Affiliates or their respective business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information but in no event less than a reasonable degree of care.
Notwithstanding the foregoing or any other provision of this Agreement to the contrary, nothing contained in this Agreement shall be deemed to prohibit the Administrative Agent, any Swingline Lender, any Issuing Bank or any Lender from disclosing Information in any manner subject to protection under any foreign, federal, state or local whistleblower law.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY OR ON BEHALF OF THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW AND AGREES TO UPDATE SUCH CREDIT CONTACT BY NOTICE TO THE COMPANY AND THE ADMINISTRATIVE AGENT FROM TIME TO TIME AS NECESSARY TO CAUSE THE FOREGOING REPRESENTATION TO BE TRUE AT ALL TIMES.
SECTION 9.13    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.
SECTION 9.14    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.15    No Fiduciary Duty, etc. Each Loan Party acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to such Loan Party with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, such Loan Party or any other person. Each Loan Party agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Loan Party acknowledges and agrees that no Credit Party is advising such Loan Party as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Loan Party shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to any Loan Party with respect thereto.
Each Loan Party further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, such Loan Party, its Subsidiaries and other companies with which such Loan Party or any of its Subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
In addition, each Loan Party acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which such Loan Party or any of its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Loan Party by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Loan Party in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Loan Party also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to such Loan Party or any of its Subsidiaries, confidential information obtained from other companies.
SECTION 9.16    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
SECTION 9.17    Confirmation of Lender’s Status as Swiss Qualifying Lender. Each Lender represents and warrants to the Loan Parties that, on the date of this Agreement (or, if later, the date such Lender becomes a party hereto), unless notified in writing to the Company and the Administrative Agent prior to the Effective Date (or such later date), it is a Swiss Qualifying Lender and has not entered into a participation arrangement with respect to this Agreement with any Person that is a Swiss Non-Qualifying Lender. Any Person that shall become a successor, assign or Participant with respect to any Lender pursuant to this Agreement shall be deemed to have represented and warranted that it is a Swiss Qualifying Lender and has not entered into a participation arrangement with respect to this Agreement with any Person that is a Swiss Non-Qualifying Lender or, if not, such Person accounts as one single creditor for purposes of the Swiss Non-Bank Rules. Each Lender shall promptly notify the Company and the Administrative Agent if for any reason it ceases to be a Swiss Qualifying Lender and/or it enters into a participation arrangement with respect to this Agreement with any Person that is a Swiss Non-Qualifying Lender.

ARTICLE X.

GUARANTEE
SECTION 10.01    Guaranty.
In order to induce the Lenders to extend credit to the Borrowers hereunder or to any of the Parent’s Subsidiaries under Hedging Agreements and Banking Services Agreements, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) each Guarantor hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due, subject to the notice provisions contained in this Article X, of the Obligations (other than the Obligations of the Parent) and the Specified Ancillary Obligations (collectively, the “Guaranteed Obligations”). Each Guarantor further agrees that the due and punctual payment of such Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Guaranteed Obligation. For the avoidance of doubt and notwithstanding any provision hereof to the contrary, (i) the Guaranteed Obligations shall in no event be broader than the performance of the related Obligations or Specified Ancillary Obligations in accordance with their terms and (ii) nothing contained in this Article X shall affect or otherwise impair any rights (including rights of setoff or counterclaim) that the applicable Borrower or Subsidiary may have against any holder of Guaranteed Obligation under the applicable Hedging Agreement and/or Banking Services Agreement, as applicable, by reason of any action or failure to act of such holder thereunder (including, without limitation, any breach or default of such holder under the related Hedging Agreement or Banking Services Agreement).
Each Guarantor waives presentment to, demand of payment from and protest to any Subsidiary of any of the Guaranteed Obligations, and also waives, other than as set forth in this Article X, notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of each Guarantor under this Article X shall not be affected by: (a) the failure of the Administrative Agent, any Issuing Bank or any Lender (or any of its Affiliates) to assert any claim or demand or to enforce any right or remedy against any Subsidiary under the provisions of this Agreement, any other Loan Document, any Hedging Agreement, any Banking Services Agreement or otherwise; (b) any extension or renewal of any of the Guaranteed Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, any other Loan Document, any Hedging Agreement, any Banking Services Agreement or any other agreement (other than to the extent provided for in any express, written release, amendment, modification or waiver with respect to any of this Article X made in accordance with Section 9.02); (d) any default, failure or delay, willful or otherwise, in the performance of any of the Guaranteed Obligations; (e) the failure of the Administrative Agent (or any applicable Lender (or any of its Affiliates)) to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Subsidiary or any other guarantor of any of the Guaranteed Obligations; (g) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Subsidiary or any other guarantor of any of the Guaranteed Obligations, for any reason related to this Agreement, any other Loan Document, any Hedging Agreement, any Banking Services Agreement or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Subsidiary or any other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations or otherwise affecting any term of any of the Guaranteed Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of such Guarantor to subrogation.

Each Guarantor further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, any Issuing Bank or any Lender (or any of its Affiliates) to any balance of any deposit account or credit on the books of the Administrative Agent, any Issuing Bank or any Lender in favor of any Subsidiary or any other Person.
The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations, any impossibility in the performance of any of the Guaranteed Obligations or otherwise.
Each Guarantor further agrees that its obligations hereunder shall constitute a continuing and irrevocable guarantee of all Guaranteed Obligations now or hereafter existing and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation (including a payment effected through exercise of a right of setoff) is rescinded, or is or must otherwise be restored or returned by the Administrative Agent, the Issuing Bank or any Lender (or any of its Affiliates) upon the insolvency, examinership, bankruptcy or reorganization of any Subsidiary or otherwise (including pursuant to any settlement entered into by a holder of Guaranteed Obligations in its discretion).
In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, any Issuing Bank or any Lender (or any of its Affiliates) may have at law or in equity against any Guarantor by virtue hereof, upon the failure of any Subsidiary to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will, promptly but in any event within two (2) Business Days following receipt of written demand by the Administrative Agent, any Issuing Bank or any Lender (or any of its Affiliates), forthwith pay, or cause to be paid, to the Administrative Agent, any Issuing Bank or any Lender (or any of its Affiliates) in cash an amount equal to the unpaid principal amount of the Guaranteed Obligations then due, together with accrued and unpaid interest thereon. Each Guarantor further agrees that if payment in respect of any Guaranteed Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other Eurocurrency Payment Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other similar event, payment of such Guaranteed Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, any Issuing Bank or any Lender (or any of its Affiliates), disadvantageous to the Administrative Agent, any Issuing Bank or any Lender (or any of such Lender’s Affiliates) in any material respect, then, at the election of the Administrative Agent, such Guarantor shall make payment of such Guaranteed Obligation in Dollars (based upon the Dollar Amount of such Specified Ancillary Obligation on the date of payment) and/or in New York, Chicago or such other Eurocurrency Payment Office as is designated by the Administrative Agent or such Lender and, as a separate and independent obligation, shall indemnify the Administrative Agent, any Issuing Bank and any Lender (and such Lender’s Affiliates), as applicable, against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.
Upon payment by any Guarantor of any sums as provided above, all rights of such Guarantor against any Subsidiary arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Guaranteed Obligations owed by such Subsidiary.
Nothing shall discharge or satisfy the liability of any Guarantor hereunder except the full performance and payment in cash of the Guaranteed Obligations.

SECTION 10.02    Swiss Limitation Language for Swiss Guarantor or Swiss Borrower.
If and to the extent that a payment in fulfilling the liabilities under Section X, under any joint and several liabilities or that the use of the proceeds from the enforcement of a security interest of any Swiss Guarantor or Swiss Borrower would, at the time payment is due or the security interest is enforced, under Swiss law and practice (inter alia, prohibiting capital repayments or restricting profit distributions) not be permitted, in particular if and to the extent that such Swiss Guarantor (or such Swiss Borrower, as the case may be) guarantees obligations other than obligations of one of its direct or indirect subsidiaries (i.e. obligations of its direct or indirect parent companies (up-stream guarantee) or sister companies (cross-stream guarantee)) (“Restricted Obligations”), then such obligations, payment amounts and the use of the proceeds from the enforcement of such security interest shall from time to time be limited to the amount of the freely disposable equity in accordance with Swiss law; provided that such limited amount shall at no time be less than such Swiss Guarantor’s (or Swiss Borrower’s) profits and reserves available for the distribution as dividends (being the balance sheet profits and any reserves available for this purpose, in each case in accordance with art. 675(2) and art. 671(1) and (2), no. 3, of the Swiss Federal Code of Obligations) at the time or times payment under or pursuant to the Loan Documents is requested from such Swiss Guarantor (or Swiss Borrower), and further provided that such limitation (as may apply from time to time or not) shall not (generally or definitively) free such Swiss Guarantor (or Swiss Borrower) from payment obligations hereunder in excess thereof, but merely postpone the payment date therefor until such times as payment is again permitted notwithstanding such limitation. Any and all indemnities and guarantees contained in the Loan Documents shall be construed in a manner consistent with the provisos herein contained.
(a)    In respect of Restricted Obligations, each Swiss Guarantor (or each Swiss Borrower, as the case may be) shall:
(i)    if and to the extent required by applicable law in force at the relevant time:
(A)    subject to any applicable double taxation treaty, deduct Swiss Withholding Tax at the rate of 35% (or such other rate as in force from time to time) from any payment made by it in respect of Restricted Obligations;
(B)    pay any such deduction to the Swiss Federal Tax Administration; and
(C)    notify (or ensure that the Company notifies) the Administrative Agent that such a deduction has been made and provide the Administrative Agent with evidence that such a deduction has been paid to the Swiss Federal Tax Administration, all in accordance with Section 2.13(e) of this Agreement; and
(ii)    to the extent such a deduction is made, not be obliged to either gross-up or indemnify each recipient in relation to any such payment made by it in respect of Restricted Obligations unless such gross-up or tax indemnity payment is permitted under the laws of Switzerland then in force.
(b)    If and to the extent requested by the Administrative Agent and if and to the extent this is from time to time required under Swiss law (restricting profit distributions), in order to allow the Administrative Agent to obtain a maximum benefit under the Loan Documents, each Swiss Guarantor (or each Swiss Borrower) undertakes to promptly implement all such measures and/or to promptly obtain the fulfillment of all prerequisites allowing it to promptly perform its obligations and make the requested payment(s) thereunder from time to time, including the following:
(i)    preparation of an up-to-date audited balance sheet of such Swiss Guarantor (or Swiss Borrower);

(ii)    confirmation of the auditors of such Swiss Guarantor (or Swiss Borrower) that the relevant amount represents the maximum freely distributable profits;
(iii)    approval by a shareholders’ or a quotaholders’ meeting (as applicable) of such Swiss Guarantor (or Swiss Borrower) of the resulting profit distribution; and
(iv)    all such other measures necessary or useful to allow such Swiss Guarantor (or Swiss Borrower) to make the payments and perform the obligations agreed under the Loan Documents with a minimum of limitations.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized representatives as of the day and year first above written.

PENTAIR FINANCE S.À R.L., as the Company

By /s/ Benjamin D. Peric
Name: Benjamin D. Peric
Title: Manager

PENTAIR PLC, as the Parent

By /s/ Andrew G. Smyth
Name: Andrew G. Smyth
Title: Authorized Officer

Signature Page to Credit Agreement
Pentair Finance S.à r.l.

PENTAIR INVESTMENTS SWITZERLAND GMBH, as the Swiss Guarantor

By /s/ Julien Lugon-Moulin
Name:Julien Lugon-Moulin
Title: Managing Officer

Signature Page to Credit Agreement
Pentair Finance S.à r.l.

PENTAIR, INC., as the Initial Affiliate Borrower

By /s/ Mark C. Borin
Name: Mark C. Borin
Title: President

Signature Page to Credit Agreement
Pentair Finance S.à r.l.

JPMORGAN CHASE BANK, N.A., individually as a Lender, as a Swingline Lender, as an Issuing Bank and as Administrative Agent

By /s/ Suzanne Ergastolo
Name: Suzanne Ergastolo
Title: Executive Director
Jurisdiction of tax residence: USA
Treaty Passport scheme reference number: 13/M/268710/DTTP

Signature Page to Credit Agreement
Pentair Finance S.à r.l.

BANK OF AMERICA, N.A., individually as a Lender, as a Swingline Lender, as an Issuing Bank and as Syndication Agent

By /s/ Matthew N. Walt
Name: Matthew N. Walt
Title: Director
Jurisdiction of tax residence: USA
Treaty Passport scheme reference number: 13/B/7418/DTTP

Signature Page to Credit Agreement
Pentair Finance S.à r.l.

MUFG BANK, LTD., individually as a Lender, as a Swingline Lender, as an Issuing Bank and as Syndication Agent

By /s/ Eric Hill
Name: Eric Hill
Title: Authorized Signatory

Jurisdiction of tax residence: Japan
Treaty Passport scheme reference number: 43/B/322072/DTTP

Signature Page to Credit Agreement
Pentair Finance S.à r.l.

CITIBANK, N.A., individually as a Lender, as a Swingline Lender, as an Issuing Bank and as Syndication Agent

By /s/ Susan Olsen
Name: Susan Olsen
Title: Vice President

Jurisdiction of tax residence: USA
Treaty Passport scheme reference number: 13/C/62301/DTTP

Signature Page to Credit Agreement
Pentair Finance S.à r.l.

U.S. BANK NATIONAL ASSOCIATION, individually as a Lender, as a Swingline Lender, as an Issuing Bank and as Syndication Agent

By /s/ Edward B. Hanson
Name: Edward B. Hanson
Title: Senior Vice President

Jurisdiction of tax residence: USA
Treaty Passport scheme reference number: 13/U/62184/DTTP

Signature Page to Credit Agreement
Pentair Finance S.à r.l.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and as Documentation Agent

By /s/ Kara Treiber
Name: Kara Treiber
Title: Vice President

Jurisdiction of tax residence: United States
Treaty Passport scheme reference number: 13/W/61173/DTTP

Signature Page to Credit Agreement
Pentair Finance S.à r.l.

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By /s/ Fik Durmus
Name: Fik Durmus
Title: Director

Jurisdiction of tax residence: USA
Treaty Passport scheme reference number: 13/H314375/DTTP

Signature Page to Credit Agreement
Pentair Finance S.à r.l.

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as a Lender and as Documentation Agent

By /s/ Cara Younger
Name: Cara Younger
Title: Director

By /s/ Mauricio Benitez
Name: Mauricio Benitez
Title: Executive Director

Jurisdiction of tax residence: Spain
Treaty Passport scheme reference number: 9/B/75354/DTTP

Signature Page to Credit Agreement
Pentair Finance S.à r.l.

BANK OF MONTREAL, LONDON BRANCH, as a Lender and as Documentation Agent

By /s/ Tom Wodgar
Name: Tom Wodgar
Title: MD

By /s/ Scott Matthew
Name: Scott Matthew
Title: MD

Jurisdiction of tax residence: Canada
Treaty Passport scheme reference number: 3/M/270436/DTTP

Signature Page to Credit Agreement
Pentair Finance S.à r.l.

INTESA SANPAOLO S.P.A., New York Branch, as a Lender and as Documentation Agent

By /s/ Manuela Insana
Name: Manuela Insana
Title: VP & Relationship Manager

By /s/ Francesco Di Mario
Name: Francesco Di Mario
Title: FVP & Head of Credit

•	UK Qualifying Lender: we have no Passport Treaty and we would fund borrowings of a UK Borrower out of our London Branch..

Signature Page to Credit Agreement
Pentair Finance S.à r.l.

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By /s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

By /s/ Alice Neumann
Name: Alice Neumann
Title: Managing Director

Jurisdiction of tax residence: Federal Republic of Germany
Treaty Passport scheme reference number: 07/D/70006/DTTP

Signature Page to Credit Agreement
Pentair Finance S.à r.l.

BANK OF CHINA, LOS ANGELES BRANCH, as a Lender

By /s/ Lixin Guo
Name: Lixin Guo
Title: SVP and Branch Manager

Jurisdiction of tax residence: China
Treaty Passport scheme reference number: 23/B/368424/DTTP

Signature Page to Credit Agreement
Pentair Finance S.à r.l.

ING BANK N.V., DUBLIN BRANCH, as a Lender

By /s/ Barry Fehily
Name: Barry Fehily
Title: Country Manager

By /s/ Shaun Hawley
Name: Shaun Hawley
Title: Director

Jurisdiction of tax residence: Netherlands
Treaty Passport scheme reference number: N/A

Signature Page to Credit Agreement
Pentair Finance S.à r.l.

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By /s/ Edward Han
Name: Edward Han
Title: Vice President

Jurisdiction of tax residence: United States
Treaty Passport scheme reference number: 13/P/63904/DTTP

Signature Page to Credit Agreement
Pentair Finance S.à r.l.

SCHEDULE 2.01

COMMITMENTS

LENDER	COMMITMENT

JPMORGAN CHASE BANK, N.A.	$82,000,000

BANK OF AMERICA, N.A.	$82,000,000

MUFG BANK, LTD.	$82,000,000

CITIBANK, N.A.	$82,000,000

U.S. BANK NATIONAL ASSOCIATION	$82,000,000

WELLS FARGO BANK, NATIONAL ASSOCIATION	$50,000,000

HSBC BANK USA, NATIONAL ASSOCIATION	$50,000,000

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH	$50,000,000

BANK OF MONTREAL, LONDON BRANCH	$50,000,000

INTESA SANPAOLO S.P.A.	$50,000,000

DEUTSCHE BANK AG NEW YORK BRANCH	$35,000,000

BANK OF CHINA, LOS ANGELES BRANCH	$35,000,000

ING BANK N.V., DUBLIN BRANCH	$35,000,000

PNC BANK, NATIONAL ASSOCIATION	$35,000,000

AGGREGATE COMMITMENT	$800,000,000

SCHEDULE 2.05

SWINGLINE SUBLIMITS

LENDER	SWINGLINE SUBLIMIT

JPMORGAN CHASE BANK, N.A.	$15,000,000

BANK OF AMERICA, N.A.	$15,000,000

MUFG BANK, LTD.	$15,000,000

CITIBANK, N.A.	$15,000,000

U.S. BANK NATIONAL ASSOCIATION	$15,000,000

SCHEDULE 6.03
LIST OF EXISTING LIENS
None.

SCHEDULE 6.05
EXISTING DEBT
None.

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrowers:	Pentair Finance S.à r.l. and Pentair, Inc.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:
The Credit Agreement dated as of April 25, 2018 among Pentair Finance S.à r.l., Pentair plc, Pentair Investments Switzerland GmbH, Pentair, Inc., the other Affiliate Borrowers from time to time parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:

[1] Select as applicable.

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Parent, the Company, the other Loan Parties and/or their Related Parties and/or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent [and an Issuing Bank and a Swingline Lender]

By:
Title:

[Consented to:][3]

[OTHER ISSUING BANKS AND SWINGLINE LENDERS]

[2] Set forth, so at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
3 To be added only if the consent of the Issuing Banks and the Swingline Lenders is required by the terms of the Credit Agreement.

[Consented to:][3]

PENTAIR FINANCE S.A.R.L

By:
Title:

4 To be added only if the consent of the Company is required by the terms of the Credit Agreement.

ANNEX I

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Parent, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) any requirements under applicable law for the Assignee to become a lender under the Credit Agreement or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by the Parent, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any arranger of the credit facilities evidenced by the Credit Agreement or any other Lender and their respective Related Parties, (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (vi) it meets all the requirements to be an assignee under Section 9.04 of the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any arranger of the credit facilities evidenced by the Credit Agreement, the Assignor or any other Lender and their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Approved Electronic Platform shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.
4.    [The Assignee confirms for the benefit of the Administrative Agent and the Loan Parties but without liability to any Loan Party, that it is [not a UK Qualifying Lender] [a UK Qualifying Lender (other than a UK Treaty Lender)] [(a UK Treaty Lender]].5
5.     [The Assignee confirms that the person beneficially entitled to interest payable to that Assignee in respect of an advance under a Loan Document is either (a) a company resident in the United Kingdom for United Kingdom tax purposes or (b) a partnership each member of which is (i) a company so resident in the United Kingdom or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA 2009 or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA 2009) of that company.]6
6.     [The Assignee confirms that it holds a passport under the HM Revenue and Customs DT Treaty Passport scheme (reference number [_____]) and is tax resident in [_____]7, so that interest payable to it by borrowers is generally subject to full exemption from United Kingdom withholding tax and requests that the Company notify:
(i)    each UK Borrower which is a party to the Credit Agreement as a Borrower as at the date of this Assignment and Assumption; and
(ii)    each UK Borrower which becomes a Borrower after the date of this Assignment and Assumption, that it wishes that scheme to apply to the Credit Agreement.]8

[5] Delete as applicable - each Assignee is required to confirm which of these three categories it falls within.
[6] Insert if comes within clause (a)(ii) of the definition of UK Qualifying Lender.
[7] Insert jurisdiction of tax residence.
[8] Include if the Assignee holds a passport under the HM Revenue and Customs DT Treaty Passport scheme and wishes that scheme to apply to the Credit Agreement.

Exhibit B-1

ATTORNEYS AT LAW 777 East Wisconsin Avenue Milwaukee, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com CLIENT/MATTER NUMBER 065215-0234

April 25, 2018

JPMorgan Chase Bank, N.A., as the Agent, and the Lenders (in each case, as defined below)
Ladies and Gentlemen:
We have acted as special counsel to Pentair Finance S.à r.l., a Luxembourg private limited liability company (Société à responsabilité limitée), having its registered office at 26, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B 166305 (the “Company”), Pentair plc, an Irish public limited company (the “Parent”), Pentair Investments Switzerland GmbH, a Swiss limited liability company (Gesellschaft mit beschränkter Haftung), with company number CHE-188.406.956 and its registered address at Freier Platz 10, 8200 Schaffhausen, Switzerland (the “Swiss Guarantor”), and Pentair, Inc., a Minnesota corporation (the “Opinion Party”), in connection with the Credit Agreement dated as of the date hereof (the “Credit Agreement”) among the Company, the Parent, the Swiss Guarantor, the Opinion Party, the financial institutions from time to time party thereto as lenders (the “Lenders”), and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders (in such capacity, the “Agent”).
This opinion letter is provided to you at the request of the Loan Parties pursuant to Section 4.01(b)(i) of the Credit Agreement. Except as otherwise indicated herein, capitalized definitional terms used herein but not otherwise defined herein shall have the respective meanings ascribed to them in the Credit Agreement. The Opinion Party, the Swiss Guarantor, the Company and the Parent are collectively referred to herein as the “Loan Parties” and each individually as a “Loan Party”.
We note that various issues concerning, among other things, (i) certain Luxembourg law matters are addressed in the opinion letter of Allen & Overy, Société en Commandite Simple, inscrite au barreau de Luxembourg, (ii) certain Irish law matters are addressed in the opinion letter of Arthur Cox, and (iii) certain Swiss law matters are addressed in the opinion letter of Bär & Karrer Ltd., in each case dated the date hereof, separately provided to you. We express no opinion as to the matters addressed in each of the foregoing opinion letters (and we have, with your permission, relied in this opinion letter on such opinion letters as to such matters without independent verification of the substance of such opinion letters).
In rendering this opinion letter, we have, with your permission, and without investigation, verification or inquiry, (i) relied as to all factual matters on (a) the officer’s certificate annexed hereto as Exhibit A (the “Officer’s Certificate”), and (b) the representations,

AUSTIN Boston CHICAGO dallas DENVER	DETROIT houston JACKSONVILLE LOS ANGELES MADISON	MEXICO CITY MIAMI MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SAN DIEGO SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA WASHINGTON, D.C. BRUSSELS TOKYO

April 25, 2018

warranties and certifications of the parties set forth in the Credit Agreement and each of the certificates delivered pursuant thereto and (ii) assumed that:
(a)Each of the parties to the Credit Agreement (other than the Opinion Party) is duly organized and validly existing under the laws of its jurisdiction of incorporation, organization or formation;
(b)Each of the parties to the Credit Agreement (other than the Opinion Party) has the necessary right, power and authority to execute and deliver, and perform its obligations under, the Credit Agreement; the transactions therein contemplated have been duly authorized by all parties thereto (other than the Opinion Party); the Credit Agreement constitutes the legal, valid and binding obligation of all parties thereto (other than the Loan Parties, to the extent expressly set forth herein), enforceable against all such parties in accordance with its terms; and the Credit Agreement has been duly executed, delivered and accepted by all parties thereto (other than the Opinion Party);
(c)There are no agreements or understandings between the parties, written or oral, and there is no usage of trade or course of prior dealing between the parties, that would, in either case, define, supplement, or qualify the terms of the Credit Agreement or that would have an effect on the opinions expressed herein; there are no judgments, decrees or orders that impair or limit the ability of the Loan Parties to enter into, execute and deliver, and perform, observe and be bound by the Credit Agreement and the transactions contemplated therein (however we have no knowledge of any such judgments, decrees or orders); all material terms and conditions of the relevant transactions among the Loan Parties, the Lenders and the Agent are correctly and completely reflected in the Credit Agreement; and there has been no waiver, amendment or other change in any of the provisions of the Credit Agreement by conduct of the parties or otherwise;
(d)All natural persons who are signatories to the Credit Agreement or the other documents reviewed by us were legally competent at the time of execution; all signatures on the Credit Agreement and the other documents reviewed by us are genuine; the copies of all documents submitted to us are accurate and complete, each such document that is original is authentic and each such document that is a copy conforms to an authentic original; and the documents executed and delivered by the parties are in substantially the same form as the forms of those documents that we have reviewed in rendering this opinion; and
(e)Each Loan Party has received adequate consideration with respect to the execution and delivery of the Credit Agreement, and such execution and delivery are within the corporate or company powers of the Company, the Parent and the Swiss Guarantor.
Based upon the foregoing, but subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

April 25, 2018

1.Based solely on a certificate of the Minnesota Secretary of State, the Opinion Party is registered to do business and is in good standing under the laws of the State of Minnesota.
2.The Opinion Party has the corporate power to enter into, and perform its obligations under, the Credit Agreement. The execution, delivery, and performance of the Credit Agreement have been duly authorized by all necessary corporate action on the part of the Opinion Party.
3.The Credit Agreement has been duly executed and delivered by the Opinion Party.
4.The Credit Agreement is the valid and binding obligation of each Loan Party enforceable against such Loan Party in accordance with its terms.
5.The execution and delivery of, and performance by each Loan Party of its obligations under, the Credit Agreement do not: (a) constitute a breach or violation of the organizational documents of the Opinion Party; (b) result in a violation of any applicable law, statute, or regulation of the United States or the State of New York or the Minnesota Business Corporation Act (other than those laws, rules, and regulations specifically excluded below or otherwise specifically addressed in this opinion), which, in our experience, is normally applicable to transactions of the type contemplated by the Credit Agreement, without our having made any special investigation as to the applicability of any specific law, rule or regulation; (c) result in a violation of any judgment, order, writ, injunction, decree, determination, or award of which we have knowledge; or (d) to our knowledge, result in the creation of any lien, charge or encumbrance on any property or assets of any Loan Party, except as contemplated by the Credit Agreement.
6.No authorization, consent, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body is required to be obtained or made by any Loan Party under the federal laws of the United States, the laws of the State of New York, or the Minnesota Business Corporation Act for the due execution and delivery of, or performance of its payment obligations under, the Credit Agreement, except (a) such as have been duly obtained or made and are in full force and effect, (b) those that may be required under federal securities laws and regulations or state blue sky laws and regulations (as to which we express no opinion) or any other laws, regulations or governmental requirements which are excluded from the coverage of this opinion letter, and (c) such as may be required by orders, decrees, and the like that are specifically applicable to any Loan Party and of which we do not have knowledge.
7.No Loan Party is an “Investment Company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

April 25, 2018

The foregoing opinions are subject to the following additional assumptions and qualifications:
A.Wherever we indicate that our opinion with respect to the existence or absence of facts is “to our knowledge” or with reference to matters of which we are aware or which are known to us, or with similar qualification, our opinion is, with your permission, based solely on the Officer’s Certificate and the current conscious awareness of facts or other information of the attorneys currently with our firm who have participated directly and substantively in the specific financing transaction to which this opinion relates and without any special or additional investigation undertaken for purposes of this opinion.

B.Our opinion is limited by:

(i)
Applicable bankruptcy, receivership, reorganization, insolvency, moratorium, fraudulent conveyance or transfer, preference and other laws and judicially developed doctrines relating to or affecting creditors’ or secured creditors’ rights and remedies generally;

(ii)
General principles of equity, regardless of whether such principles are considered in a proceeding in equity or at law, and limitations on the availability of specific performance, injunctive relief and other equitable remedies; principles which limit the availability of a remedy under certain circumstances where another remedy has been elected; principles requiring reasonableness, good faith and fair dealing in the performance and enforcement of an agreement by the party seeking enforcement; principles which may permit a party to cure a material failure to perform its obligations; and principles affording equitable defenses such as waiver, laches and estoppel;

(iii)
The possibility that certain rights, remedies, waivers, and other provisions of the Credit Agreement may not be enforceable; nevertheless, such unenforceability should not render the Credit Agreement invalid as a whole or preclude: (a) judicial enforcement of the obligation of the Company and the Opinion Party to repay the principal, together with interest thereon (to the extent not deemed a penalty) as provided in the Credit Agreement, or (b) acceleration of the obligation of the Company and the Opinion Party to repay such principal, together with such interest, upon a material default in a material provision of the Credit Agreement;

(iv)	The effect of suretyship defenses, to the extent such defenses have not been effectively waived; and

April 25, 2018

(v)	The requirement that the enforcing party act in a commercially reasonable manner and in good faith in exercising its rights under the Credit Agreement.

C.We have not examined the records of the Lenders, the Loan Parties, the Agent, or any court or any public, quasi-public, private or other office in any jurisdiction or the files of our firm, and our opinions are subject to matters that an examination of such records would reveal.
D.We have made no examination of, and express no opinion as to, whether or not any Loan Party is in compliance with any representations or warranties, affirmative or negative covenants, or other obligations contained in the Credit Agreement.
E.With respect to our opinions in paragraphs 5(b) and 6, we express no opinion as to compliance by the Loan Parties with any federal or state laws, statutes, and regulations generally applicable to the conduct of their businesses or as to consents, approvals, or other actions by federal or state regulatory authorities generally required for the conduct of their businesses.
F.We express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party to the Credit Agreement (other than the Loan Parties to the extent expressly set forth herein) with any state, federal or other laws or regulations applicable to it, except as expressly provided in opinion paragraph 7, or (ii) the legal or regulatory status or the nature of the business of any party (other than the Loan Parties to the extent expressly set forth herein).
G.We express no opinion herein as to: (i) except as expressly provided in opinion paragraph 7, securities or blue sky laws or regulations or Federal Reserve Board margin regulations; (ii) antitrust or unfair competition laws or regulations; (iii) zoning, land use, or subdivision laws or regulations; (iv) labor, ERISA, pension or other employee benefit laws or regulations; (v) tax, environmental, racketeering, or health and safety laws or regulations; (vi) banking, insurance or tax laws or regulations; (vii) public utility laws or regulations; (viii) laws, regulations or policies relating to national or local emergencies; (ix) treaties with foreign nations or local laws, regulations, or ordinances (whether or not created or enabled through legislative action at the federal, state or regional level); (x) anti-money laundering or anti-terrorism laws and regulations, including, without limitation, the USA PATRIOT Act (Title III of Public L. 107-56), the Bank Secrecy Act, and Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001) and any other United States Executive Orders)); (xi) the Foreign Assistance Act; (xii) the Trading with the Enemy Act, the International Emergency Economic Powers Act, any other laws regarding sanctions or export limitations or controls, or any regulations issued thereunder, including, without limitation, regulations of the Office of Foreign Assets Control; (xiii) the Foreign Corrupt Practices Act or any regulations issued thereunder; (xiv) the laws of Ireland, the Grand Duchy of Luxembourg or the Swiss

April 25, 2018

Confederation; (xv) possible judicial deference to the laws of sovereign states or the actions of foreign government authorities; (xvi) criminal and civil forfeiture laws; (xvii) compliance with fiduciary duty requirements; or (xviii) any laws which in our experience are not customarily applicable to transactions of the type contemplated by the Credit Agreement.
H.We express no opinion as to the obligations of any party with respect to any derivatives transaction (collectively, “Derivatives Transaction”), including, without limitation: (i) any obligations in the Credit Agreement relating to any Derivatives Transaction; (ii) the enforceability of any Derivatives Transaction or of any of the documents evidencing any Derivatives Transaction; (iii) the enforceability of the Credit Agreement or of any obligations of any parties under the Credit Agreement as they relate to any Derivatives Transaction; or (iv) compliance with any state, federal or other laws or regulations with respect to Derivative Transactions, including without limitation, the Commodity Exchange Act, as amended (the “CEA”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any regulations thereunder, and any applicable rules of a derivatives clearing organization, a clearing agency, or other self-regulatory organization. The term “Derivatives Transaction” includes, without limitation, any “swap” as defined in the CEA and any regulations thereunder, and any “security-based swap” as defined in the Exchange Act, and any regulations thereunder.
I.We express no opinion as to the Loan Parties’ acknowledgment and consent to, and agreement to be bound by, the application of Write-Down and Conversion Powers by an EEA Resolution Authority or the effects of any Bail-In Action with respect to an EEA Financial Institution.
J.For purposes of our opinions regarding the Minnesota Business Corporation Act set forth in opinion paragraphs 1, 2 and 5, we have reviewed the Minnesota Business Corporation Act as set forth at https://www.revisor.mn.gov/statutes/?id=302A (Chapter 302A) as of April 23, 2018, and our opinion is based solely on such review. We are not licensed to practice law in the State of Minnesota, do not purport to be experts on the laws of the State of Minnesota, and did not consult local counsel in Minnesota.
The opinions expressed herein are limited to the internal laws of the State of New York, the federal laws of the United States, and solely with respect to our opinions referred to in the preceding paragraph, and subject to the limitations set forth in such paragraph, the Minnesota Business Corporation Act, on the date hereof as they presently apply and we express no opinion herein as to the laws of any other jurisdiction (including, without limitation, the laws of Ireland, the Grand Duchy of Luxembourg or the Swiss Confederation). These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform the addressees of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein.

April 25, 2018

This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein. Except as expressly set forth herein, this opinion is being provided solely for the purpose of complying with the requirements of Section 4.01(b)(i) of the Credit Agreement, and is being rendered solely for the benefit of the Agent and the Lenders who are or become parties to the Credit Agreement (including permitted assignees and permitted participants of such Lenders). This opinion may not be used or relied upon for any other purpose, relied upon by any other party, or filed with or disclosed to any Governmental Authority other than a court in connection with the enforcement or protection of the rights or remedies of the Lenders and their permitted assignees and permitted participants under the Credit Agreement or to a banking examiner or regulator in connection with an examination of any of the Lenders by such Governmental Authority or as otherwise required by law or legal process, without our prior written consent.
Very truly yours,

FOLEY & LARDNER LLP

April 25, 2018

Exhibit A
COMPOSITE OFFICER’S CERTIFICATE
PENTAIR FINANCE S.À R.L.
PENTAIR PLC
PENTAIR, INC.
PENTAIR INVESTMENTS SWITZERLAND GMBH

April 25, 2018

The undersigned, on behalf of Pentair Finance S.à r.l., a Luxembourg private limited liability company (Société à responsabilité limitée), having its registered office at 26, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B 166305 (the “Company”), Pentair plc, an Irish public limited company (the “Parent”), Pentair Investments Switzerland GmbH, a Swiss limited liability company (Gesellschaft mit beschränkter Haftung), with company number CHE-188.406.956 and its registered address at Freier Platz 10, 8200 Schaffhausen, Switzerland (the “Swiss Guarantor”), and Pentair, Inc., a Minnesota corporation (the “Opinion Party”), do hereby certify to Foley & Lardner LLP for use in connection with its legal opinion (the “Opinion”; capitalized definitional terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Opinion) to be delivered pursuant to the terms of the Credit Agreement dated as of the date hereof (the “Credit Agreement”) among the Company, the Parent, the Swiss Guarantor, the Opinion Party, the financial institutions from time to time party thereto as lenders, and JPMorgan Chase Bank, N.A., as administrative agent, that:
8.Judgments, Awards, Etc.   There are no judgments, orders, writs, injunctions, decrees, determinations, awards or the like which would (a) limit any Loan Party’s ability to consummate the transactions contemplated by the Credit Agreement or limit any Loan Party’s ability to execute, deliver and perform its obligations under the Credit Agreement, (b) impair or limit the ability of any Loan Party to enter into, execute, and deliver and perform, observe, and be bound by the Credit Agreement and the transactions contemplated therein, or (c) require any Loan Party to obtain or make, for the due execution and delivery of, or performance of their respective obligations under, the Credit Agreement, the authorization, consent, approval, or other action by, or notice to or filing with, any governmental authority or regulatory body.
9.Liens. The execution and delivery of, and performance by each Loan Party of its obligations under, the Credit Agreement do not result in the creation of any lien, charge or encumbrance on any property or assets of any Loan Party, except as contemplated by the Credit Agreement.
10.Authorization, Consent, Approval, etc.  No authorization, consent, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body is required to be obtained or made by any Loan Party for the due execution and delivery of, or performance of their respective obligations under, the Credit Agreement, except (a) such as have been duly obtained or made and are in full force and effect, and (b) those that may be required under federal securities laws and regulations or state blue sky laws and regulations.

April 25, 2018

11.Investment Company Status.  Each Loan Party, and each direct or indirect subsidiary of each Loan Party, is primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of investing, reinvesting, owning, holding, or trading in securities.  No Loan Party nor any direct or indirect subsidiary of any Loan Party (a) is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities, (b) is or has been engaged or proposes to engage in the business of issuing face-amount certificates of the installment type within the meaning of the Investment Company Act of 1940, as amended, including the rules and regulations thereunder (the “Investment Company Act”), or (c) owns or proposes to acquire securities (excluding (i) any security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States, or any certificate of deposit for any of the foregoing (collectively, “Government securities”), (ii) securities issued by employees’ securities companies and (iii) securities issued by majority-owned subsidiaries that are not investment companies and are not relying on the exception from the definition of “investment company” in Section 3(c)(1) or (7) of the Investment Company Act) having a value exceeding 40% of the value of its total assets (excluding Government securities and cash items) on an unconsolidated basis.
12.Resolutions. The unanimous written consent action of the Board of Directors of the Opinion Party authorizing the execution, delivery and performance of the Credit Agreement has been or will be filed with the minutes of proceedings of the Board of Directors.
The undersigned hereby authorize Foley & Lardner LLP to rely upon the statements contained herein in rendering its Opinion relating to the Credit Agreement and related transactions.

[signature page follows]

April 25, 2018

IN WITNESS WHEREOF, the undersigned have executed this certificate as of the date first written above.

PENTAIR Finance S.à r.l.

By:    /s/ Benjamin D. Peric
Name:    Benjamin D. Peric
Title:    Manager

PENTAIR plc

By:    /s/ Andrew G. Smyth
Name:    Andrew G. Smyth
Title:    Authorized Officer

Pentair INVESTMENTS SWITZERLAND GMBH

By:    /s/ Julien Lugon-Moulin
Name:    Julien Lugon-Moulin
Title:    Managing Officer

Pentair, Inc.

By:    /s/ Mark C. Borin
Name:    Mark C. Borin
Title:    President

Exhibit B-2

April 25, 2018
PRIVATE AND CONFIDENTIAL
To:    (1)    JPMorgan Chase Bank, N.A.
10 South Dearborn
Chicago
Illinois 60603
U.S.A.

(in its capacity as Administrative Agent (as defined in the Transaction Document (as defined in Schedule 1 hereto)); and

(2)
the Lenders as listed in Schedule 2 hereto and any entity that becomes a Lender as a result of primary syndication in accordance with the terms of the Transaction Document no later than 6 months after the date of the Opinion,

(together the “Addressees”)

Re:	Pentair plc (the “Company”) incorporated in Ireland under registered number 536025 having its registered office at 10 Earlsfort Terrace, Dublin 2, D02 T380, Ireland
Dear Sirs,

1.	Basis of Opinion

1.1
We act as solicitors in Ireland for the Company. We have been requested to furnish this Opinion in connection with the entry into of the Transaction Document (as defined in Schedule 1 hereto) by the Company (the “Transaction”). This Opinion is solely for the benefit of the Addressees and may not be relied upon, used, transmitted, referred to, quoted from, circulated, copied, filed with any governmental agency or authority, disseminated or disclosed by or to any other person or entity for any purposes without our prior written consent, provided that it may be disclosed to regulatory authorities to whom disclosure may be required by applicable laws or regulations and to your legal adviser(s) on the basis that it is for information only, such persons may not rely upon this Opinion, we have no responsibility to such persons in connection with this Opinion and such persons are bound by restrictions as to disclosure and reliance set out in this Opinion.

1.2	This Opinion is given on the basis that our client is the Company. For the purposes of giving this Opinion, we have taken instructions solely from the Company and Foley & Lardner LLP.

1.3
This Opinion is confined to and given in all respects on the basis of the laws of Ireland in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigations of and we express no opinion as to the laws of any other jurisdiction or the effect thereof. In particular, we express no opinion on the laws of the European Union as they affect any jurisdiction other than Ireland. We have assumed without investigation that insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the obligations or rights expressed in the Transaction Document or the Transaction.

1.4	This Opinion is also strictly confined to:

(a)	the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter;

(b)	the Transaction Document (and no other documents whatsoever) and the Searches (see paragraph 1.8 below), and is subject to the assumptions and qualifications set out below.
In giving this Opinion, we have relied upon the Corporate Certificate (as defined in Schedule 1 hereto) and the Searches (see paragraph 1.8 below) and we give this Opinion expressly on the terms that no further investigation or diligence in respect of any matter referred to in the Corporate Certificate or the Searches is required of us.

1.5
No opinion is expressed as to the taxation consequences of the Transaction Document or the Transaction, save as set out in paragraphs 2.10 and 2.11. The opinions given in that paragraph are confined to and given in all respects on the basis of the laws of Ireland relating to tax in force as at the date hereof as currently applied by the courts of Ireland and on the basis of our understanding of the current practice of the Revenue Commissioners on the date hereof.

1.6	For the purpose of giving this Opinion, we have examined copies sent to us by email in pdf or other electronic format of the Transaction Document.

1.7
All words and phrases defined in the Transaction Document and not defined herein shall have the same meanings herein as are respectively assigned to them in the Transaction Document. References in this Opinion to:

(a)	the “Companies Act” means the Companies Act 2014;

(b)	the “CRO” means the Irish Companies Registration Office;

(c)	“Ireland” means Ireland exclusive of Northern Ireland;

(d)	the “Revenue Commissioners” means the Irish Revenue Commissioners; and

(e)	the “Searches” means the searches listed in paragraph 1.8.

1.8	For the purpose of giving this Opinion, we have caused to be made the following legal searches against the Company on April 24, 2018:

(a)
on the file of the Company maintained by the Registrar of Companies in the CRO for mortgages, debentures, or similar charges or notices thereof and for the appointment of any examiner, receiver or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the twelve years immediately preceding the date of the search;

(c)	in the Central Office of the High Court for any petitions filed in respect of the Company;

(d)	in the Central Office of the High Court for any proceedings filed against the Company; and

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(e)
on the register of persons disqualified or restricted from acting as directors of companies incorporated in Ireland, which is maintained by the Registrar of Companies in the CRO, against the names of the current directors of the Company as identified in the search results referred to in sub-paragraph (a) above.

1.9
This Opinion is governed by and is to be construed in accordance with the laws of Ireland (as interpreted by the courts of Ireland at the date hereof) and anyone seeking to rely on this Opinion agrees, for our benefit, that the Courts of Ireland shall have exclusive jurisdiction to settle any dispute arising out of, or in connection with, this Opinion. This Opinion speaks only as of its date. We assume no obligation to update this Opinion at any time in the future or to advise you of any change in law or change in the practice of the Revenue Commissioners change in interpretation of law which may occur after the date of this Opinion.

2.	Opinion
Subject to the assumptions and qualifications set out in this Opinion, we are of the opinion that:
Capacity, Authority and Status

2.1	The Company is a public limited company and is duly incorporated and validly existing under the laws of Ireland.

2.2
The Company has the necessary corporate power and authority under its Constitution to execute and deliver any and all of the Transaction Document to which it is a party and to perform its obligations thereunder in accordance with the terms of the Transaction Document.

2.3	The entry into the Transaction Document by the Company does not contravene:

(a)	any law of Ireland applicable to the Company; or

(b)	the Company’s Constitution.

2.4
All necessary corporate action required on the part of the Company to authorise the execution and delivery of the Transaction Document and the performance by the Company of its obligations under the Transaction Document has been duly taken.

2.5	The Transaction Document has been duly executed by the Company.

2.6
No consent, authorisation, licence or approval from any Irish Governmental or public body or public authority and no registration, filing or recording of the Transaction Document or any instrument relating thereto in any Irish public office, governmental authority or regulatory body is necessary under the laws of Ireland to ensure the validity and enforceability of the Transaction Document against the Company.

2.7
The Company does not have any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of Ireland.

2.8
The Company has not taken any corporate action for its winding up, dissolution, court protection or reorganisation or for the appointment of an examiner, liquidator, trustee or similar officer in respect of the Company or any or all of its assets. No other party

3

has taken any action or commenced any proceedings for the winding up, dissolution, court protection or reorganisation of the Company or for the appointment of a receiver, liquidator, examiner, trustee or similar officer in respect of the Company or any or all of the Company’s assets, revenues or undertakings.
No Licences required

2.9
It is not necessary that the Lenders, the Administrative Agent, the Documentation Agents or the Syndication Agents be licensed, qualified or otherwise entitled to carry on business in Ireland to enable it to execute and perform its obligations under the Transaction Document.

Stamp Duty and Withholding Tax

2.10
Payments of interest pursuant to the Transaction Document may be made by the Company without deduction or withholding for or on account of Irish income tax provided that all such payments are beneficially owned by an Irish Qualifying Lender and all applicable administrative procedures have been completed.

2.11	Under the laws of Ireland there is no stamp duty payable in Ireland in relation to the execution and delivery of the Transaction Document.
Governing law and Jurisdiction

2.12
In any proceedings taken in Ireland for the enforcement of the Transaction Document, the choice of the law of the State of New York as the governing law of the Transaction Document will be recognised by the courts of Ireland pursuant to Article 3 of the Rome I Regulation (EC) No. 593/2008 of the European Parliament and of the Council of 17 June 2008 on the law applicable to contractual obligations (the “Rome I Regulation”) with respect to matters falling within the scope of the Rome I Regulation.

2.13
Council Regulation (EC) No 864/2007 of 11 July 2007 on the law applicable to non-contractual obligations (the “Rome II Regulation”) has force of law in Ireland. The incorporation of the laws of the State of New York as the governing law of non-contractual obligations arising out of the Transaction Document is in respect of non-contractual obligations which are within the scope of the Rome II Regulation, valid in accordance with Article 14(1) of the Rome II Regulation and, accordingly, the laws of the State of New York will be applied by the courts of Ireland if any claim to enforce such non-contractual obligations against the Company comes under their jurisdiction.

2.14
The courts of Ireland will enforce the submission by the Company to the jurisdiction of the courts of the State of New York and a judgment of the courts of the State of New York will be enforced by the courts of Ireland if the following general requirements are met:

(a)	the foreign judgment is for a definite sum;

(b)	the foreign court must have had jurisdiction in relation to the particular defendant according to Irish conflict of law rules; and

(c)	the foreign judgment must be final and conclusive and the decree must be final and unalterable in the court which pronounces it.

4

3.	Assumptions
For the purpose of giving this Opinion we assume the following, without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:
Authenticity and bona fides

3.1
The truth, completeness, accuracy and authenticity of all copy letters, resolutions, certificates, permissions, minutes, authorisations and all other documents of any kind submitted to us as originals or copies of originals, and (in the case of copies) conformity to the originals of copy documents, the genuineness of all signatures, stamps and seals thereon that any signatures are the signatures of the persons who they purport to be and that each original was executed in the manner appearing on the copy.

3.2	That the Transaction Document has been executed in a form and content having no material difference to the final draft provided to us.

3.3
That the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held and all formalities were duly observed, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout, that no further resolutions have been passed or corporate or other action taken which would or might alter the effectiveness thereof and that such resolutions have not been amended or rescinded and are in full force and effect.

3.4
That each director of the Company has disclosed any interest which he may have in the Transaction in accordance with the provisions of the Companies Act and the Constitution of the Company and none of the directors of the Company has any interest in the Transaction except to the extent permitted by the Constitution of the Company.

3.5
The absence of fraud, coercion, duress or undue influence and lack of bad faith on the part of the parties to the Transaction Document and their respective officers, employees, agents and (with the exception of Arthur Cox) advisers.

3.6
That, based only on the searches referred to in paragraph 1.8(e), no person who has been appointed or acts in any way, whether directly or indirectly, as a director or secretary of, or who has been concerned in or taken part in the promotion of, the Company has:

(a)	been the subject of any declaration, order or deemed order for disqualification or restriction under the Companies Act (including Part 14, Chapters 3 and 4 thereof) or any analogous legislation; or

(b)	received any notice under the Companies Act (including Part 14, Chapter 5 thereof) or any analogous legislation regarding a disqualification or restriction undertaking.
Accuracy of Searches and the Corporate Certificate

5

3.7
The accuracy and completeness of the information disclosed in the Searches and that such information is accurate as of the date of this Opinion and has not since the time of such search been altered. In this connection, it should be noted that:

(a)	the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for;

(b)	the position reflected by the Searches may not be fully up-to-date; and

(c)
searches at the CRO do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of, or the appointment of a receiver or an examiner to, the Company or its assets.

3.8
The truth, completeness and accuracy of all representations and statements as to factual matters contained in the Corporate Certificate (as defined in Schedule 1 hereto) at the time they were made and at all times thereafter.

Commercial Benefit

3.9
That the Transaction Document has been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interests and for their respective corporate benefit.

No other information and compliance

3.10
That the Transaction Document is the only document relating to the subject matter of the Transaction (for the purposes of the Opinion) and that there are no agreements or arrangements of any sort in existence between the parties to the Transaction Document and/or any other party which in any way amend or vary or are inconsistent with the terms of the Transaction Document or in any way bear upon or are inconsistent with the opinions stated herein.

Authority, Capacity and Execution

3.11	That:

(a)	no party to the Transaction Document is a “consumer” for the purposes of Irish law or a “personal consumer” for the purposes of the Central Bank of Ireland’s Consumer Protection Code 2012;

(b)
the parties to the Transaction Document (other than the Company to the extent opined on herein) are duly incorporated and validly in existence and they and their respective signatories have the appropriate capacity, power and authority to execute the Transaction Document, to exercise and perform their respective rights and obligations thereunder and to render those Transaction Document and all obligations thereunder legal, valid, binding and enforceable on them; and

(c)
each party to the Transaction Document (other than the Company to the extent opined on herein) has taken all necessary corporate action and other steps to execute, deliver, exercise and perform the Transaction Document and the rights and obligations set out therein.

6

3.12	That the execution, delivery and performance of the Transaction Document:

(a)	does not and will not contravene the laws of any jurisdiction outside Ireland;

(b)	does not and will not result in any breach of any agreement, instrument or obligation to which the Company is a party; and

(c)	is not and will not be illegal or unenforceable by virtue of the laws of any jurisdiction outside Ireland.

3.13	That the Company was not mistaken in entering into the Transaction Document as to any material relevant fact.

3.14
That the Transaction Document constitutes legal, valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms under the laws of any relevant jurisdiction other than Ireland insofar as opined on herein.

Solvency and Insolvency

3.15	That:

(a)
the Company was not unable to pay its debts within the meaning of Sections 509(3) and 570 of the Companies Act or any analogous provision under any applicable laws immediately after the execution and delivery of the Transaction Document;

(b)
the Company will not, as a consequence of doing any act or thing which any Transaction Document contemplates, permits or requires the relevant party to do, be unable to pay its debts within the meaning of such Sections or any analogous provisions under any applicable laws;

(c)	no liquidator, receiver or examiner or other similar or analogous officer has been appointed in relation to the Company or any of its assets or undertaking; and

(d)	no petition for the making of a winding-up order or the appointment of an examiner or any similar officer or any analogous procedure has been presented in relation to the Company.
Financial Assistance and Connected Transactions.

3.16
The Company is not by entering into the Transaction Document or performing its obligations thereunder, providing financial assistance for the purpose of an acquisition (by way of subscription, purchase, exchange or otherwise) made or to be made by any person of any shares in the Company or its holding company which would be prohibited by Section 82 of the Companies Act.

3.17
That none of the transactions contemplated by the Transaction Document are prohibited by virtue of Section 239 of the Companies Act, which prohibits certain transactions between companies and its directors or persons connected with its directors.

Foreign Laws

3.18	That as a matter of all relevant laws (other than the laws of Ireland):

7

(a)
all consents, approvals, notices, filings, recordations, publications, registrations and other steps necessary or desirable to permit the execution, delivery (where relevant) and performance of the Transaction Document or to perfect, protect or preserve any of the interests created by the Transaction Document have been obtained, made or done, or will be obtained, made or done, within any relevant time period(s); and

(b)
the legal effect of the Transaction Document, and the Transaction, and the creation of any interest the subject thereof will, upon execution and, where relevant, delivery of the Transaction Document be effective.

Governing law and jurisdiction

3.19	That under all applicable laws (other than those of Ireland):

(a)
the choice of the law of the State of New York as the governing law of the Transaction Document (to the extent that they are expressed to be governed by the law of the State of New York) is a valid and binding selection which will be upheld, recognised and given effect by the courts of any relevant jurisdiction (other than those of Ireland); and

(b)
the submission of each party to the Transaction Document to the jurisdiction of the courts of the State of New York (to the extent that they are so expressed) is valid and binding and will be upheld, recognised and given effect by the courts of any relevant jurisdiction (other than those of Ireland).

4.	Qualifications
The opinions set out in this Opinion are subject to the following reservations:
Governing Law and Jurisdiction

4.1
Regarding the Rome I Regulation and the opinion at paragraph 2.12 above, where all other elements relevant to the situation are located in a country other than that of the governing law, and that country has laws which cannot be derogated from by agreement, the courts of Ireland will apply those overriding laws. This principle also applies to Community law provisions which cannot be derogated from by agreement in circumstances where all other elements are located in one or more EU Member States but the law of a non-EU Member State has been chosen. In addition, it is open to the courts of Ireland to give effect to the overriding mandatory provisions of the law of the country where the obligations arising out of the contract have to be or have been performed, insofar as those overriding mandatory provisions render the performance of the contract unlawful. In considering whether to give effect to those overriding mandatory provisions regard shall be had to their nature and purpose and to the consequence of their applicability or non-applicability. To the extent that such mandatory rules affect any part of the transaction, an Irish court is likely to restrict the application of those rules to the relevant part of the transaction and to apply the law of the State of New York in the remainder. The courts of Ireland may however refuse to enforce foreign laws which may be considered repugnant to Irish public policy.

4.2
Regarding the Rome II Regulation and the opinion at paragraph 2.13 above, under Article 14 of the Rome II Regulation, the parties may agree to submit non-contractual obligations to the law of their choice either by:

8

(a)	an agreement entered into after the event giving rise to the damage occurred; or

(b)	where all the parties are pursuing a commercial activity, also by an agreement freely negotiated before the event giving rise to the damage occurred.
The choice of law will not, where all the elements relevant to the situation at the time when the event giving rise to the damage occurs are located in a country other than a country whose law has been chosen, prejudice the application of provisions of the law of the country which cannot be derogated from by agreement. Furthermore, the choice of law of a non-EU Member State will not, where all the elements relevant to the situation at the time when the event giving rise to the damage occurs are located in one or more of the EU Member States, prejudice the application of provisions of European Union law, where appropriate as implemented in the EU Member State of the forum, which cannot be derogated from by agreement. In addition, the application of the provisions of the law of the forum in a situation where they are mandatory shall not be restricted irrespective of the law otherwise applicable to the non-contractual obligation.

4.3
Regarding the opinion at paragraph 2.14 above, it should be noted that the courts of Ireland may refuse to enforce a judgment of the courts of the State of New York which meets the requirements set out in paragraph 2.14 for one of the following reasons:

(a)	the foreign judgment was obtained by fraud;

(b)	the enforcement of the foreign judgment in Ireland would be contrary to natural or constitutional justice;

(c)	the foreign judgment is contrary to Irish public policy or involves certain foreign laws which will not be enforced in Ireland; and

(d)
jurisdiction cannot be obtained by the courts of Ireland over the judgment debtors in the enforcement proceedings by personal service in Ireland or outside Ireland under Order 11 of the Superior Courts Rules.

General Matters

4.4	Without prejudice to paragraph 2.3(b), we express no opinion as to whether the Transaction Document breaches any other agreement or instrument.

4.5
A particular course of dealing among the parties or an oral amendment, variation or waiver may result in an Irish court finding that the terms of the Transaction Document have been amended, varied or waived even if such course of dealing or oral amendment, variation or waiver is not reflected in writing among the parties.

4.6	No opinion is expressed on the irrevocability of any power of attorney under the Transaction Document.

4.7
No opinion is expressed on any deed of assignment, transfer, accession or similar document executed after the date of this opinion in relation to any of the rights and obligations contained in the Transaction Document.

[1]Parties cannot enter into an agreement under Article 14 with a view to derogating from the application of the special rules on the law applicable to unfair competition and infringement of intellectual property rights (Articles 6 and 8).

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4.8	No opinion is expressed on any deed or agreement envisaged by the Transaction Document to be entered at a future date or any future action taken by a party under the Transaction Document.
Taxes

4.9	The case law on the nature of guarantee payments is equivocal, but in summary and on the basis that guarantee payments take their nature from the payment which they replace:

(a)	a payment under a guarantee in respect of a repayment of an advance should not attract a requirement to withhold or deduct for or on account of Irish income tax; and

(b)
a payment under a guarantee in respect of interest on an advance should be treated as being a payment of interest but, on the basis that such payment is beneficially owned by an Irish Qualifying Lender, should not attract a requirement to withhold or deduct for or on account of Irish tax.

4.10
It is possible, however, that payments under the guarantee included in the Transaction Document would be treated as being “sui generis” (i.e. having their own nature) and not as taking their nature from the payment which they replace, an obligation to withhold would only arise if such payments were annual payments with an Irish source. In that regard:

(a)	a once-off payment under the Transaction Document should not be viewed as an annual payment as it should lack the recurrent nature required to be so treated; and

(b)
any of a series of payments may be treated as annual payments (resulting in an obligation to make a withholding of 20% from the payment) unless the recipient receives the payments for the purposes of its trade and in this context, banks are usually regarded as traders in respect of all receipts from their banking business.

Due Diligence and Searches

4.11
We have not investigated the nature of or the title to property and assets the subject of the Transaction Document or insurance, merger/competition, regulatory or environmental status or compliance nor have we considered any implications or perfection or other requirements arising in respect thereof. Other than the Searches, we have not conducted any other searches whatsoever. We have conducted no due diligence nor checked the regulatory status or compliance of the Company or any of its affiliates or shareholders, or banks, or any other person. We have not conducted any due diligence on the status of any person other than the Company to the extent opined herein, and in particular have not considered any due diligence on any of the Lenders, the Administrative Agent, the Documentation Agents or the Syndication Agents or enquired or investigated as to whether they hold appropriate licenses or approvals.

Execution of Documents

4.12
We note the decision in the English case of R (on the application of Mercury Tax Ltd) v. Revenue and Customs Commissioners [2008] EWHC 2721. Although this decision will not be binding on the courts of Ireland it will be considered as persuasive authority. One of the decisions in that case would appear to indicate that a

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previously executed signature page from one document may not be transferred to another document, even where the documents in question are simply updated versions of the same document. Our Opinion is qualified by reference to the above referenced decision.
Guarantees

4.13
The provision by a company of a guarantee or indemnity or any equivalent covenant to pay the debts of another person could be construed by the courts of Ireland as constituting the carrying on of an assurance business, particularly if the relevant company receives payment in consideration of the provision of that guarantee or indemnity. In addition, it is an offence for a person to carry on an assurance business in Ireland without a licence, although following the repeal of Section 9 of the Insurance Act 1936 (as amended) it seems that a guarantee and/or indemnity given by a person who does not possess a licence would still be enforceable. We are of the view that it is unlikely that the courts of Ireland would consider the giving of the guarantee and indemnity by the Company pursuant to the Transaction Document as constituting the carrying on of assurance business. We also note that the courts of Ireland have considered the giving of guarantees by group companies in the context of borrowings by another group company and have held that the directors of the guarantor may have regard to the interests of the group as a whole when deciding if it is to the commercial benefit of the guarantor to issue the guarantee. By implication, it would not be unreasonable to assume that the courts of Ireland do not consider the giving of a guarantee and indemnity in respect of another group company’s obligations as constituting the carrying on of assurance business. It should be noted that there has been UK caselaw to the effect that an isolated transaction could amount to carrying on business however, there has been contrasting caselaw in Ireland whereby it has been held that business “presupposes some sort of continuation of activity as contrasted with one or two isolated transactions”.

Sanctions

4.14
If a party to the Transaction Document or to any transfer of, or payment in respect of, the Transaction Document is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Union or Irish sanctions or sanctions under the Treaty on the Functioning of the European Union, as amended, or is otherwise the target of any such sanctions, then obligations to that party under the Transaction Document or in respect of the relevant transfer or payment may be unenforceable or void.

Yours faithfully,

________________________
ARTHUR COX

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SCHEDULE 1

Transaction Document

1.
Credit Agreement dated as of April 25, 2018 among Pentair plc, an Irish public limited company, Pentair Finance S.à r.l., a Luxembourg private limited liability company (Société à responsabilité limitée), having its registered office at 26, Boulevard Royal, L-2449 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 166305, Pentair Investments Switzerland GmbH, a Swiss limited liability company (Gesellschaft mit beschränkter Haftung), with company number CHE-188.406.956 and its registered address at Freier Platz 10, 8200 Schaffhausen, Switzerland, Pentair, Inc. a Minnesota corporation, the other affiliate borrowers from time to time party thereto, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., MUFG Bank, Ltd. Citibank, N.A. and U.S. Bank National Association, as Syndication Agents and Wells Fargo Bank, National Association, HSBC Bank USA, National Association, Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, Bank of Montreal, London Branch and Intesa Sanpaolo S.P.A., as Documentation Agents (the “Transaction Document”).

2.	A certificate of a director of the Company dated April 25, 2018 (the “Corporate Certificate”) attaching copies of:

(a)	the Company’s certificate of incorporation;

(b)	the Company’s Constitution;

(c)	a list of the Company’s director(s) and company secretary;

(d)	a resolution of the board of directors of the Company; and

(e)	specimen signatures of each person authorised to sign the Transaction Document.

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SCHEDULE 2

The Lenders

1. JPMORGAN CHASE BANK, N.A.
2. BANK OF AMERICA, N.A.
3. MUFG BANK, LTD.
4. CITIBANK, N.A.
5. U.S. BANK NATIONAL ASSOCIATION
6. WELLS FARGO BANK, NATIONAL ASSOCIATION
7. HSBC BANK USA, NATIONAL ASSOCIATION
8. BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH 9. BANK OF MONTREAL, LONDON BRANCH 10. INTESA SANPAOLO S.P.A. 11. DEUTSCHE BANK AG NEW YORK BRANCH
12. BANK OF CHINA, LOS ANGELES BRANCH
13. ING BANK N.V., DUBLIN BRANCH 14. PNC BANK, NATIONAL ASSOCIATION

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Exhibit B-3

JPMorgan Chase Bank, N.A. as administrative agent acting on behalf of the Lenders (as defined in the Agreement (as defined below)) (together, the Addressees)
Allen & Overy
société en commandite simple, inscrite au barreau de Luxembourg
33 avenue J.F. Kennedy L-1855 Luxembourg
Boîte postale 5017 L-1050 Luxembourg

Tel +352 4444 55 1
Fax +352 4444 55 557

frank.mausen@allenovery.com

Our ref

Luxembourg, 25 April 2018

Pentair Finance S.à r.l. – USD800,000,000 Credit Agreement
Dear Sir or Madam,

1.
We have acted as legal advisers in the Grand Duchy of Luxembourg (Luxembourg) to Pentair Finance S.à r.l., a private limited liability company (société à responsabilité limitée), having its registered office at 26, boulevard Royal, L-2449 Luxembourg and registered with the Luxembourg trade and companies register (Registre de commerce et des sociétés, Luxembourg) (the Register) under number B 166305 (the Company) in connection with the Agreement.

2.	DOCUMENTS
We have examined, to the exclusion of any other document, copies of the documents listed below:

2.1	an e-mailed scanned copy of the articles of association (statuts) of the Company in a version dated 5 July 2017 (the Articles);

2.2
an electronic copy of a negative certificate (certificat négatif) issued by the Register in respect of the Company dated 24 April 2018 stating that on the day immediately prior to the date of issuance of the negative certificate, there were no records at the Register of any court order regarding, amongst others, a (i) bankruptcy adjudication against the Company, (ii) reprieve from payment (sursis de paiement), (iii) controlled management (gestion contrôlée) or (iv) composition with creditors (concordat préventif de la faillite) (the Certificate);

2.3	an e-mailed scanned signed copy of the resolutions taken by the board of managers of the Company on 28 February 2018 (the Resolutions); and

2.4
an e-mailed scanned signed copy of a New York law governed USD800,000,000 credit agreement dated 25 April 2018 and made between, among others, Pentair Plc as parent, the Company as company, Pentair Investments Switzerland GmbH and the Addressees (the Agreement).

The term "Agreement" includes, for the purposes of paragraphs 3. and 5. below, any document in connection therewith.
Unless otherwise provided herein, terms and expressions shall have the meaning ascribed to them in the Agreement.

3.	ASSUMPTIONS
In giving this legal opinion, we have assumed with your consent, and we have not verified independently:

3.1
the genuineness of all signatures, stamps and seals, the completeness and conformity to the originals of all the documents submitted to us as certified, photostatic, faxed, scanned or e-mailed copies or specimens and the authenticity of the originals of such documents and that the individuals purported to have signed, have in fact signed (and had the general legal capacity to sign) these documents;

3.2
the due authorisation, execution and delivery of the Agreement by all the parties thereto (other than the Company) as well as the capacity, power, authority and legal right of all the parties thereto (other than the Company) to enter into, execute, deliver and perform their respective obligations thereunder, and the compliance with all internal authorisation procedures by each party (other than the Company) for the execution by it of the Agreement;

3.3	that all factual matters and statements relied upon or assumed herein were, are and will be (as the case may be) true, complete and accurate on the date of execution of the Agreement;

3.4
that all authorisations, approvals and consents under any applicable law (other than Luxembourg law to the extent opined upon herein) which may be required in connection with the execution, delivery and performance of the Agreement have been or will be obtained;

3.5	that the Agreement has in fact been signed on behalf of the Company by Benjamin D. Peric;

3.6
that the place of the central administration (siège de l'administration centrale), the principal place of business (principal établissement) and the centre of main interests (within the meaning given to such term in Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), as amended (the European Insolvency Regulation)) of the Company are located at the place of its registered office (siège statutaire) in Luxembourg and that the Company has no establishment (as such term is defined in the European Insolvency Regulation) outside Luxembourg;

3.7	that the Company complies with the provisions of the Luxembourg act dated 31 May 1999 concerning the domiciliation of companies, as amended (to the extent it is applicable to the Company);

3.8
that the Agreement is legally valid, binding and enforceable under its governing law (other than Luxembourg law to the extent opined upon herein), that the choices of such governing law and of the jurisdiction clause are valid (as a matter of such governing law and all other applicable laws (other than Luxembourg law to the extent opined upon herein)) as the choice of the governing law and the submission to the jurisdiction of the chosen courts for the Agreement;

3.9
that the Agreement is entered into and performed by the parties thereto in good faith and without any intention of fraud or intention to deprive of any legal benefit any persons (including for the avoidance of doubt third parties) or to circumvent any applicable mandatory laws or regulations of any jurisdiction (including without limitation any tax laws);

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3.10	that there are no provisions of the laws of any jurisdiction outside Luxembourg which would adversely affect, or otherwise have any negative impact on, the opinions expressed in this legal opinion;

3.11
that all the parties to the Agreement (other than the Company) are companies duly organised, incorporated and existing in accordance with the laws of the jurisdiction of their respective incorporation and/or their registered office and/or the place of effective management; that in respect of all the parties to the Agreement, no steps have been taken pursuant to any insolvency, bankruptcy, liquidation or equivalent or analogous proceedings to appoint an administrator, bankruptcy receiver, insolvency officer or liquidator over the respective parties or their assets and that no voluntary or judicial winding-up or liquidation of such parties has been resolved or become effective at the date hereof. In respect of the Company, we refer to the Certificate;

3.12	that the entry into and performance of the Agreement are for the corporate benefit (intérêt social) of the Company;

3.13
that the Resolutions have not been amended, rescinded, revoked or declared void and that the meeting of the board of managers of the Company (as referred to in paragraph 2.3) has been duly convened and validly held and included a proper discussion and deliberation in respect of all the items of the agenda of the meeting;

3.14	that the Articles have not been modified since the date referred to in paragraph 2.1 above;

3.15
that the Company does not carry out an activity in the financial sector on a professional basis (as referred to in the Luxembourg act dated 5 April 1993 relating to the financial sector, as amended (the Banking Act 1993)). This assumption does not specifically affect the entry into and the performance by the Company of the Agreement;

3.16
that the Company does not carry out an activity requiring the granting of a business licence under the Luxembourg act dated 2 September 2011 relating to the establishment of certain businesses and business licences, as amended;

3.17
the absence of any other arrangement by or between any of the parties to the Agreement or between the parties to the Agreement and any third parties which modifies or supersedes any of the terms of the Agreement or otherwise affects the opinions expressed herein;

3.18
there is neither a vitiated consent (vice de consentement) by reason of mistake (erreur), fraud (dol), duress (violence) or inadequacy (lésion), nor an illicit cause (cause illicite) in relation to the Agreement;

3.19	that all agreed conditions to the effectiveness of the Agreement have been or will be satisfied; and

3.20
that the Company does not or will not process personal data in relation to which it has not made a notification to, or obtained an authorisation from, the relevant Luxembourg authorities under applicable data protection laws.

4.	OPINIONS
Based upon, and subject to, the assumptions made above and the qualifications set out below and subject to any matters not disclosed to us, we are of the opinion that, under the laws of

3

Luxembourg in effect, as construed and applied by the Luxembourg courts in published Luxembourg court decisions, on the date hereof:

4.1	Status
The Company is a private limited liability company (société à responsabilité limitée) formed for an unlimited duration and legally existing under the laws of Luxembourg.

4.2	Power, authority and authorisation
The Company has the corporate power and authority to enter into and perform the Agreement and has taken all necessary corporate actions to authorise the execution of the Agreement.

4.3	Execution
The Agreement has been duly executed on behalf of the Company.

4.4	Non-conflict
The execution, delivery and performance by the Company of the Agreement, and the compliance by the Company with the terms, of such Agreement do not violate the Articles or any applicable law of Luxembourg relating to private limited liability companies generally.

4.5	No consents
No authorisations, approvals or consents of governmental, judicial and public bodies and authorities of or in Luxembourg are required under statute in connection with the entry into or performance by the Company of the Agreement.

4.6	No registration
It is not necessary in order to ensure the enforceability or admissibility in evidence of the Agreement, that it be notarised or subject to any other formality or be filed, recorded, registered or enrolled with any court or official authority in Luxembourg.

4.7	Application of governing law
The choice of New York law as the governing law of the Agreement would be upheld as a valid choice of law by the courts of Luxembourg and applied by those courts in proceedings in relation to the Agreement as the governing law thereof.

4.8	Submission to jurisdiction
The submission to the jurisdiction of (i) the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan and (ii) any U.S. federal or Illinois state court sitting in Chicago by the Company contained in the Agreement constitutes an effective submission by the Company to the jurisdiction of such courts.

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4.9	Enforcement of judgments

(a)
A final and conclusive judgment in respect of the Agreement obtained against the Company in (i) the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan and (ii) any U.S. federal or Illinois state court sitting in Chicago would be recognised and enforced by the Luxembourg courts subject to the applicable enforcement procedure (as set out in the relevant provisions of the Luxembourg New Civil Procedure Code).

Pursuant to Luxembourg case law, the enforcement of such judgment is subject to the following requirements:

•	the foreign judgment must be enforceable in the country of origin,

•	the court of origin must have had jurisdiction both according to its own laws and to the Luxembourg conflict of jurisdictions rules,

•	the foreign proceedings must have been regular in light of the laws of the country of origin,

•	the rights of defence must not have been violated,

•	the foreign court must have applied the law which is designated by the Luxembourg conflict of laws rules, or, at least, the judgment must not contravene the principles underlying these rules,

•	the considerations of the foreign judgment as well as the judgment as such must not contravene Luxembourg international public policy,

•	the foreign judgment must not have been rendered as a result of or in connection with an evasion of Luxembourg law ("fraude à la loi").

(b)
Any judgment awarded in the courts of Luxembourg may be expressed in a currency other than the euro. However, any obligation to pay a sum of money would be enforceable in Luxembourg in terms of the euro only.

4.10	Certificate
According to the Certificate, on the day immediately prior to the date of issuance of the Certificate, no court order was recorded with the Register pursuant to which the Company had been adjudicated bankrupt (faillite) or become subject to, or benefited from, a reprieve from payment (sursis de paiement), controlled management (gestion contrôlée) or composition with creditors (concordat préventif de la faillite), judicial liquidation or judicial appointment of a temporary administrator.

5.	QUALIFICATIONS
The above opinions are subject to the following qualifications:

5.1	The opinions expressed herein are subject to, and may be affected or limited by, the provisions of any applicable bankruptcy (faillite), insolvency, liquidation, reprieve from payment (sursis

5

de paiement), controlled management (gestion contrôlée), composition with creditors (concordat préventif de la faillite), reorganisation proceedings or similar Luxembourg or foreign law proceedings or regimes affecting the rights of creditors generally.

5.2
The provisions of a jurisdiction clause whereby the taking of proceedings in one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction whether concurrently or not, might not be entirely enforceable in a Luxembourg court. If proceedings were previously commenced between the same parties and on the same grounds as the proceedings in Luxembourg, a plea of pendency might be opposed in the Luxembourg court and proceedings either stayed pending the termination of the proceedings abroad or dismissed, as the case may be. A Luxembourg court might decline jurisdiction where it determines that there is no effective jurisdiction agreement between the parties.

5.3
Notwithstanding a foreign jurisdiction clause or an arbitration clause, the Luxembourg courts would, in principle, have jurisdiction to order provisional measures in connection with assets or persons located in Luxembourg and such measures would most likely be governed by Luxembourg law.

5.4
International public policy means the fundamental concepts of Luxembourg law that the Luxembourg courts may deem to be of such significance so as to exclude the application of an (otherwise applicable) foreign law (deemed to be contrary in its results to such concepts). International public policy is a matter which is constantly evolving on the basis of the position of Luxembourg courts with respect to cases they hear. Accordingly, there are uncertainties as to what is considered as international public policy under Luxembourg law.

5.5
The registration of the Agreement with the Administration de l'Enregistrement et des Domaines in Luxembourg will be required where the Agreement is physically attached (annexé(s)) to a public deed or to any other document subject to mandatory registration, in which case either a nominal registration duty or an ad valorem duty (of, for instance, 0.24 (zero point twenty four) per cent. of the amount of the payment obligation mentioned in the document so registered) will be payable depending on the nature of the document to be registered. These registration duties will equally be payable in the case of voluntary registration of the Agreement.

5.6	Claims may become barred under statutory limitation period rules and may be subject to defences of set-off or counter-claims.

5.7	With respect to the opinions expressed in paragraph 4.7 above, the Luxembourg courts might not apply a chosen foreign law if that choice was not made bona fide and/or:

(a)	if it were not pleaded and proved; or

(b)
if such foreign law would be contrary to the mandatory provisions (lois impératives) or overriding mandatory provisions (lois de police) of Luxembourg law or manifestly incompatible with Luxembourg public policy; or

(c)
to the extent that relevant contractual obligations or matters fall outside of the scope of Regulation (EC) No 593/2008 of the European Parliament and the Council of 17 June 2008 on the law applicable to contractual obligations; or

6

(d)
if all other elements relevant to the situation are located in a country other than the jurisdiction of the chosen governing law, in which case the Luxembourg courts may apply the applicable mandatory provisions of such country; or

(e)
where the chosen governing law is not the law of an EU Member State, if all other elements relevant to the situation are located in one or several EU Member States, in which case the Luxembourg courts may apply applicable mandatory EU law provisions (as implemented in Luxembourg); or

(f)	where contractual obligations are to be or have been performed in another country where such performance is prohibited by overriding mandatory provisions; or

(g)
if a party is subject to insolvency proceedings, in which case the Luxembourg courts would apply the law of the jurisdiction where such insolvency proceedings have been duly opened (lex concursus) to the effects of such insolvency proceedings without prejudice to the exceptions provided for in the European Insolvency Regulation.

5.8
The corporate documents of, and relevant court orders affecting, a Luxembourg company (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver or similar officer) may not be held at the Register immediately and there is generally a delay in the relevant document appearing on the files regarding the company concerned. Furthermore, it cannot be ruled out that the required filing of documents has not occurred or that documents filed with the Register may have been mislaid or lost. In accordance with Luxembourg company law, changes or amendments to corporate documents to be filed at the Register will be effective (opposable) vis-à-vis third parties only as of the day of their publication in the Luxembourg official gazette (Mémorial C, Recueil des Sociétés et Associations or RESA, Recueil électronique des sociétés et associations, as applicable) (the Official Gazette) unless the company proves that the relevant third parties had prior knowledge thereof.

5.9	We express no tax opinion whatsoever in respect of the Company or the tax consequences of the transactions contemplated by the Agreement.

5.10
We have not made any enquiry regarding, and no opinion is expressed or implied in relation to, the accuracy of any representation or warranty given by, or concerning, any of the parties to the Agreement or whether such parties or any of them have complied with or will comply with any covenant or undertaking given by them or the terms and conditions of any obligations binding upon them, save as expressly provided herein.

5.11
The rights and obligations of the parties under the Agreement may be limited by the effects of (i) criminal law measures, including without limitation criminal freezing orders, or (ii) public law sanctions or restraining measures taken from time to time under applicable laws, treaties or other instruments.

5.12
A search at the Register is not capable of conclusively revealing whether a (and the Certificate does not constitute conclusive evidence that no) winding-up resolution or petition, or an order adjudicating or declaring a, or a petition or filing for, bankruptcy or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), composition with creditors (concordat préventif de la faillite) or judicial liquidation (liquidation judiciaire) or similar action has been adopted or made.

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5.13
As used in this legal opinion, the term enforceable means that the relevant rights and obligations are of a type which the Luxembourg courts do normally enforce. It does not mean that these obligations will necessarily be enforced in all circumstances in accordance with their respective terms, enforcement being subject to, inter alia, the nature of the remedies available in the Luxembourg courts, the acceptance by such court of jurisdiction, the discretion of the courts (within the limits of Luxembourg law), the power of such courts to stay proceedings, to grant grace periods, the provisions of Luxembourg procedure rules regarding remedies, enforcement measures available under Luxembourg law, mandatory provisions of Luxembourg law or principles of Luxembourg international public policy from time to time in force and the general principles of Luxembourg law in particular, the general principle of good faith performance.

5.14	Actions in Luxembourg courts must, in principle, be brought in the name of the principal not in the name of an agent of the principal.

5.15	We express no opinion whatsoever on the legal validity and the enforceability of the Agreement.

5.16
In the case of legal proceedings being brought before a Luxembourg court or production of the Agreement before an official Luxembourg authority, such Luxembourg court or official authority may require that the Agreement and/or any judgment obtained in a foreign court must be translated into French or German.

5.17	Punitive, treble or similar damages may not be enforceable in the Luxembourg courts.

6.
This legal opinion is as of this date and we undertake no obligation to update it or advise of changes hereafter occurring. We express no opinion as to any matters other than those expressly set forth herein, and no opinion is, or may be, implied or inferred herefrom. We express no opinion on any economic, financial or statistical information (including formulas determining payments to be made) contained in the Agreement (or any document in connection therewith).

7.
This legal opinion is given on the express basis, accepted by each person who is entitled to rely on it, that this legal opinion and all rights, obligations or liability in relation to it are governed by, and shall be construed in accordance with, Luxembourg law and that any action or claim in relation to it can be brought exclusively before the courts of Luxembourg.

8.
In this matter we have taken instructions solely from the Company. This legal opinion however has been addressed to the Addressees in connection with the Company's entry into the Agreement. We note that we have not advised the Addressee on the legal implications of the Agreement (other than those specifically opined on herein). We exceptionally accept addressing this legal opinion to the Addressee solely in relation to the matters opined on herein, but the giving of this legal opinion is not to be taken as implying that we owe the Addressee any duty of care (other than in respect of the accuracy of the opinions expressly provided herein) in relation to the Agreement, the transactions contemplated by the Agreement or their commercial or financial implications. The fact that we have provided this legal opinion to the Addressees shall further not be deemed to have created any client relationship between us and the Addressees. The following provisions shall also apply in respect of the provision of this legal opinion to the Addressees, except that if and to the extent that any general terms of engagement that we may have in place at the date of this legal opinion with the Addressees where such Addressees are our clients have a different effect, then such other effect shall apply in relation to the provision of this legal opinion:

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8.1
we shall have no obligation to advise the Addressee in the future on any of the matters referred to in this legal opinion and the fact that we have provided this legal opinion to the Addressees (i) shall not restrict us from representing and advising the Company (if the Company so requests) in relation to any matter at any time in the future (whether or not separate legal advisors are retained on any such matters by the Addressees), and (ii) shall not be deemed to have caused us any conflict of interest in relation to the giving of any such advice;

8.2
as regards the Addressees, any non-contractual rights and obligations arising out of or in connection with this legal opinion are governed by and are to be construed in accordance with Luxembourg law and the courts of Luxembourg have exclusive jurisdiction in respect of any dispute or matter arising out of or in connection with this legal opinion; and

8.3
any Addressee who is entitled to, and does, rely on this legal opinion agrees, by so relying, that, to the fullest extent permitted by law and regulation (and except in the case of wilful misconduct or fraud) there is no assumption of personal duty of care by, and such person will not bring any claim against, any individual who is a partner of, member of, employee of or consultant to Allen & Overy, société en commandite simple, Allen & Overy LLP or any other member of the group of Allen & Overy undertakings and that such person will instead confine any claim to Allen & Overy, société en commandite simple, Allen & Overy LLP or any other member of the group of Allen & Overy undertakings (and for this purpose "claim" means (save only where law and regulation applies otherwise) any claim, whether in contract, tort (including negligence), for breach of statutory duty, or otherwise).

9.
Luxembourg legal concepts are expressed in English terms and not in their original French or German terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. It should be noted that there are always irreconcilable differences between languages making it impossible to guarantee a totally accurate translation or interpretation. In particular, there are always some legal concepts which exist in one jurisdiction and not in another, and in those cases it is bound to be difficult to provide a completely satisfactory translation or interpretation because the vocabulary is missing from the language. We accept no responsibility for omissions or inaccuracies to the extent that they are attributable to such factors.

This legal opinion is given to you exclusively in connection with the Agreement and may not be relied upon by you for any other purpose. You may not give copies of this legal opinion to others, or enable or allow any person or persons to quote, rely upon or otherwise use part or all of this legal opinion without our prior written permission.
Yours faithfully,

Allen & Overy
Frank Mausen *
Partner
Avocat à la Cour

*     This document is signed on behalf of Allen & Overy, a société en commandite simple, registered on list V of the Luxembourg bar. The individual signing this document is a qualified lawyer representing this entity.

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10

Exhibit B-4

To:
The Administrative Agent and the Lenders
(each as defined in the Credit Agreement, as defined below)

Zurich, 25 April 2018
Dear Sir or Madam

1
We have been instructed by Pentair Investments Switzerland GmbH (the "Swiss Guarantor") and have been asked to issue an opinion letter as Swiss legal counsel in connection with a credit agreement dated as of 25 April 2018 (the "Credit Agreement") among Pentair plc (the "Parent"), Pentair Finance S.à r.l., the Swiss Guarantor, the Lenders, JPMorgan Chase Bank, N.A. as Administrative Agent, Bank of America, N.A., MUFG Bank, Ltd., Citibank, N.A. and U.S. Bank National Association, as Syndication Agents and Wells Fargo Bank, National Association, HSBC Bank USA, National Association, Banco Bilbao Vizcaya Argentaria, S.A., New York Branch, Bank of Montreal, London Branch and Intesa Sanpaolo S.P.A., as Documentation Agents (unless defined otherwise in the opinion letter, each term as defined in the Credit Agreement).

2    In arriving at the opinions expressed below, we have exclusively relied on the following documents:

a)	a PDF copy of the duly executed Credit Agreement;

b)
a PDF copy of the certified extract of the commercial register of the Swiss Guarantor dated 17 April 2018 and a PDF copy of the articles of association of the Swiss Guarantor certified by the competent commercial register to be up-to-date as deposited with such register as of 17 April 2018;

c)	a PDF copy of the minutes of the meeting of the Swiss Guarantor's managing officers (Geschäftsführer) dated 26 February 2018 resolving, inter alia, the entry into the Credit Agreement.
3    In arriving at the opinions expressed below, we have made the assumptions (without verification) that:

a)	all documents submitted to us as copies are complete and conform to their originals (and the originals are authentic);

b)
all signatures on such documents are genuine and all individuals who have signed such documents on behalf of the Swiss Guarantor are identical with the ones mentioned and authorised in the managing officers' resolution referred to in clause 2c) above;

c)
the information set out in the extract from or provided by the commercial register on the Swiss Guarantor and its articles of association referred to in clause 2b) is (still) correct and up-to-date at the date hereof;

d)
the managing officers' resolution referred to in clause 2c) above was duly passed in accordance with Swiss law and the Swiss Guarantor's articles of association and its internal regulations, if any, was adopted by the

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managing officers in the form submitted to us, is valid, has not been revoked and is in full force and effect on the date hereof;

e)
unless expressly opined on thereon herein, all representations and warranties and all factual information contained in, and material statements given in connection with, the Credit Agreement were true and accurate when given and are still true and accurate on the date hereof;

f)
all parties to the Credit Agreement, other than the Swiss Guarantor, are duly organised, validly existing and in good standing under all laws applicable to such parties and have the capacity, power and authority to execute and deliver the Credit Agreement and to perform their obligations thereunder, and to sue and be sued in their own name;

g)	the Credit Agreement has been validly authorised, executed and delivered by and is binding on all parties thereto other than the Swiss Guarantor under the laws of Switzerland;

h)	unless expressly opined on thereon herein, the Credit Agreement constitutes legal, valid, binding and enforceable obligations of the parties thereto under all laws applicable to each of them;

i)
all authorisations, approvals, consents, licenses, exemptions and other requirements, other than those required in relation to the Swiss Guarantor under the laws of Switzerland, for the legality, validity and enforceability of the Credit Agreement have been duly obtained and are and will remain in full force and effect, and any related conditions to which the parties thereto are subject have been satisfied;

j)
all written agreements, resolutions, regulations, powers of attorney and other documents examined remain in full force and effect as of the date of this opinion letter and have not been amended, revoked or affected by any action subsequent to their execution or taking, and the terms of each agreement examined reflect the true intent and the entire agreement of the parties thereto in respect of its subject matter;

k)
the parties to the Credit Agreement entered into such agreement for bona fide commercial reasons and on arm's length terms, and none of the directors or officers of any such party has or had a conflict of interest with such party in respect of the Credit Agreement, or otherwise lacked capacity, that would preclude such director or officer from validly representing (or granting a power of attorney in respect of the Credit Agreement for) such party;

l)
(i) the Swiss Guarantor is, at the date of this opinion letter, a going concern and neither insolvent nor otherwise unable to pay its debt nor over-indebted (in the sense of article 725 Swiss Code of Obligations) and (ii) none of the parties to the Credit Agreement is insolvent, otherwise unable to pay its debt or over-indebted, has passed a voluntary winding-up resolution, no petition has been presented or order made by a court for the winding-up, dissolution, bankruptcy or administration of any party, and no receiver, trustee in bankruptcy, administrator or similar office has been appointed in relation to any of the parties or any of their assets or revenues;

m)	there is and there will be no court or administrative order which would prevent the entry into, or the performance of the transactions contemplated by, the Credit Agreement;

n)
where any obligation under the Credit Agreement is to be performed in or under the laws of a non-Swiss jurisdiction, such performance will not be illegal or unenforceable by virtue of the laws of that jurisdiction;

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o)
(i) there are no facts, circumstances or events not reflected in the documents listed in clause 2 above that would be relevant to our opinions expressed herein and (ii) none of the opinions expressed below will be affected by the laws (including, without limitation, the public policy) of any jurisdiction other than Switzerland.

4    The opinions expressed herein are limited to matters governed by the laws of Switzerland as in force and interpreted at the date hereof. We have made no investigation of the laws of New York or any other jurisdiction as a basis for this opinion letter and do not express or imply any opinion thereon. Based upon the foregoing, and subject to the qualifications set forth under clause 5 below, we are of the following opinion:

a)	The Swiss Guarantor is a duly organised limited liability company (Gesellschaft mit beschränkter Haftung) validly existing under the laws of Switzerland.

b)
The Swiss Guarantor has the corporate capacity, power and authority to execute, enter into and perform the Credit Agreement and has taken all necessary actions to authorise the execution, delivery and performance of its obligations under the Credit Agreement in accordance with its terms.

c)
The Swiss Guarantor has duly authorised the Credit Agreement, and the performance of its obligations thereunder, and has validly executed the Credit Agreement (in the form of the copy referred to in clause 2a) above).

d)	The entry into the Credit Agreement by the Swiss Guarantor will not result in a breach of (i) Swiss companies' law, or (ii) its articles of association.

e)
The choice of New York law as the governing law of the Credit Agreement is a valid choice of law among the parties thereto under the laws of Switzerland and in particular the Federal Act on International Private Law of 18 December 1987, as amended (the "IPLA") and, in any action brought before a court of competent jurisdiction in Switzerland relating to the Credit Agreement, New York law would be recognised and applied by such court to all issues for which the proper or governing law of a contract is applicable under the conflict of laws rules of Switzerland; provided, however, that (i) such choice of law may not extend to non-contractual obligations, (ii) the content of the relevant laws of New York may need to be proven as a matter of fact, and (iii) a Swiss court would apply Swiss procedural rules.

f)
The submission of the Swiss Guarantor to the jurisdiction of the courts of (i) New York County, Borough of Manhattan and (ii) Chicago, Illinois is valid and binding on the Swiss Guarantor under the laws of Switzerland and a final judgment obtained in the these non-Swiss courts referred to in the Credit Agreement to enforce obligations thereunder is amenable to enforcement in the courts of Switzerland according to the IPLA, Convention on Jurisdiction and Enforcement of Judgments in Civil and Commercial Matters of 30 October 2007 (the "Lugano Convention") or such other international treaties under which Switzerland is bound, provided that the prerequisites of the IPLA, Lugano Convention or such other international treaties, as the case may be, are met.

g)
No authorisations, approvals, consents, filings, registrations, notarisations or other requirements of or with governmental, judicial and public bodies and authorities in Switzerland are required by the parties to the Credit Agreement in connection with the performance, validity or enforceability of the transactions contemplated by the Credit Agreement.

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h)
In any legal proceedings taken in Switzerland in relation to the Credit Agreement the Swiss Guarantor will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

5    This opinion letter is subject to Swiss law. The opinions expressed herein are limited to questions arising under the laws of Switzerland; we express no opinion as to the laws of any other jurisdiction. The opinions herein are subject to the debt collection and bankruptcy, insolvency, reorganisation or similar laws affecting the rights of creditors and secured parties in general, including, without limitation, provisions relating to voidable preferences as set forth in articles 285 et seq. of the Swiss Federal Debt Enforcement and Bankruptcy Act of 11 April 1889, as amended (the "DEBA")), the contractual recognition of any bail-in and bail-in legislation, laws or principles of general application (including, but not limited to, the abuse of rights (Rechtsmissbrauch), protection against excessive commitment, and the principle of good faith (Grundsatz von Treu und Glauben)), regulatory requirements generally applying to the Swiss Guarantor, public policy considerations, as well as to the laws and rules of civil procedure and, as the case may be, arbitration rules applying to creditors or debtors and claimants and defendants generally. In addition, we express no opinion on the commercial value of any security interest under the Credit Agreement or the possibility of recovering debts when realising security interests. Other qualifications to which this opinion letter is subject are as follows:

a)	Except as expressly otherwise stated elsewhere in this opinion letter, no opinion is expressed as to the accuracy of the representations and warranties set out in the Credit Agreement.

b)	A liability cannot be excluded in case of gross negligence, wilful misconduct or, at the court's discretion in case of a licensed business (obrigkeitlich konzessioniertes Gewerbe), simple negligence.

c)	We have not been retained as tax counsel or accountant, therefore, in this opinion letter, no opinion is given explicitly or implicitly on any tax or accounting matter.

d)
Pursuant to article 10 of the Private International Law Act, article 31 of the Lugano Convention and article 13 of the Swiss Code of Civil Procedure of December 19, 2008, Swiss courts may order preliminary measures even where they do not have jurisdiction over the substance of the matter.

e)
In connection with the performance, validity or enforceability of the Credit Agreement, registration or a similar formality may become necessary and a related transactional duty or similar charge may become payable if enforcement were sought in the courts of certain Swiss cantons (including the canton of Vaud, excluding the cantons of Geneva, Zug and Zurich).

f)	The terms and conditions of the Credit Agreement or other documents, may leave room for interpretation and become a matter of the discretion of the courts or an arbitral tribunal.

g)	Swiss domestic laws provide for limitations as to the validity, binding effect and enforceability of certain contractual arrangements, in particular with respect to provisions:

(i)	exculpating a party from a liability or duty otherwise owed;

(ii)	allowing a party to proceed or determine in its "sole opinion" or "sole discretion" in matters affecting legitimate interests of other parties;

(iii)	providing for a party's determinations to be "conclusive" or "prima facie evidence";

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(iv)	providing for deemed delivery of communications (not actually delivered) or deemed receipt of documents (not actually received) by (all of) the addressee(s) concerned;

(v)	defining a power of attorney or other type of authorisation in favor of an agent or other representative to be irrevocable at any time;

(vi)
concerning a proxy to the extent that either (i) a conflict of interest exists between the principal and the proxy in a specific matter or (ii) the proxy purports to use the power with a view to entering into a contract between, on the one hand, the principal and, on the other hand, the proxy or another person represented by the proxy;

(vii)
allowing a direct service of process on a Swiss party in Switzerland other than by a Swiss court, which would need to be made in accordance with the Hague Convention of November 15, 1965 on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters or applicable treaties;

(viii)
defining the remedies available against (and sanctions imposable on) a Swiss obligor at the end of enforcement proceedings as these are limited to (non-privileged and non-secured) payment claims for damages; and

(ix)	providing for a charging of compound interest or interest rates deemed to be excessive.

h)
In this opinion letter, Swiss legal concepts are expressed in English terms and not in their original Swiss language; these concepts may not be identical to the concepts described by the same English terms as they exist under the laws of jurisdictions other than Switzerland; this opinion letter may, therefore, only be relied upon subject to the condition that any issues of interpretation or liability arising hereunder will be governed by Swiss law and be brought before a Swiss court.

6    This opinion letter is rendered solely to the persons to whom it is addressed and for the purpose of the transaction herein referred to. It may not, without our prior written consent, be relied on for any other purpose or be disclosed to or relied on by any other person save that it may be disclosed without such consent to:

a)
any person to whom disclosure is required to be made by applicable law or court order or pursuant to the rules or regulations of any supervisory or regulatory body or in connection with any judicial proceedings;

b)	the officers, employees, auditors and professional advisers of any addressee;

c)	any affiliate of any addressee and the officers, employees, auditors and professional advisers of such affiliate; and

d)
any person, not otherwise an addressee of this opinion letter, that (i) becomes a lender in accordance with the Credit Agreement or (ii) is a potential transferee or assignee of any lender, and their respective professional advisers;

on the basis that (i) such disclosure is made solely to enable any such person to be informed that an opinion has been given and to be made aware of its terms but not for the purposes of reliance, (ii) we do not assume any duty or liability to any person to whom such disclosure is made and (iii) (other than in relation to disclosure under paragraph (a)) such person agrees not to further disclose this opinion letter or its contents to any other person, other than as permitted above, without our prior written consent.

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Yours faithfully,

Bär & Karrer AG

EXHIBIT C-1

FORM OF INCREASING LENDER SUPPLEMENT
INCREASING LENDER SUPPLEMENT, dated __________, 20___ (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of April 25, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Pentair Finance S.à r.l. a Luxembourg private limited liability company (Société à responsabilité limitée), having its registered office at 26, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B 166305 (the “Company”), Pentair plc (the “Parent”), Pentair Investments Switzerland GmbH (the “Swiss Guarantor”), Pentair, Inc. (the “Initial Affiliate Borrower”), the other Affiliate Borrowers from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H
WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the Company has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the Aggregate Commitment and/or one or more tranches of Incremental Term Loans under the Credit Agreement by requesting one or more Lenders to increase the amount of its Commitment and/or to participate in such a tranche;
WHEREAS, the Company has given notice to the Administrative Agent of its intention to [increase the Aggregate Commitment] [and] [enter into a tranche of Incremental Term Loans] pursuant to such Section 2.20; and
WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the undersigned Increasing Lender now desires to [increase the amount of its Commitment] [and] [participate in a tranche of Incremental Term Loans] under the Credit Agreement by executing and delivering to the Company and the Administrative Agent this Supplement;
NOW, THEREFORE, each of the parties hereto hereby agrees as follows:
1.    The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall [have its Commitment increased by $[__________], thereby making the aggregate amount of its total Commitments equal to $[__________]] [and] [participate in a tranche of Incremental Term Loans with a commitment amount equal to $[__________] with respect thereto].
[[__]. The undersigned Increasing Lender confirms for the benefit of the Administrative Agent and the Loan Parties but without liability to any Loan Party, that it is [not a UK Qualifying Lender] [a UK Qualifying Lender (other than a UK Treaty Lender)] [(a UK Treaty Lender].]9
[[__]. The undersigned Increasing Lender confirms that the person beneficially entitled to interest payable to that Increasing Lender in respect of an advance under a Loan Document is either (a) a company resident in the United Kingdom for United Kingdom tax purposes or (b) a partnership each member of which is (i) a company so resident in the United Kingdom or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA 2009 or (c) a company not so resident in

[9] Delete as applicable - each Increasing Lender is required to confirm which of these three categories it falls within.

the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA 2009) of that company.] 10
[[__]. The undersigned Increasing Lender confirms that it holds a passport under the HM Revenue and Customs DT Treaty Passport scheme (reference number [_____]) and is tax resident in [_____]11, so that interest payable to it by borrowers is generally subject to full exemption from United Kingdom withholding tax and requests that the Company notify:
(i)    each UK Borrower which is a party to the Credit Agreement as a Borrower as at the date of this Assignment and Assumption; and
(ii)    each UK Borrower which becomes a Borrower after the date of this Assignment and Assumption, that it wishes that scheme to apply to the Credit Agreement.]12
2.    The Company hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.
3.    Terms defined in the Credit Agreement shall have their defined meanings when used herein.
4.    This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.
5.    This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.
IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING LENDER]
By: _____
Name:
Title:

Accepted and agreed to as of the date first written above:

[10] Insert if comes within clause (a)(ii) of the definition of UK Qualifying Lender.
[11] Insert jurisdiction of tax residence.
[12] Include if the Increasing Lender holds a passport under the HM Revenue and Customs DT Treaty Passport scheme and wishes that scheme to apply to the Credit Agreement.

PENTAIR FINANCE S.À R.L.
By:

Name:

Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By:
Name:
Title:

EXHIBIT C-2

FORM OF AUGMENTING LENDER SUPPLEMENT
AUGMENTING LENDER SUPPLEMENT, dated __________, 20___ (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of April 25, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Pentair Finance S.à r.l. a Luxembourg private limited liability company (Société à responsabilité limitée), having its registered office at 26, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B 166305 (the “Company”), Pentair plc (the “Parent”), Pentair Investments Switzerland GmbH (the “Swiss Guarantor”), Pentair, Inc. (the “Initial Affiliate Borrower”), the other Affiliate Borrowers from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H
WHEREAS, the Credit Agreement provides in Section 2.20 thereof that any bank, financial institution or other entity may [extend Commitments] [and] [participate in tranches of Incremental Term Loans] under the Credit Agreement subject to the approval of the Company and the Administrative Agent, by executing and delivering to the Company and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and
WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto;
NOW, THEREFORE, each of the parties hereto hereby agrees as follows:
1. The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a [Commitment with respect to Revolving Loans of $[__________]] [and] [a commitment with respect to Incremental Term Loans of $[__________]].
[[__]. The undersigned Augmenting Lender confirms for the benefit of the Administrative Agent and the Loan Parties but without liability to any Loan Party, that it is [not a UK Qualifying Lender] [a UK Qualifying Lender (other than a UK Treaty Lender)] [(a UK Treaty Lender].]13
[[__]. The undersigned Augmenting Lender confirms that the person beneficially entitled to interest payable to that Augmenting Lender in respect of an advance under a Loan Document is either (a) a company resident in the United Kingdom for United Kingdom tax purposes or (b) a partnership each member of which is (i) a company so resident in the United Kingdom or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA 2009 or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA 2009) of that company.]14

[13] Delete as applicable - each Augmenting Lender is required to confirm which of these three categories it falls within.
[14] Insert if comes within clause (a)(ii) of the definition of UK Qualifying Lender.

[[__]. The undersigned Augmenting Lender confirms that it holds a passport under the HM Revenue and Customs DT Treaty Passport scheme (reference number [_____]) and is tax resident in [_____]15, so that interest payable to it by borrowers is generally subject to full exemption from United Kingdom withholding tax and requests that the Company notify:
(i)    each UK Borrower which is a party to the Credit Agreement as a Borrower as at the date of this Assignment and Assumption; and
(ii)    each UK Borrower which becomes a Borrower after the date of this Assignment and Assumption, that it wishes that scheme to apply to the Credit Agreement.]16
2. The undersigned Augmenting Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.
3. The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:
[___________]
4. The Company hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.
5. Terms defined in the Credit Agreement shall have their defined meanings when used herein.
6. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.
7. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.
[remainder of this page intentionally left blank]
IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[15] Insert jurisdiction of tax residence.
[16] Include if the Augmenting Lender holds a passport under the HM Revenue and Customs DT Treaty Passport scheme and wishes that scheme to apply to the Credit Agreement.

[INSERT NAME OF AUGMENTING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:
PENTAIR FINANCE S.À R.L.
By:

Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By:

Name:
Title:

EXHIBIT D

[FORM OF]
REVOLVING CREDIT NOTE
April 25, 2018
FOR VALUE RECEIVED, the undersigned, [PENTAIR FINANCE S.À R.L., a Luxembourg private limited liability company (Société à responsabilité limitée), having its registered office at 26, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B 166305][PENTAIR, INC., a Minnesota corporation] (the “Borrower”), HEREBY PROMISES TO PAY TO [LENDER] (the “Lender”) the outstanding principal balance of the Lender’s Loans made to the Borrower, together with interest thereon, at the rate or rates, in the amounts and at the time or times set forth in the Credit Agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of April 25, 2018, by and among Pentair Finance S.à r.l., Pentair plc, Pentair Investments Switzerland GmbH, Pentair, Inc., the other Affiliate Borrowers from time to time party thereto, the Lenders party thereto, the Documentation Agents, the Syndication Agents and JPMorgan Chase Bank, N.A., as the Administrative Agent, in each case at such place as the Administrative Agent may specify from time to time, in lawful money of the United States in immediately available funds.
Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.
The Loans evidenced by this Note are prepayable in the amounts, and on the dates, set forth in the Credit Agreement. This Note is one of the Notes under, and as such term is defined in, the Credit Agreement, and is subject to, and should be construed in accordance with, the provisions thereof, and is entitled to the benefits set forth in the Loan Documents.
The Lender is hereby authorized to record on the schedule annexed hereto and any continuation sheets which the Lender may attach thereto (a) the date and amount of each Loan made by such Lender, (b) the character of each Loan as one or more ABR Borrowings, one or more Eurocurrency Borrowings, or a combination thereof, (c) the Interest Period and Adjusted LIBO Rate applicable to each Eurocurrency Borrowing, and (d) the date and amount of each conversion of, and each payment or prepayment of principal of, each Loan. No failure to so record nor any error in so recording shall affect the obligation of the Borrower to repay the Loans, together with interest thereon, as provided in the Credit Agreement, and the outstanding principal balance of the Loans as set forth in such schedule shall be prima facie evidence of the existence and amounts of the obligations recorded therein.
Except as specifically otherwise provided in the Credit Agreement, the Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Note.
THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
[PENTAIR FINANCE S.À R.L.]
[PENTAIR, INC.]

By:
Name:
Title:

SCHEDULE OF REVOLVING LOANS AND PAYMENTS OR PREPAYMENTS

Date	Amount of Loan	Type of Loan Currency	Interest Period/Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT E

LIST OF CLOSING DOCUMENTS
PENTAIR FINANCE S.À R.L.
CERTAIN AFFILIATE BORROWERS
CREDIT FACILITIES
April 25, 2018
LIST OF CLOSING DOCUMENTS17
A.    LOAN DOCUMENTS
1.Credit Agreement (the “Credit Agreement”) by and among Pentair Finance S.à r.l. a Luxembourg private limited liability company (Société à responsabilité limitée), having its registered office at 26, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B 166305 (the “Company”), Pentair plc (the “Parent”), Pentair Investments Switzerland GmbH (the “Swiss Guarantor”), Pentair, Inc. (the “Initial Affiliate Borrower” and, together with the Company, the Parent and the Swiss Guarantor, the “Loan Parties”), the other Affiliate Borrowers from time to time party thereto, the institutions from time to time parties thereto as Lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”), evidencing a revolving credit facility to the Borrowers from the Lenders in an initial aggregate principal amount of $800,000,000.
SCHEDULES
Schedule 2.01        --    Commitments
Schedule 2.05        --    Swingline Sublimits
Schedule 6.03         --    List of Existing Liens
Schedule 6.05        --    Existing Debt
EXHIBITS
Exhibit A        --    Form of Assignment and Assumption
Exhibit B-1        --    Form of Opinion of Foley & Lardner LLP
Exhibit B-2        --    Form of Opinion of Arthur Cox
Exhibit B-3        --    Form of Opinion of Allen & Overy
Exhibit B-4        --    Form of Opinion of Bär & Karrer Ltd.
Exhibit C-1        --    Form of Increasing Lender Supplement
Exhibit C-2        --    Form of Augmenting Lender Supplement
Exhibit D        --    Form of Revolving Credit Note
Exhibit E        --    List of Closing Documents
Exhibit F-1        --    Form of Affiliate Borrowing Agreement
Exhibit F-2        --    Form of Affiliate Borrowing Termination
Exhibit G-1        --    Form of Borrowing Request
Exhibit G-2        --    Form of Interest Election Request
Exhibits H-1-4        --    Form of U.S. Tax Compliance Certificates

[17]  Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Credit Agreement. Items appearing in bold and italics shall be prepared and/or provided by the Company and/or Company’s counsel

Exhibit I        --    Form of Irish Qualifying Lender Confirmation

2.    Notes executed by each of the Borrowers in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.10(d) of the Credit Agreement.
B.    CORPORATE DOCUMENTS
3.    Certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (i) that there have been no changes in the Certificate of Incorporation, Articles of Association or other charter document of such Loan Party, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization (to the extent such certification is generally available in such jurisdiction), since the date of the certification thereof by such governmental entity, (ii) the By-Laws or other applicable organizational document, as attached thereto, of such Loan Party as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of such Loan Party authorizing the execution, delivery and performance of each Loan Document to which it is a party, (iv) the names and true signatures of the incumbent officers of each Loan Party authorized to sign the Loan Documents to which it is a party, and (in the case of each Borrower) authorized to request a Borrowing or the issuance of a Letter of Credit under the Credit Agreement and (v) in the case of the Irish Loan Party, that entry into and performance of the Loan Documents will not constitute a breach of Section 239 of the Companies Act, 2014 of Ireland or a breach of Section 82 of the Companies Act, 2014 of Ireland.
4.    In respect of the Company, (i) an excerpt (extrait) issued by the Luxembourg Trade and Companies Register dated as of April 24, 2018 and (ii) a non-registration certificate (certificate de non-inscription d’une décision judiciaire) issued by the Luxembourg Trade and Companies Register regarding the absence of judicial proceedings dated as of April 24, 2018.
5.    Good Standing Certificate (or analogous documentation if applicable) for each Loan Party from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, to the extent generally available in such jurisdiction.
C.    OPINIONS
6.    Opinion of Foley & Lardner LLP, special counsel for the Loan Parties.
7.    Opinion of Arthur Cox, Irish Counsel for the Loan Parties.
8.    Opinion of Allen & Overy, Luxembourg Counsel for the Loan Parties.
9.    Opinion of Bär & Karrer Ltd., Swiss Counsel for the Loan Parties.

D.    CERTIFICATES AND MISCELLANEOUS
10.    A certificate, dated the Effective Date and signed by a Manager of the Company, certifying (i) compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 of the Credit Agreement and (ii) that since December 31, 2017, there has been no material adverse change in the financial condition, operations, business or assets of the Parent, the Company and its Subsidiaries on a consolidated basis (except as disclosed in the Public Filings).

EXHIBIT F-1

[FORM OF]
AFFILIATE BORROWING AGREEMENT
AFFILIATE BORROWING AGREEMENT dated as of [_____], among Pentair Finance S.à r.l. a Luxembourg private limited liability company (Société à responsabilité limitée), having its registered office at 26, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B 166305 (the “Company”), Pentair plc, an Irish public limited company (the “Parent”), [Name of Affiliate Borrower], a [__________] (the “New Affiliate Borrower”), and JPMorgan Chase Bank, N.A. as Administrative Agent (the “Administrative Agent”).
Reference is hereby made to the Credit Agreement dated as of April 25, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Parent, Switzerland Investments GmbH (the “Swiss Guarantor”), Pentair, Inc. (the “Initial Affiliate Borrower”), the other Affiliate Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to certain Affiliate Borrowers (collectively with the Company, the “Borrowers”), and the Company and the New Affiliate Borrower desire that the New Affiliate Borrower become an Affiliate Borrower. In addition, the New Affiliate Borrower hereby authorizes the Company to act on its behalf as and to the extent provided for in Article II of the Credit Agreement. [Notwithstanding the preceding sentence, the New Affiliate Borrower hereby designates the following officers as being authorized to request Borrowings under the Credit Agreement on behalf of the New Affiliate Borrower and sign this Affiliate Borrowing Agreement and the other Loan Documents to which the New Affiliate Borrower is, or may from time to time become, a party: [______________].]
Each of the Company, the Parent and the New Affiliate Borrower represents and warrants that the representations and warranties in the Credit Agreement relating to the New Affiliate Borrower and this Agreement (other than the representations contained in Sections 3.04(c) and 3.05) are true and correct in all material respects (provided that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). [INSERT OTHER PROVISIONS REASONABLY REQUESTED BY ADMINISTRATIVE AGENT OR ITS COUNSELS] The Parent agrees that the guarantee of the Parent contained in the Credit Agreement will apply to the Obligations of the New Affiliate Borrower. Upon execution of this Agreement by each of the Company, the Parent and the New Affiliate Borrower and the Administrative Agent, the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute an “Affiliate Borrower” for all purposes thereof, and the New Affiliate Borrower hereby agrees to be bound by all provisions of the Credit Agreement.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page Follows]
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

PENTAIR FINANCE S.À R.L. By: _________________________________ Name: Title:
PENTAIR PLC By: _________________________________ Name: Title:
[NAME OF NEW AFFILIATE BORROWER] By: _________________________________ Name: Title:

JPMORGAN CHASE BANK, N.A. as Administrative Agent By: _________________________________ Name: Title:

EXHIBIT F-2

[FORM OF]
AFFILIATE BORROWER TERMINATION
JPMorgan Chase Bank, N.A.
as Administrative Agent
for the Lenders referred to below
[__________]
[__________]

Attention: [__________]
[Date]
Ladies and Gentlemen:
The undersigned, Pentair Finance S.à r.l. a Luxembourg private limited liability company (Société à responsabilité limitée), having its registered office at 26, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B 166305 (the “Company”), refers to the Credit Agreement dated as of April 25, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, Pentair plc (the “Parent”), Pentair Investments Switzerland GmbH, Pentair, Inc. (the “Initial Affiliate Borrower”), the other Affiliate Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The Company hereby terminates the status of [______________] (the “Terminated Affiliate Borrower”) as an Affiliate Borrower under the Credit Agreement. [The Company represents and warrants that no Loans made to the Terminated Affiliate Borrower are outstanding as of the date hereof and that all amounts payable by the Terminated Affiliate Borrower in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.] [The Company acknowledges that the Terminated Affiliate Borrower shall continue to be a Borrower until such time as all Loans made to the Terminated Affiliate Borrower shall have been prepaid and all amounts payable by the Terminated Affiliate Borrower in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable by the Terminated Affiliate Borrower under the Credit Agreement) pursuant to the Credit Agreement shall have been paid in full, provided that the Terminated Affiliate Borrower shall not have the right to make further Borrowings under the Credit Agreement.]
[Signature Page Follows]

This instrument shall be construed in accordance with and governed by the laws of the State of New York.
Very truly yours,
PENTAIR FINANCE S.À R.L.
By: ______________________________
                         Name:
                         Title:
Copy to: JPMorgan Chase Bank, N.A.
10 South Dearborn Street
Chicago, Illinois 60603

EXHIBIT G-1

FORM OF BORROWING REQUEST
JPMorgan Chase Bank, N.A.,
as Administrative Agent
for the Lenders referred to below
[10 South Dearborn
Chicago, Illinois 60603
Attention: [__________]
Facsimile: [__________]]18
With a copy to:
[__________]
[__________]
Attention: [__________]
Facsimile: [__________]

Re: Pentair Finance S.à r.l.
[Date]
Ladies and Gentlemen:
Reference is hereby made to the Credit Agreement dated as of April 25, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Pentair Finance S.à r.l. a Luxembourg private limited liability company (Société à responsabilité limitée), having its registered office at 26, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B 166305 (the “Company”), Pentair plc (the “Parent”), Pentair Investments Switzerland GmbH, Pentair, Inc. (the “Initial Affiliate Borrower”), the other Affiliate Borrowers from time to time party thereto, the institutions from time to time parties thereto as Lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. The [undersigned Borrower][Company, on behalf of [Affiliate Borrower],] hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Revolving Borrowing under the Credit Agreement, and in that connection the [undersigned Borrower][Company, on behalf of [Affiliate Borrower],] specifies the following information with respect to such Revolving Borrowing requested hereby:

1.	Name of Borrower: __________

2.	Aggregate principal amount of Borrowing:[19] __________

3.	Date of Borrowing (which shall be a Business Day): __________

4.	Type of Borrowing (ABR or Eurocurrency): __________

5.	Interest Period and the last day thereof (if a Eurocurrency Borrowing):[20] __________

18 If request is in respect of Revolving Loans in a Foreign Currency or a Designated Loan, please replace this address with the London address from Section 9.01(a)(ii).
[19] Not less than applicable amounts specified in Section 2.02(c).

6.	Agreed Currency: __________________

7.	Location and number of the Borrower’s account or any other account agreed upon by the Administrative Agent and the Borrower to which proceeds of Borrowing are to be disbursed: _______________________
[Signature Page Follows]

[20] Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.

The undersigned hereby represents and warrants that the conditions to lending specified in Section[s] [4.01 and]21 4.02 of the Credit Agreement are satisfied as of the date hereof.
Very truly yours,
[PENTAIR FINANCE S.À R.L.,
as the Company]
[AFFILIATE BORROWER,
as a Borrower]
By:______________________________
Name:
Title:

21 To be included only for Borrowings on the Effective Date.

EXHIBIT G-2

FORM OF INTEREST ELECTION REQUEST
JPMorgan Chase Bank, N.A.,
as Administrative Agent
for the Lenders referred to below
[10 South Dearborn
Chicago, Illinois 60603
Attention: [_______]
Facsimile: ([__]) [__]-[_____]]22
Re: Pentair Finance S.à r.l.
[Date]
Ladies and Gentlemen:
Reference is hereby made to the Credit Agreement dated as of April 25, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Pentair Finance S.à r.l. a Luxembourg private limited liability company (Société à responsabilité limitée), having its registered office at 26, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B 166305 (the “Company”), Pentair plc (the “Parent”), Pentair Investments Switzerland GmbH (the “Swiss Guarantor”), Pentair, Inc. (the “Initial Affiliate Borrower”), the other Affiliate Borrowers from time to time party thereto, the institutions from time to time parties thereto as Lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. The [undersigned Borrower][Company, on behalf of [Affiliate Borrower],] hereby gives you notice pursuant to Section 2.08 of the Credit Agreement that it requests to convert an existing Revolving Borrowing under the Credit Agreement, and in that connection the [undersigned Borrower][Company, on behalf of [Affiliate Borrower],] specifies the following information with respect to such conversion requested hereby:

1.	List Borrower, date, Type, principal amount, Agreed Currency and Interest Period (if applicable) of existing Borrowing: _________

2.	Aggregate principal amount of resulting Borrowing: _________

3.	Effective date of interest election (which shall be a Business Day): _________

4.	Type of Borrowing (ABR or Eurocurrency): _________

5.	Interest Period and the last day thereof (if a Eurocurrency Borrowing):[23] _________

6.	Agreed Currency: _______________
[Signature Page Follows]

22 If request is in respect of Revolving Loans in a Foreign Currency or a Designated Loan, please replace this address with the London address from Section 9.01(a)(ii).
[23] Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.

Very truly yours,
[PENTAIR FINANCE S.À R.L.,
as the Company]
[AFFILIATE BORROWER,
as a Borrower]
By:______________________________
Name:
Title:

EXHIBIT H-1

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For A Foreign Lender That, For U.S. Federal Income Tax Purposes, Is Neither Treated As A Partnership Nor Treated As A Disregarded Entity That Is Owned By A Partnership)
Reference is hereby made to the Credit Agreement dated as of April 25, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Pentair Finance S.à r.l. a Luxembourg private limited liability company (Société à responsabilité limitée), having its registered office at 26, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B 166305 (the “Company”), Pentair plc (the “Parent”), Pentair Investments Switzerland GmbH (the “Swiss Guarantor”), Pentair, Inc. (the “Initial Affiliate Borrower”), the other Affiliate Borrowers from time to time party thereto, the institutions from time to time parties thereto as Lenders and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”).
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it (or, in the event that it is a Disregarded Entity, the Person that is treated for U.S. federal income tax purposes as being the sole owner of the undersigned) is (a) not a bank within the meaning of Section 881(c)(3)(A) of the Code, (b) not a ten percent shareholder of any applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code and (c) not a controlled foreign corporation related to any applicable Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and applicable Borrower with a certificate of the non-U.S. person status of the undersigned (or, in the event that the undersigned is a Disregarded Entity, the Person that is treated for U.S. federal income tax purposes as being the sole owner of the undersigned) on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:______________________________________

Name:

Title:
Date: __________, 20[__]

EXHIBIT H-2

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For A Foreign Participant That, For U.S. Federal Income Tax Purposes, Is Neither Treated As A Partnership Nor Treated As A Disregarded Entity That Is Owned By A Partnership)
Reference is hereby made to the Credit Agreement dated as of April 25, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Pentair Finance S.à r.l. a Luxembourg private limited liability company (Société à responsabilité limitée), having its registered office at 26, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B 166305 (the “Company”), Pentair plc (the “Parent”), Pentair Investments Switzerland GmbH (the “Swiss Guarantor”), Pentair, Inc. (the “Initial Affiliate Borrower”), the other Affiliate Borrowers from time to time party thereto, the institutions from time to time parties thereto as Lenders and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”).
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it (or, in the event that it is a Disregarded Entity, the Person that is treated for U.S. federal income tax purposes as being the sole owner of the undersigned) is (a) not a bank within the meaning of Section 881(c)(3)(A) of the Code, (b) not a ten percent shareholder of any applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code and (c) not a controlled foreign corporation related to any applicable Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of the non-U.S. person status of the undersigned (or, in the event that the undersigned is a Disregarded Entity, the Person that is treated for U.S. federal income tax purposes as being the sole owner of the undersigned) on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:______________________________________

Name:

Title:
Date: __________, 20[__]

EXHIBIT H-3

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For A Foreign Participant That, For U.S. Federal Income Tax Purposes, Is Either Treated As A Partnership Or Treated As A Disregarded Entity That Is Owned By A Partnership)
Reference is hereby made to the Credit Agreement dated as of April 25, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Pentair Finance S.à r.l. a Luxembourg private limited liability company (Société à responsabilité limitée), having its registered office at 26, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B 166305 (the “Company”), Pentair plc (the “Parent”), Pentair Investments Switzerland GmbH (the “Swiss Guarantor”), Pentair, Inc. (the “Initial Affiliate Borrower”), the other Affiliate Borrowers from time to time party thereto, the institutions from time to time parties thereto as Lenders and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”).
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) it is the sole beneficial owner of such participation for purposes other than U.S. federal income tax purposes, (iii) it (or, in the event that it is a Disregarded Entity, the Person that is treated for U.S. federal income tax purposes as being the sole owner of the undersigned) is not a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, and (iv) none of the members of the undersigned (or, in the event that the undersigned is a Disregarded Entity, none of the members of the Person that is treated for U.S. federal income tax purposes as being the sole owner of the undersigned) is (a) a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (b) a ten percent shareholder of any applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (c) a controlled foreign corporation related to any applicable Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of the members of the undersigned (or, in the event that the undersigned is a Disregarded Entity, from each of the members of the Person that is treated for U.S. federal income tax purposes as being the sole owner of the undersigned) claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:______________________________________
Name:
Title:
Date: __________, 20[__]

EXHIBIT H-4

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For A Foreign Lender That, For U.S. Federal Income Tax Purposes, Is Either Treated As A Partnership Or Treated As A Disregarded Entity That Is Owned By A Partnership)
Reference is hereby made to the Credit Agreement dated as of April 25, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Pentair Finance S.à r.l. a Luxembourg private limited liability company (Société à responsabilité limitée), having its registered office at 26, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B 166305 (the “Company”), Pentair plc (the “Parent”), Pentair Investments Switzerland GmbH (the “Swiss Guarantor”), Pentair, Inc. (the “Initial Affiliate Borrower”), the other Affiliate Borrowers from time to time party thereto, the institutions from time to time parties thereto as Lenders and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”).
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is the sole beneficial owner of such Loan(s) (as well as any Note(s) evidencing such Loan(s)) for purposes other than U.S. federal income tax purposes, (iii) it (or, in the event that the undersigned is a Disregarded Entity, the Person that is treated for U.S. federal income tax purposes as being the sole owner of the undersigned) is not a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, and (iv) none of the members of the undersigned (or, in the event that the undersigned is a Disregarded Entity, none of the members of the Person that is treated for U.S. federal income tax purposes as being the sole owner of the undersigned) is (a) a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (b) a ten percent shareholder of any such Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (c) a controlled foreign corporation related to any applicable Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the applicable Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of the members of the undersigned (or, in the event that the undersigned is a Disregarded Entity, from each of the members of the Person that is treated for U.S. federal income tax purposes as being the sole owner of the undersigned) claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:______________________________________
Name:
Title:
Date: __________, 20[__]

EXHIBIT I

[FORM OF]
IRISH QUALIFYING LENDER CONFIRMATION
To: Pentair Finance S.à r.l. a Luxembourg private limited liability company (Société à responsabilité limitée), having its registered office at 26, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B 166305, Pentair plc, Pentair Investments Switzerland GmbH, Pentair, Inc., and JPMorgan Chase Bank, N.A., as the Administrative Agent under the Credit Agreement referenced below:
Name of Lender: ______________________________________
Address of Lender: ____________________________________
Date: ____________________________________
Reference is hereby made to that certain Credit Agreement, dated as of April 25, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Pentair Finance S.à r.l., Pentair plc, Pentair Investments Switzerland GmbH, Pentair, Inc., the other Affiliate Borrowers from time to time party thereto, the institutions from time to time parties thereto as Lenders and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders.
Pursuant to Section 2.17(j) of the Credit Agreement, the undersigned Lender hereby confirms, as at the date of this Confirmation, that it is:

☐	not an Irish Qualifying Lender; or
☐	an Irish Qualifying Lender (under paragraph (f) of the definition); or
☐	an Irish Qualifying Lender (under paragraphs (a), (b), (c), (d), (e), or (g) of the definition).

[NAME OF LENDER]
By:_____________________
Name:
Title: